Exhibit 10.4

FORM OF

CREDIT AGREEMENT

AMONG

HOWARD MIDSTREAM OPERATING, LLC

AS BORROWER,

HOWARD MIDSTREAM PARTNERS, LP. AS A GUARANTOR,

THE OTHER GUARANTORS PARTY HERETO,

ROYAL BANK OF CANADA

AS ADMINISTRATIVE AGENT, ISSUING LENDER AND A LENDER,

SUNTRUST BANK

AS SYNDICATION AGENT,

BARCLAYS BANK PLC, CAPITAL ONE NATIONAL ASSOCIATION, CITIBANK, N.A., ING CAPITAL, LLC, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., WELLS FARGO BANK, NATIONAL ASSOCIATION AND WHITNEY BANK

AS CO-DOCUMENTATION AGENTS,

AND

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

RBC CAPITAL MARKETS AND SUNTRUST ROBINSON HUMPHREY, INC.

AS JOINT LEAD ARRANGERS AND BOOKRUNNERS

DATED AS OF SEPTEMBER [    ], 2017

i

Article VI REPRESENTATIONS AND WARRANTIES		66
6.01	Corporate Existence and Power	66
6.02	Corporate Authorization; No Contravention	66
6.03	Governmental Authorization	66
6.04	Binding Effect	67
6.05	Litigation	67
6.06	No Default	67
6.07	ERISA	67
6.08	Margin Regulations	67
6.09	Title to Collateral	67
6.10	Material Contracts	67
6.11	Relationship of Loan Parties	68
6.12	Imbalances; Take or Pay	68
6.13	Taxes	68
6.14	Financial Condition	68
6.15	Environmental Matters	69
6.16	Regulated Entities	69
6.17	No Burdensome Restrictions	69
6.18	Solvency	69
6.19	Subsidiaries/Investments	69
6.20	Insurance	69
6.21	Full Disclosure	69
6.22	Improved Real Estate	70
6.23	Representations Regarding OpCo Entities, JV Holdcos and Secured Joint Ventures	70
6.24	Foreign Corrupt Practices	71
6.25	OFAC	71
6.26	Anti-Corruption Laws and Sanctions	71

Article VII AFFIRMATIVE COVENANTS		72
7.01	Financial Statements	72
7.02	Certificates; Other Information	73
7.03	Notices	73
7.04	Preservation of Corporate Existence, Etc.	74
7.05	Maintenance of Property and Material Contracts	75
7.06	Insurance	75
7.07	Payment of Obligations	76
7.08	Compliance with Laws	76
7.09	Inspection of Property and Books and Records	76
7.10	Environmental Laws	76
7.11	Use of Proceeds	76
7.12	Further Assurances	77
7.13	Compliance with ERISA	77
7.14	Security Documents	77
7.15	Subsidiary Guarantors; Unrestricted Subsidiaries	78

Article VIII NEGATIVE COVENANTS		80
8.01	Limitation on Liens	80
8.02	Disposition of Assets	82
8.03	Consolidations and Mergers	83
8.04	Loans and Investments	83
8.05	Limitation on Indebtedness	85
8.06	Transactions with Affiliates	86
8.07	Use of Proceeds	87
8.08	Restricted Payments	87
8.09	Change in Business	88
8.10	Accounting Changes	88
8.11	Restrictive Agreements	88
8.12	Derivative Contracts	88
8.13	Organization Documents	89
8.14	Restrictions on OpCo Entities	89
8.15	Secured Joint Venture Organization Documents	89
8.16	Secured Joint Venture and JV Holdco Negative Covenant	90

Article IX FINANCIAL COVENANTS		91
9.01	Interest Coverage Ratio	91
9.02	Total Leverage Ratio	91
9.03	Senior Secured Leverage Ratio	91

Article X EVENTS OF DEFAULT		91
10.01	Event of Default	91
10.02	Remedies	93
10.03	Set-off	93
10.04	Payments Set Aside	94
10.05	Application of Payments	94
10.06	Rights Not Exclusive	95

Article XI GUARANTIES		96
11.01	Guaranties	96
11.02	Obligations Unconditional	96
11.03	Waiver of Rights	97
11.04	Reinstatement	97
11.05	Remedies	97
11.06	Subrogation	98
11.07	Commodity Exchange Act Keepwell Provisions	98

Article XII ADMINISTRATIVE AGENT		98
12.01	Appointment and Authorization	98
12.02	Delegation of Duties	99
12.03	Liability of Administrative Agent	99
12.04	Reliance by Administrative Agent	100
12.05	Notice of Default	100
12.06	Credit Decisions	100

12.07	INDEMNIFICATION	101
12.08	Administrative Agent in Individual Capacity	101
12.09	Successor Administrative Agent	102
12.10	Collateral and Guaranty Matters	102
12.11	Flood Insurance Regulations	103
12.12	Syndication Agent; Other Agents; Arrangers	103

Article XIII MISCELLANEOUS		104
13.01	Amendments and Waivers	104
13.02	Notices	105
13.03	No Waiver; Cumulative Remedies	106
13.04	Costs and Expenses	106
13.05	INDEMNITY	107
13.06	ENVIRONMENTAL INDEMNIFICATION	108
13.07	Successors and Assigns	109
13.08	Assignments, Participations, etc.	109
13.09	Interest	111
13.10	Automatic Debits of Fees	111
13.11	Binding Agreement; Counterparts and Electronic Signatures	112
13.12	Severability	112
13.13	No Third Parties Benefited	112
13.14	Governing Law	112
13.15	Submission to Jurisdiction; WAIVER OF JURY TRIAL; Waiver of Consequential Damages	112
13.16	Confidentiality	114
13.17	USA PATRIOT Act Notice	115
13.18	Entire Agreement	115
13.19	No Advisory or Fiduciary Responsibility	115
13.20	Survival	116
13.21	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	116
13.22	NO ORAL AGREEMENTS	117

APPENDIX

APPENDIX I	Notice Information

SCHEDULES

SCHEDULE I	Approved Operating Agreements
SCHEDULE II	Security Documents
SCHEDULE III	OpCo Security Documents
SCHEDULE 1.01	LOLC Property
SCHEDULE 2.01	Pro Rata Shares
SCHEDULE 2.09	Existing Letters of Credit
SCHEDULE 6.01	Organization Chart
SCHEDULE 6.10	Material Contracts
SCHEDULE 6.12	Imbalances; Take or Pay
SCHEDULE 6.22	Improved Real Property
SCHEDULE 7.15	Initial Availability Date Unrestricted Subsidiaries
SCHEDULE 8.01	Permitted Liens
SCHEDULE 8.04	Initial Availability Date Investments

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Notice of Conversion/Continuation
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Form of Status Report
Exhibit G	Form of Joinder Agreement
Exhibit H	Form of Prepayment Notice
Exhibit I	Form of Accordion Exercise Request
Exhibit J	Form of Intercreditor Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of September [    ] , 2017 by and among HOWARD MIDSTREAM OPERATING, LLC, a Delaware limited liability company (“Borrower”), HOWARD MIDSTREAM PARTNERS, LP, a Delaware limited partnership (the “MLP”), the Guarantors party hereto, the Lenders from time to time party hereto and ROYAL BANK OF CANADA, as administrative agent for the benefit of the Lenders (in such capacity, together with its successors in such capacity, “Administrative Agent”) and in its capacity as an Issuing Lender.

In consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Defined Terms. In addition to the terms defined in the preamble, the following terms have the following meanings:

“Acceptable Counterparty” means (i) any of the Lenders, (ii) any Affiliates of any of the Lenders or (iii) any other counterparty that has, or arranges for a guarantor of the obligation of the counterparty that has, at the time the contract is made, long-term obligations rated BBB or Baa2 or better, respectively, by S&P or Moody’s and does not require Borrower to put up money, letters of credit, assets or any other security against the event of its nonperformance prior to actual default by Borrower in performing obligations thereunder.

“Accordion” has the meaning specified in Section 2.14(a).

“Accordion Exercise Date” has the meaning specified in Section 2.14(c).

“Accordion Exercise Request” means a notice in the form of Exhibit I.

“Accordion Increase” means any increase of the Commitment Amount pursuant to Section 2.14.

“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of more than 50% of the Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of any Person, or (c) a merger or consolidation or any other combination with another Person.

“Acquisition Adjustment Period” means, if Borrower or any Restricted Subsidiary makes a Permitted Acquisition for a purchase price in excess of $40,000,000, the period from the date such Permitted Acquisition is closed until the earlier of (i) the last day of the third full fiscal quarter following the closing date of such Permitted Acquisition and (ii) the date Borrower notifies Administrative Agent in writing of Borrower’s election to terminate the Acquisition

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MLP Credit Agreement

Adjustment Period; provided that another Acquisition Adjustment Period shall not commence until the current Acquisition Adjustment Period shall have terminated and there shall have been at least one fiscal quarter when there was no Acquisition Adjustment Period in effect and during which the Borrower was in compliance with Sections 9.01 and 9.02.

“Additional Improved Real Property” has the meaning specified in Section 7.14(b)(i).

“Adjusted LIBOR” means, with respect to any borrowing of LIBOR Loans for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) LIBOR for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means the Administrative Agent so named in the preamble, and any successor thereto.

“Administrative Agent’s Payment Office” means the address for payments hereunder as Administrative Agent may from time to time specify in writing to Borrower and each Lender.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent-Related Person” means Administrative Agent, its Affiliates, and the officers, directors, employees, agents, and attorneys-in-fact of Administrative Agent and its Affiliates.

“Agreement” means this Credit Agreement, including all Appendices, Schedules and Exhibits attached hereto, as it may be amended, supplemented and/or restated in writing from time to time.

“Applicable Margin” means, for any day, with respect to any Base Rate Loan or LIBOR Loan, or with respect to the Commitment Fees and Letter of Credit Fees payable hereunder, as the case may be, the applicable rate per annum set forth in the Total Leverage-Based Pricing Grid below under the caption “Base Rate Applicable Margin”, “LIBOR Applicable Margin and Letter of Credit Fee Rate” or “Commitment Fee Rate”, as the case may be, based upon the Total Leverage Ratio as of the most recent date of determination:

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MLP Credit Agreement

Total Leverage-Based Pricing Grid
Level	Total Leverage Ratio	LIBOR Applicable Margin and Letter of Credit Fee Rate (in bps)	Base Rate Applicable Margin (in bps)	Commitment Fee Rate (in bps)
I	≤2.5x	175.0	0.75	37.5
II	>2.5x and ≤ 3.0x	200.0	100.0	37.5
II	>3.0x and ≤ 3.5x	225.0	125.0	37.5
IV	>3.5x and ≤ 4.0x	250.0	150.0	50.0
V	>4.0x and ≤ 4.5x	275.0	175.0	50.0
VI	>4.5x	300.0	200.0	50.0

Each change in the Applicable Margin resulting from a change in the Total Leverage Ratio (which shall be calculated quarterly) shall take effect as of the first Business Day following the receipt of the Compliance Certificate delivered pursuant to Section 7.02(a); provided that, if the Borrower shall have failed to deliver a Compliance Certificate when due hereunder, on the first Business Day following the date such certificate was due, the Total Leverage Ratio shall be deemed, solely for the purposes of this definition, to be greater than 4.5x until such time as Borrower has delivered such certificate. With respect to the period from the Initial Availability Date until the first Compliance Certificate is delivered after the Initial Availability Date pursuant to Section 7.02(a), the Applicable Margin shall be determined by reference to the Total Leverage Ratio as of the last day of the fiscal quarter most recently ended prior to the Initial Availability Date for which financial statements are available (giving pro forma effect to the MLP IPO).

In the event that any financial statement or Compliance Certificate delivered pursuant to Section 7.02(a) is shown to be inaccurate and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) Borrower shall promptly deliver to Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the higher Applicable Margin that would have applied were applicable for such Applicable Period, and (iii) Borrower shall promptly, without further action by Administrative Agent, any Lender or any Issuing Lender, pay to Administrative Agent for the account of the applicable Lenders the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. This paragraph shall not limit the rights of Administrative Agent and Lenders with respect to the Default Rate of interest as set forth in Section 2.05(b)(iii). Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Applicable Rate” means, at the particular time in question, (i) with respect to LIBOR Loans for any Interest Period, the Adjusted LIBOR for such Interest Period plus the Applicable Margin, and (ii) with respect to Base Rate Loans, the Base Rate plus the Applicable Margin.

“Approved Operating Agreement” means (i) each operating agreement listed on Schedule I and (ii) with respect to Restricted Subsidiaries formed or acquired after the Closing Date, the Organization Documents of such Restricted Subsidiary obligating such Restricted Subsidiary to distribute funds to equity holders with different classes of units in accordance with a “waterfall”; provided that, such “waterfall” either (x) does not provide for distributions to equity holders that are not Loan Parties at any time before all equity holders that are Loan Parties have received distributions in an amount at least equal to their initial capital contributions to such Restricted Subsidiary or (y) provides for distributions to equity holders that are not Loan Parties not in excess of five percent (5%) of the distributable cash flow of such Restricted Subsidiary.

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MLP Credit Agreement

“Arranger” means RBC Capital Markets.

“Assignee” has the meaning specified in Section 13.08(c).

“Assignment and Acceptance” has the meaning specified in Section 13.08(c).

“Attorney Costs” means and includes all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external counsel.

“Auto Renewal Letter of Credit” has the meaning specified in Section 2.09(a).

“Available Amount” shall mean, at any time, a cumulative amount equal to:

(a) $50,000,000; plus

(b) the net cash proceeds received from issuances of Equity Interests by, or capital contributions to, the MLP; plus

(c) without duplication of any other amount increasing the Available Amount, any return of capital or repayment of principal received in cash by the MLP or any Restricted Subsidiary in respect of Investments made using the Available Amount; plus

(d) without duplication of any other amount increasing the Available Amount, the amount of any Investment made using the Available Amount in any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary or that has been merged or consolidated into the MLP or any Restricted Subsidiary, or the fair market value of the assets of any Unrestricted Subsidiary that have been transferred to the MLP or any Restricted Subsidiary; plus

(e) without duplication of any other amount increasing the Available Amount, the Net Cash Proceeds of sales of Investments made using the Available Amount; minus

(f) the sum of all Investments made pursuant to Section 8.04(i) in reliance on the Available Amount; minus

(g) the aggregate amount of guarantees of Indebtedness of Unrestricted Subsidiaries provided by the Loan Parties pursuant to Section 8.05(o) at such time; plus

(h) the aggregate amount of any guarantee, reimbursement or other funding commitment at such time by the MLP or any Restricted Subsidiary in favor of the Sponsor or a Sponsor Restricted Subsidiary of the MLP’s or such Restricted Subsidiary’s proportionate share of the reimbursement or payment obligations in respect of any Sponsor OpCo Surety Instrument; plus

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MLP Credit Agreement

(i) the aggregate amount of any MLP OpCo Surety Instrument (to the extent constituting an Investment made pursuant to Section 8.04(i) in reliance on the Available Amount) for which there is any guarantee, reimbursement or other funding commitment at such time by the Sponsor or a Sponsor Restricted Subsidiary in favor of the MLP or a Restricted Subsidiary of the Sponsor’s or such Sponsor Restricted Subsidiary’s proportionate share of the reimbursement or payment obligations in respect of such MLP OpCo Surety Instrument.

“Available Cash” means “Available Cash” as defined in the Partnership Agreement.

“Available Credit Amount” means, at the particular time in question, the difference of (i) the Commitment Amount at such time less (ii) the Outstanding Amount at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” means, for any day, the highest of: (i) the Prime Rate in effect on such day, (ii) the Adjusted LIBOR for a one-month Interest Period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day), plus 100 bps per annum (provided that, for purposes of this clause (ii), Adjusted LIBOR for any day shall be based on LIBOR at approximately 11:00 a.m., London time, on such day), and (iii) 50 bps per annum above the Federal Funds Rate for such day. Any change in the Base Rate due to a change in the Prime Rate, Adjusted LIBOR or the Federal Funds Rate shall take effect at the opening of business on the day specified in the public announcement of such change; provided, however, that if any of the aforesaid rates shall be less than zero, the Base Rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Loan” means a Loan that bears interest at the Base Rate plus the Applicable Margin.

“bps” means basis points and one basis point is equal to 1/100 of 1% (0.0001).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning given such term in the preamble.

“Borrowing” means a borrowing hereunder consisting of Loans made to Borrower by any of the Lenders under Article II.

“Borrowing Date” means any date on which a Borrowing occurs under Article II.

“Building” has the meaning set forth in applicable Flood Insurance Regulations.

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MLP Credit Agreement

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks located in New York, New York are authorized or required by law to close and, if such day relates to any LIBOR Loan or the calculation of LIBOR, any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Lease” means, when used with respect to any Person, any lease in respect of which any of the obligations of such Person thereunder constitute Capitalized Lease Obligations.

“Capitalized Lease Obligations” means all obligations of a Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations shall have been or should be, in accordance with GAAP, capitalized on the books of such Person.

“Cash Equivalents” means: (a) securities or other obligations issued or fully guaranteed or insured by the United States Government (or any agency thereof to the extent backed by the full faith and credit of the United States) having maturities of not more than twelve (12) months from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits, or bankers’ acceptances having in each case a tenor of not more than 180 days from the date of acquisition issued or guaranteed by, and demand deposits with, a Lender or any U.S. commercial bank or any branch or agency of a non-U.S. commercial bank licensed to conduct business in the U.S. having combined capital and surplus of not less than Five Million Dollars ($5,000,000); (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s at the time of acquisition, and in either case having a tenor of not more than twelve (12) months; and (d) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500,000,000.

“Cash Interest Expense” means, for the MLP and its Restricted Subsidiaries on a consolidated basis for any period, the Interest Expense for such period, but excluding interest expense not payable in cash, all as determined in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender hereunder), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

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MLP Credit Agreement

“Change of Control” means any of the following events or conditions: (a) Sponsor shall fail to own, directly or indirectly, or fail to have voting control over, at least 51% of the Equity Interests of the MLP GP, (b) the MLP shall fail to own, directly or indirectly, 100% of the Equity Interests in Borrower, (c) a sale of all or substantially all of the assets of the MLP and its Restricted Subsidiaries, taken as a whole, to any Person (other than in a transaction permitted hereunder), (d) the MLP GP ceases to be the sole general partner of, or to control, the MLP, (e) if Borrower ceases to own, directly or indirectly, 100% of the Equity Interests in, or to control, the OpCo GP or (f) if OpCo GP ceases to be the sole general partner of, and to control, OpCo. As used in this definition “control” has the meaning of such term in the definition of “Affiliates”.

“Closing Date” means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived in accordance with Section 13.01.

“Code” means the Internal Revenue Code of 1986 and regulations promulgated thereunder.

“Collateral” means all Property of the Loan Parties, the OpCo Entities, the JV Holdcos and the Secured Joint Ventures, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document. The Collateral shall include (i) substantially all of the tangible and intangible personal property and assets of the Loan Parties (including all equipment, inventory and other goods, accounts, licenses, contracts (including gas gathering, processing and transportation contracts), intellectual property and other general intangibles, deposit accounts, insurance claims and proceeds, securities accounts and other investment property and cash), (ii) all right, title and interest of any Loan Party in any Midstream Assets owned by such Loan Party, (iii) all Equity Interests owned or held of record by any Loan Party, including (A) all of the Equity Interests in Borrower, (B) all of the Equity Interests in OpCo GP owned by Borrower, (C) all of the Equity Interests in OpCo owned by the MLP and OpCo GP, (D) all Equity Interests in any Unrestricted Subsidiary or Minority Ownership Entity (other than such Equity Interests (x) pledged to secure Permitted Project Debt or (y) in a Person whose Organization Documents prohibit pledging Equity Interests in such Unrestricted Subsidiary or Minority Ownership Entity), (E) subject to MLP Power, a pledge of the Equity Interests in each JV Holdco equal to MLP’s Adjusted Proportionate Ownership Interest in such JV Holdco and (F) subject to MLP Power, a pledge of the Equity Interests in each Secured Joint Venture equal to MLP’s Adjusted Proportionate Ownership Interest in such Secured Joint Venture (other than Equity Interests in Secured Joint Ventures (x) pledged to secure Permitted Project Debt or (y) whose Organization Documents prohibit pledging Equity Interests in such Secured Joint Venture), (iv) subject to MLP Power, an undivided interest in the real and personal Property owned by each Secured Joint Venture equal to MLP’s Adjusted Proportionate Ownership Interest in such Secured Joint Venture, (v) prior to the OpCo Trigger Date, subject to the terms of the Intercreditor Agreement, the OpCo Collateral and after the OpCo Trigger Date, upon OpCo becoming a Restricted Subsidiary, the OpCo Collateral, and (vi) all products, profits, rents and proceeds of the foregoing; provided that “Collateral” shall exclude any Excepted Collateral.

“Collateral Agents” shall mean, collectively, the Administrative Agent and the Sponsor Facility Administrative Agent, and “Collateral Agent” shall refer to either one individually.

“Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.

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MLP Credit Agreement

“Commitment” means, as to each Lender, such Lender’s commitment to make Loans and to acquire participations in Letters of Credit hereunder up to the amount set forth opposite its name on Schedule 2.01 or in the most recent Assignment and Acceptance or other documentation contemplated hereby executed by such Lender, as such commitment may be terminated, reduced or increased from time to time in accordance with the provisions hereof.

“Commitment Amount” means, at any time, the sum of all the Commitments at such time. As of the Initial Availability Date, (a) the Commitment Amount will be equal to the Initial Availability Date Commitment Amount and (b) the sum of (i) the Commitment Amount plus (ii) the Sponsor Facility Commitment Amount will be equal to $700,000,000.

“Commitment Fee” means the fee payable pursuant to Section 2.06(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. 1, et seq.), as amended from time to time, any successor statute, and any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Contingent Obligation” means, as to any Person without duplication, any direct or indirect liability of that Person with or without recourse, (a) with respect to any Indebtedness, dividend, letter of credit or other similar obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other Property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other Property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other Property is ever made or tendered, or such services are ever performed or tendered. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations shall be equal to the maximum reasonably anticipated liability in respect thereof. For the avoidance of doubt, a Performance Guarantee shall not constitute a Contingent Obligation.

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MLP Credit Agreement

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement dated as of [        ], 2017 by and among the Sponsor, PIP5 Skyline, LLC, MLP GP, the MLP, Borrower, OpCo GP and OpCo.

“Controlling Agent” means, (i) at any time the OpCo Percentage Ownership Interest is greater than 50%, the Administrative Agent, and (ii) at any time the OpCo Percentage Ownership Interest is less than or equal to 50%, the Sponsor Facility Administrative Agent.

“Conversion/Continuation Date” shall mean the date on which a conversion/continuation of Loans is made pursuant to Section 2.03.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means the Applicable Rate plus 2.00% per annum.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any of the Lenders or the Administrative Agent any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified Borrower, the Administrative Agent or any other Lender in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding a Loan under this Agreement (specifically identified and including the particular Default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after request by the Administrative Agent or Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it and the Borrower, or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of an Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity or (iii) become the subject

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of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Derivative Contracts” means all future contracts, forward contracts, swap, cap or collar contracts, option contracts, hedging contracts or other derivative contracts or similar agreements covering commodities or prices or financial, monetary or interest rate instruments.

“Disposition” means any sale, assignment, lease, conveyance, transfer or other disposition of any Property (including pursuant to any sale and leaseback transaction). “Dispose” and “Disposed” shall have meanings correlative to the foregoing.

“Disposition Prepayment Amount” means, with respect to any Triggering Sale, the lesser of (a) the Specified Disposition Proceeds from such Triggering Sale and (b) the Triggering Sale Excess Amount with respect to such Triggering Sale.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“EBITDA” means, for any fiscal period, with respect to the MLP and its Restricted Subsidiaries, on a consolidated basis, the sum of the following (without duplication): (i) Net Income (excluding net income of any Unrestricted Subsidiary even if such Unrestricted Subsidiary is consolidated with the MLP); plus (ii) depreciation, depletion and amortization (excluding depreciation, depletion and amortization of any Unrestricted Subsidiary even if such Unrestricted Subsidiary is consolidated with the MLP); plus (iii) Interest Expense (excluding Interest Expense of any Unrestricted Subsidiary even if such Unrestricted Subsidiary is consolidated with the MLP); plus (iv) income and franchise tax expense (excluding income and franchise tax expense of any Unrestricted Subsidiary even if such Unrestricted Subsidiary is consolidated with the MLP); plus (v) cash distributions from ordinary operations for such period received by the MLP or any Restricted Subsidiary from OpCo, Unrestricted Subsidiaries, JV Holdcos and Secured Joint Ventures (excluding any cash distributions funded from any source other than operations, such as, for example, with proceeds of any asset sale (other than asset sales of the type described in Sections 8.02(b) and (g)) or proceeds of any Investment made in OpCo, any Unrestricted Subsidiary, JV Holdco or Secured Joint Venture; less (vi) all extraordinary or non-recurring items increasing Net Income and all other non-cash items increasing Net Income; plus (vii) all extraordinary or non-recurring items decreasing Net Income and all other non-cash items decreasing Net Income; plus (viii) at the MLP’s option, any Material Project EBITDA Adjustment; plus (ix) at the MLP’s option, any OpCo Material Project EBITDA Adjustment; plus (x) without duplication of any other amount increasing EBITDA pursuant to clause (v) above, at the MLP’s option, any Secured Joint Venture EBITDA Adjustment; provided that the aggregate amount of all Secured Joint Venture EBITDA Adjustments shall be limited to no more than 30% of EBITDA, after giving effect to the inclusion of the maximum permitted Secured Joint Venture EBITDA Adjustment; provided, further, that the aggregate amount of all Material Project EBITDA Adjustments and OpCo

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Material Project EBITDA Adjustments during any four-quarter period shall be limited to 20% of the total actual EBITDA for such period (which total actual EBITDA shall be determined without including any Material Project EBITDA Adjustments or OpCo Material Project EBITDA Adjustments).

For purposes of determining EBITDA (a) for the first covenant testing period ending on the last day of the first full fiscal quarter following the Initial Availability Date, EBITDA for such period shall be deemed to be equal to EBITDA for such first full fiscal quarter, multiplied by 4, (b) for the second covenant testing period ending on the last day of the second full fiscal quarter following the Initial Availability Date, EBITDA for such period shall be deemed to be equal to EBITDA for such first and second full fiscal quarters, multiplied by 2, (c) for the third covenant testing period ending on the last day of the third full fiscal quarter following the Initial Availability Date, EBITDA for such period shall be deemed to be equal to EBITDA for such first, second and third full fiscal quarters, multiplied by 4/3, and (d) for the fourth covenant testing period ending on the last day of the fourth full fiscal quarter following the Initial Availability Date and subsequent fiscal quarters, EBITDA for such period shall be equal to EBITDA for the prior four-quarter period.

All calculations of EBITDA for any applicable period during which a (y) permitted expansion of Midstream Assets (including bulk liquids storage and terminaling systems) or (z) Permitted Acquisition or Disposition, is completed or consummated and the value attributable thereto is greater than $1,000,000, shall be determined on a pro forma basis (such calculation to be acceptable to, and approved by, the Administrative Agent) as if such expansion, Permitted Acquisition or Disposition was completed or consummated on the first day of such period (but in the case of any such permitted expansion, without duplication of any amounts included in any Material Project EBITDA Adjustment with respect to such expansion).

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Claims” means all material claims by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for injury to the environment.

“Environmental Laws” means all material federal, state or local laws, statutes, rules, regulations, ordinances and codes, together with all material administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, and safety matters.

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MLP Credit Agreement

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means any of the events or circumstances specified in Section 10.01.

“Excepted Collateral” means (i) those assets and properties that the Administrative Agent shall have determined in its reasonable discretion that the cost of obtaining a security interest is excessive in relation to the value of the security to be afforded thereby, (ii) those assets and properties that the grant of a security interest therein is prohibited by applicable law or anti-assignment provisions that are not ineffective as a result of the application of Article 9 of the relevant UCC, (iii) vehicles and other equipment subject to a certificate of title statute, (iv) rolling stock, (v) any Building or Mobile Home located within an area having special flood hazards, (vi) Equity Interests in Foreign Subsidiaries, (vii) Equity Interests in any Unrestricted Subsidiary, joint venture or Minority Ownership Entity to the extent that such Equity Interests have been pledged as permitted under Section 8.01(r) to secure Permitted Project Debt, (viii) Equity Interests in any Unrestricted Subsidiary, joint venture or Minority Ownership Entity whose Organization Documents prohibit pledging Equity Interests in such Unrestricted Subsidiary, joint venture or Minority Ownership Entity, as applicable, (ix) a portion of the Equity Interests in each JV Holdco equal to the remainder of (A) 100% of the Equity Interests in such JV Holdco less (B) the MLP’s direct or indirect ownership interest in such JV Holdco, (x) a portion of the Equity Interests in each Secured Joint Venture equal to the remainder of (A) 100% of the Equity Interests in such Secured Joint Venture less (B) MLP’s Adjusted Proportionate Ownership Interest in such Secured Joint Venture, (xi) undivided interests in the real and personal Property owned by each Secured Joint Venture in an amount equal to the remainder of (A) 100% of the Equity Interests in such Secured Joint Venture less (B) MLP’s Adjusted Proportionate Ownership Interest in such Secured Joint Venture, and (xii) those assets and properties owned by an OpCo Entity that the Controlling Agent shall have determined in its reasonable discretion that the cost of obtaining a security interest is excessive in relation to the value of the security to be afforded thereby.

“Exchange Act” means the Securities and Exchange Act of 1934, and regulations promulgated thereunder.

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MLP Credit Agreement

“Excluded Pari Passu Hedging Obligations” means (i) with respect to any Loan Party (determined on an individual Loan Party by Loan Party basis), (ii) with respect to any OpCo Entity (determined on an individual OpCo Entity by OpCo Entity basis), (iii) with respect to any JV Holdco (determined on an individual JV Holdco by JV Holdco basis), and (iv) with respect to any Secured Joint Venture (determined on an individual Secured Joint Venture by Secured Joint Venture basis), any Hedge Obligation if, and solely to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant of a security interest by such Loan Party, any OpCo Entity, any JV Holdco or any Secured Joint Venture to secure, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such Hedge Obligation.

“Existing Letters of Credit” means, collectively, the letters of credit set forth on Schedule 2.09 (as such schedule may be updated from time to time prior to the Initial Availability Date in accordance with Section 1.04).

“Existing Sponsor Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement dated as of April 10, 2015 by and among Sponsor, as borrower, Royal Bank of Canada, as administrative agent, SunTrust Bank, as syndication agent, Capital One, National Association, Bank of America, N.A., BBVA Compass, The Bank of Tokyo-Mitsubishi UFJ and Whitney Bank, as co-documentation agents, and the financial institutions party thereto, as amended.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version of such Code sections that are substantively comparable), any official interpretations thereof and any current or future regulations promulgated thereunder, any intergovernmental agreements entered into thereunder and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Administrative Agent on such day on such transactions as reasonably determined by the Administrative Agent.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

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MLP Credit Agreement

“Foreign Subsidiary” means any Subsidiary that is not a “United States person” as defined in Section 7701(a)(30) of the Code (or an entity that is a direct or indirect Subsidiary of such Subsidiary).

“Funded Debt” means, as of any date, the sum of the following (without duplication): (i) all Indebtedness for borrowed money of the MLP and its Restricted Subsidiaries (including Indebtedness for borrowed money under this Agreement and the other Loan Documents) as of such date, plus (ii) all Capitalized Lease Obligations of the MLP and its Restricted Subsidiaries as of such date, in each case calculated on a consolidated basis in accordance with GAAP.

“GAAP” means United States generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means the MLP and each of the MLP’s direct and indirect domestic Restricted Subsidiaries (other than Borrower and Immaterial Subsidiaries), whether existing on the Initial Availability Date or thereafter formed, acquired or otherwise existing, which has guaranteed the Obligations of Borrower pursuant to Article XI hereof or otherwise, but excluding any such Restricted Subsidiary that has been released from such guarantee in accordance with the terms hereof. “Guarantor” means any one of the Guarantors. For the avoidance of doubt, no OpCo Entity, JV Holdco or Secured Joint Venture will be a Guarantor notwithstanding the existence of a Lien on such Person’s Property in favor of Administrative Agent until, in the case of each OpCo Entity, the OpCo Trigger Date.

“Guaranty Obligation” has the meaning specified under the definition of “Contingent Obligation.”

“Hedge Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Highest Lawful Rate” means, for each Lender, as of a particular date, the maximum nonusurious interest rate that under applicable federal and Texas law may then be contracted for, charged or received by such Lender in connection with the Obligations.

“Immaterial Subsidiary” means any direct or indirect Restricted Subsidiary (i) whose total assets do not represent at least one percent (1%) of the total assets of the MLP and its Restricted Subsidiaries on a consolidated basis (in each case as determined in accordance with GAAP as of the last day of the fiscal quarter most recently ended for which financial statements

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MLP Credit Agreement

are available), or (ii) whose total revenues do not represent at least one percent (1%) of the total revenues of the MLP and its Restricted Subsidiaries on a consolidated basis (as determined in accordance with GAAP for the fiscal quarter most recently ended for which financial statements are available); provided that no Restricted Subsidiary shall be deemed an Immaterial Subsidiary to the extent (a) the total assets of such Restricted Subsidiary, when combined with the total assets of all other Restricted Subsidiaries which are Immaterial Subsidiaries, represent at least five percent (5%) of the total assets of the MLP and its Restricted Subsidiaries on a consolidated basis (in each case as determined in accordance with GAAP as of the last day of the fiscal quarter most recently ended for which financial statements are available) or (ii) the total revenues of such Restricted Subsidiary, when combined with the total revenues of all other Immaterial Subsidiaries represent at least five percent (5%) of the total revenues of the MLP and its Restricted Subsidiaries on a consolidated basis (as determined in accordance with GAAP for the fiscal quarter most recently ended for which financial statements are available).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the ordinary course of business on ordinary terms that are not more than 90 days past due); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property), including production payments, net profit interests and other interests in Oil and Gas properties subject to repayment out of future Oil and Gas production; (f) all obligations with respect to Capital Leases; (g) all net obligations with respect to Derivative Contracts to the extent required to be reflected on a balance sheet of such Person; (h) all Contingent Obligations of such Person in respect of Indebtedness referred to in clauses (a) through (g) above; and (i) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (but limited to the lesser of the unpaid amount of such Indebtedness and the fair market value of such property securing such Indebtedness if such Indebtedness has not been guaranteed or assumed by such Person). Notwithstanding the foregoing, Indebtedness shall not include (A) deferred compensation arrangements, (B) earn-out obligations or purchase price adjustments until matured or earned or (C) non-compete or consulting obligations incurred in connection with Permitted Acquisitions.

“Indemnified Environmental Liabilities” has the meaning specified in Section 13.06.

“Indemnified Liabilities” has the meaning specified in Section 13.05.

“Indemnified Person” has the meaning specified in Section 13.05.

“Independent Auditor” has the meaning specified in Section 7.01(a).

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MLP Credit Agreement

“Information” has the meaning specified in Section 13.16.

“Initial Availability Date” means the date on which all conditions precedent set forth in Section 5.02 are satisfied or waived in accordance with Section 13.01.

“Initial Availability Date Commitment Amount” means an amount equal to (a) the product of (i) $7,000,000 multiplied by (ii) the Opco Percentage Ownership Interest on the Initial Availability Date (after giving effect to the Initial OpCo LP Interest Drop-Down) multiplied by (iii) 100, minus (b) $100,000,000. For example, (x) if the OpCo Percentage Ownership Interest on the Initial Availability Date (after giving effect to the Initial OpCo LP Interest Drop-Down) is 30%, the Initial Availability Date Commitment Amount is $110,000,000, (y) if the OpCo Percentage Ownership Interest on the Initial Availability Date (after giving effect to the Initial OpCo LP Interest Drop-Down) is 45%, the Initial Availability Date Commitment Amount is $215,000,000, and (z) if the OpCo Percentage Ownership Interest on the MLP IPO Closing Date (after giving effect to the Initial OpCo LP Interest Drop-Down) is 60%, the Initial Availability Date Commitment Amount is $320,000,000.

“Initial Availability Date Unrestricted Subsidiary” and “Initial Availability Date Unrestricted Subsidiaries” have the meanings specified in Section 7.15(b).

“Initial OpCo LP Interest Drop-Down” means the OpCo LP Interest Drop-Down occurring on the MLP IPO Closing Date in accordance with the terms of the Contribution Agreement.

“Insolvency Proceeding” means (a) any case, action or proceeding relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit J among the Administrative Agent, as collateral agent for the Secured Parties, the Sponsor Facility Administrative Agent, as collateral agent for the Sponsor Secured Parties and each OpCo Entity.

“Interest Expense” means, for the MLP and its Restricted Subsidiaries on a consolidated basis for any period, the total interest expense of the MLP and its Restricted Subsidiaries in respect of Indebtedness of the MLP and its Restricted Subsidiaries actually paid or that is payable during such period, including, without limitation, all commissions, discounts, and other fees and charges with respect to letters of credit, all as determined in accordance with GAAP and, to the extent not included in Interest Expense and without duplication, interest expense for such period attributable to Capital Leases and the interest component of any deferred payment obligations.

“Interest Payment Date” means (a) as to any Base Rate Loan, the last Business Day of each fiscal quarter and the Termination Date, and (b) as to any LIBOR Loan, (i) for any Interest Period of one, two or three months, the last day of such Interest Period and the Termination Date and (ii) for any Interest Period of six months, the date that falls three months after the beginning of such Interest Period, the last day of such Interest Period and the Termination Date.

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MLP Credit Agreement

“Interest Period” means, as to any LIBOR Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a LIBOR Loan, and ending on the date one, two, three or six months thereafter as selected by Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as applicable; provided that: (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which case such Interest Period shall end on the preceding Business Day; (b) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period for any Loan shall extend beyond the Termination Date.

“Interest Rate Type” means, with respect to any Loan, the interest rate, being either the Base Rate or Adjusted LIBOR, forming the basis upon which interest is charged against such Loan hereunder.

“Investment” means the purchase or acquisition of any Equity Interests, or any obligations or other securities of, any Person, or making any Acquisitions, or making any advance, loan, extension of credit or capital contribution to or any other investment in, any Person. For the avoidance of doubt, a Performance Guarantee shall not constitute an Investment.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“ISDA” means the International Swaps and Derivatives Association, Inc.

“ISP 1998” has the meaning specified in Section 2.09(b).

“Issue” means with respect to any Letter of Credit, to issue or extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuing Lender” means Royal Bank of Canada, SunTrust Bank and any other Lender that agrees with the Borrower and the Administrative Agent to act as an issuer of Letters of Credit hereunder, in each case, in its capacity as an issuer of Letters of Credit hereunder, and any successor thereto in such capacity.

“Joinder Agreement” means an instrument substantially in the form of Exhibit G.

“JV Holdco” means any Subsidiary formed by the MLP or a Restricted Subsidiary to directly own the Equity Interests in a Secured Joint Venture.

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MLP Credit Agreement

“LC Application” means an application or agreement for a standby Letter of Credit in the applicable Issuing Lender’s form or in such other form as shall be acceptable to such Issuing Lender in its sole discretion, in each case duly executed by Borrower.

“LC Collateral” means any amounts held by an Issuing Lender as security for LC Obligations of Borrower owing to such Issuing Lender.

“LC Collateral Account” means a blocked deposit account held by the applicable Issuing Lender.

“LC Obligations” means, at any time, the sum of the Matured LC Obligations at such time plus the aggregate amount available to be drawn under all Letters of Credit then outstanding. The LC Obligations of any Lender at any time shall be its Pro Rata Share of the total LC Obligations at such time.

“LC Sublimit” means an amount equal to $25,000,000.

“Lenders” means the Persons listed on Schedule 2.01 and any Person that shall have become a party hereto pursuant to an Assignment and Acceptance or other documentation contemplated hereby, other than any such person that ceases to be a party hereto pursuant to an Assignment and Acceptance or other documentation contemplated hereby.

“Lender Hedging Agreement” means (a) a Derivative Contract between any Loan Party and a counterparty that, at the time that such Derivative Contract was entered into, was a Lender or an Affiliate of a Lender; and (b) a Derivative Contract between any Loan Party and a counterparty which Derivative Contract is in existence at the time such counterparty (or an Affiliate thereof) becomes a Lender.

“Letter of Credit” means each Existing Letter of Credit and each standby letter of credit Issued on or after the Initial Availability Date by an Issuing Lender pursuant to Section 2.09.

“Letter of Credit Fees” has the meaning specified in Section 2.06(b).

“LIBOR” means, with respect to any borrowing of LIBOR Loans for any Interest Period or with respect to any calculation of the Base Rate pursuant to clause (ii) of the definition thereof, (a) a rate of interest per annum, determined by the Administrative Agent, which is equal to the offered rate that appears on the page of the Reuters LIBOR01 screen (or any successor thereto as may be selected by the Administrative Agent and reasonably acceptable to the Borrower) that displays ICE LIBOR USD (or similar designation concerning the London Interbank Offered Rate set by the ICE Benchmark Administration for US Dollars) for deposits in Dollars with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period (provided that, if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement), or (b) if the rates referenced in the preceding clause (a) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upwards to the next 1/100th of 1%), at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loans being made, continued or converted and with a term comparable to such Interest Period as would be offered

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by the Administrative Agent’s London Branch to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period (provided that, if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement).

“LIBOR Loan” means a Loan that bears interest based on the Adjusted LIBOR plus the Applicable Margin, other than a Base Rate Loan bearing interest by reference to Adjusted LIBOR by virtue of clause (ii) of the definition of Base Rate.

“Lien” means (a) any security interest, mortgage, deed of trust, pledge, hypothecation, charge or lien (statutory or other) in respect of any Property and (b) the interest of a vendor or a lessor under any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing.

“Loan” has the meaning specified in Section 2.01(a).

“Loan Documents” means (i) this Agreement, the Notes, any Letters of Credit, the Security Documents, and, to the extent designated as a Loan Document therein, each other document executed by any Loan Party and delivered to Administrative Agent, any Issuing Lender or any Lender in connection herewith, and (ii) the Intercreditor Agreement, the OpCo Security Documents, and, to the extent designated as an OpCo Security Document therein, each other document executed by any OpCo Entity and delivered to the Collateral Agents in connection with the Intercreditor Agreement, but expressly excluding Derivative Contracts.

“Loan Parties” means, collectively, Borrower and Guarantors and “Loan Party” means each of Borrower and Guarantors, individually.

“LOLC” means LOLC, LLC, a Texas limited liability company and wholly-owned Subsidiary of OpCo.

“LOLC Property” means the real property held for sale or lease by LOLC, including the property described on Schedule 1.01.

“Majority Lenders” means, (a) at any time prior to the Termination Date, Lenders holding more than fifty percent (50%) of the aggregate Commitments and (b) at any time after the Termination Date, Lenders holding more than fifty percent (50%) of the Outstanding Amount; provided that, so long as a Lender shall be a Defaulting Lender, such Defaulting Lender’s Loans, LC Obligations and Commitment shall be disregarded for the purposes of the calculations under this definition.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Board.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on, (a) the business, operations, property or financial condition of the Loan Parties, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the ability of the OpCo Entities, taken as a whole, to perform their obligations under the OpCo Security Documents, (d) the validity or enforceability of the Loan Documents or (e) the rights and remedies of or benefits available to the Collateral Agents, the Administrative Agent, the Issuing Lenders or the Lenders under the Loan Documents, taken as a whole.

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MLP Credit Agreement

“Material Contracts” has the meaning specified in Section 6.10.

“Material Project” means the construction or expansion of any capital project owned by the MLP or a Restricted Subsidiary, the aggregate budgeted capital cost of which exceeds $10,000,000.

“Material Project EBITDA Adjustment” means, with respect to each Material Project:

(a) prior to the Commercial Operation Date of such Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (equal to the then-current completion percentage of such Material Project) of an amount to be approved by Administrative Agent as the projected EBITDA attributable to such Material Project during the first 12 months following the Commercial Operation Date, with such amount to be determined based on contracts or binding term sheets relating to such Material Project, the creditworthiness of the other parties to such contracts and binding term sheets, and projected revenues from such contracts and binding term sheets, capital costs and expenses, the scheduled Commercial Operation Date, and other factors reasonably deemed appropriate by Administrative Agent, for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual EBITDA attributable to such Material Project following such Commercial Operation Date); provided, that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after the actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

(b) beginning with the first full fiscal quarter following the Commercial Operation Date of such Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by Administrative Agent as the projected EBITDA attributable to such Material Project (determined in the same manner as set forth in clause (a) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date (but net of any actual EBITDA attributable to such Material Project following such Commercial Operation Date).

Notwithstanding the foregoing, no such additions shall be allowed with respect to any Material Project unless: (x) at least 15 days (or such shorter period as Administrative Agent may agree) prior to the day on which financial statements are required to be delivered for the fiscal quarter for which the MLP desires to commence inclusion of such Material Project EBITDA Adjustment in EBITDA with respect to a particular Material Project (the “MP Initial Quarter”), Borrower shall have delivered to Administrative Agent written pro forma projections of EBITDA

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MLP Credit Agreement

attributable to such Material Project and such other information and documentation as Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to Administrative Agent, and (y) prior to the day on which financial statements are required to be delivered for the MP Initial Quarter, Administrative Agent shall have approved such projections.

“Matured LC Obligation” means, with respect to any Letter of Credit, the aggregate amount of payments made by the applicable Issuing Lender in respect of such Letter of Credit and not reimbursed by Borrower or deemed Loans pursuant to Section 2.01(b).

“Midstream Assets” means all tangible Property used in (a) gathering, compressing, treating, processing and transporting natural gas, crude, condensate and natural gas liquids, (b) marketing natural gas, crude, condensate and natural gas liquids, and (c) providing terminaling and storage services for natural gas, crude, condensate and natural gas liquids, including gathering systems, pipeline systems, processing plants, storage facilities, fractionation facilities, bulk liquids storage systems or other liquid product or other storage tanks, liquid product truck loading terminals or other terminaling systems, and all surface leases, Rights of Way, easements and permits associated with any of the foregoing.

“Midstream Business” means the business of acquiring, holding, developing, constructing, operating, owning, selling and disposing of assets and businesses used or engaged in the activity or business of (i) gathering, treating, processing, fractionating, transporting, marketing, blending, storing or the compression of, Oil and Gas, (ii) providing oilfield services, water handling and related tools and equipment and other energy-related construction, development and maintenance assets and services in North America, (iii) providing terminal services and operations, whether by truck, rail, marine vessel or otherwise, (iv) real property sales and leases in connection with the activities described in the foregoing clauses (i) through (iii) and (v) businesses and activities reasonably related to or ancillary to the foregoing.

“Minimum IPO Gross Proceeds Amount” means an amount equal to the lesser of (a) the sum of (i) $100,000,000 plus (ii) the product of (A) $1,666,666.67 multiplied by (B) the amount by which the OpCo Percentage Ownership Interest exceeds 0.30 on the MLP IPO Closing Date (after giving effect to the Initial OpCo LP Interest Drop-Down) multiplied by (C) 100 and (b) $150,000,000. For example, (x) if the OpCo Percentage Ownership Interest on the MLP IPO Closing Date (after giving effect to the Initial OpCo LP Interest Drop-Down) is 30%, the Minimum IPO Gross Proceeds Amount is $100,000,000, (y) if the OpCo Percentage Ownership Interest on the MLP IPO Closing Date (after giving effect to the Initial OpCo LP Interest Drop-Down) is 45%, the Minimum IPO Gross Proceeds Amount is $125,000,000, and (z) if the OpCo Percentage Ownership Interest on the MLP IPO Closing Date (after giving effect to the Initial OpCo LP Interest Drop-Down) is 60% or greater, the Minimum IPO Gross Proceeds Amount is $150,000,000.

“Minority Ownership Entity” means any Person in which any Loan Party owns Equity Interests that is not a Subsidiary of the MLP or any Restricted Subsidiary.

“MLP” has the meaning given such term in the preamble.

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“MLP Common Units” means common units representing limited partner interests in the MLP.

“MLP Facility Percentage” means the percentage obtained by dividing the Initial Availability Date Commitment Amount by $700,000,000.

“MLP GP” means Howard Midstream GP, LLC, a limited liability company organized under the laws of the State of Delaware and the sole general partner of the MLP.

“MLP IPO” means an initial public offering of MLP Common Units which shall result in the MLP receiving gross proceeds at least equal to the Minimum IPO Gross Proceeds Amount.

“MLP IPO Closing Date” means the first date on which MLP Common Units are sold by the MLP to the underwriters in the MLP IPO pursuant to the provisions of the underwriting agreement for the MLP IPO.

“MLP OpCo Surety Instrument” means any letter of credit, guaranty or other Surety Instrument issued on behalf of any OpCo Entity for which the MLP or a Restricted Subsidiary is the account party or has the primary reimbursement obligation to the issuer of such letter of credit, guaranty or other Surety Instrument.

“MLP Power” means, with respect to each applicable action, event or circumstance of any OpCo Entity, any JV Holdco or any Secured Joint Venture that is required to be taken or done or is required to not be taken, not done or is not allowed to exist pursuant to the terms hereof, such action, event or circumstance that is within the actual power and authority of the MLP (or one or more of its wholly-owned Restricted Subsidiaries) to cause such OpCo Entity, JV Holdco or Secured Joint Venture to take or do, or to prevent such OpCo Entity, JV Holdco or Secured Joint Venture from taking, doing or allowing to exist, pursuant to all applicable Organization Documents, contracts or applicable law, in each case as of the applicable date.

“MLP’s Adjusted Proportionate Ownership Interest” means (a) with respect to any JV Holdco at any time, the MLP’s direct or indirect percentage ownership interest in such JV Holdco at such time and (b) with respect to any Secured Joint Venture at any time, (i) in the event the MLP holds its ownership interest in such Secured Joint Venture indirectly through a JV Holdco, the product of (A) the MLP’s direct or indirect percentage ownership interest in such JV Holdco at such time, multiplied by (B) such JV Holdco’s percentage ownership interest in such Secured Joint Venture at such time, and (ii) in the event the MLP holds its ownership interest in such Secured Joint Venture directly or through one or more wholly-owned Restricted Subsidiaries, the MLP’s direct or indirect percentage ownership interest in such Secured Joint Venture at such time.

“Mobile Home” means any manufactured (mobile) home as defined in applicable Flood Insurance Regulations.

“MP Initial Quarter” has the meaning specified in the definition of “Material Project EBITDA Adjustments”.

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MLP Credit Agreement

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any Disposition, the proceeds thereof in the form of cash (including any cash received by way of deferred payment as and when received) in connection with and as consideration therefor, on or after the date of consummation of such Disposition, net of (i) Taxes payable or reasonably estimated to be payable in connection with or as a result of such Disposition, (ii) all brokerage commissions and all other fees and expenses related to such Disposition (including, without limitation, attorneys’ fees, accountants’ fees and closing costs incurred in connection with such Disposition) and (iii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is subject of such Disposition (other than any Lien pursuant to any Security Document or OpCo Security Document).

“Net Income” means, for any period, the consolidated net income (or net loss) of the MLP and its Restricted Subsidiaries for such period determined in accordance with GAAP.

“Non-Consenting Lender” has the meaning specified in Section 2.13.

“Non-Reinvested Amount” has the meaning specified in Section 2.04(b).

“Note” means a promissory note made by Borrower in favor of a Lender evidencing the Loans made by such Lender and substantially in the same form as Exhibit A, including any amendments, modifications, renewals, rearrangements, increases, extensions and/or replacements thereof.

“Notice of Borrowing” means a notice in substantially the form of Exhibit B.

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit C.

“Obligations” means the aggregate amount of all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by each Loan Party to any Lender or any Affiliate of any Lender, Administrative Agent, any Issuing Lender or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any proceeding under any debtor relief law, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Oil and Gas” means petroleum, natural gas, natural gas liquids (including natural gasoline, condensate and distillate) and other related hydrocarbons or minerals or any of them and all other products or substances processed, separated or refined therefrom or produced or extracted in association therewith.

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MLP Credit Agreement

“Omnibus Agreement” means that certain Omnibus Agreement dated as of [        ], 2017 by and among Sponsor, HEP Services, LLC, MLP GP, the MLP, Borrower, OpCo GP and OpCo.

“OpCo” means Howard Midstream OpCo, LP, a Delaware limited partnership.

“OpCo Capex Investments” means Investments in any OpCo Entity solely for the purposes of funding capital expenditures of such OpCo Entity or any of its Subsidiaries that Borrower reasonably expects such OpCo Entity or any such Subsidiary to make within 90 days following the date of such Investment; provided that (i) no Event of Default exists at the time of such Investment or would result therefrom and (ii) the amount of such Investment shall not exceed, at the time made, the product of (x) the total amount of capital expenditures that Borrower reasonably expects such OpCo Entity and its Subsidiaries to make within 90 days following the date of such Investment multiplied by (y) the OpCo Percentage Ownership Interest at such time.

“OpCo Collateral” means (i) substantially all of the tangible and intangible personal property and assets of the OpCo Entities (including all equipment, inventory and other goods, accounts, licenses, contracts (including gas gathering, processing and transportation contracts), intellectual property and other general intangibles, deposit accounts, insurance claims and proceeds, securities accounts and other investment property and cash), (ii) all right, title and interest of any OpCo Entity in any Midstream Assets owned by such OpCo Entity, (iii) all Equity Interests owned or held of record by any OpCo Entity and (iv) all products, profits, rents and proceeds of the foregoing; provided that, “OpCo Collateral” shall exclude (x) any Excepted Collateral and (y) the LOLC Property so long as the LOLC Property is not used by any OpCo Entity for its commercial operations and such property is being held for sale or lease to one or more third parties.

“OpCo Commercial Operation Date” means the date on which an OpCo Material Project is substantially complete and commercially operable.

“OpCo Entities” means collectively OpCo and each of its Subsidiaries and “OpCo Entity” means individually any of the foregoing Persons.

“OpCo GP” means Howard Midstream OpCo GP, LLC, a Delaware limited liability company.

“OpCo LP Interest Drop-Down” means the transfer of any OpCo LP Interests from the Sponsor to the MLP whereby the MLP obtains ownership of such transferred OpCo LP Interests.

“OpCo LP Interest Drop-Down Conditions” means, with respect to any proposed OpCo LP Interest Drop-Down, (i) no Default or Event of Default exists at the time of such OpCo LP Interest Drop-Down, (ii) on a pro forma basis after giving effect to such OpCo LP Interest Drop-Down and any Indebtedness incurred by the MLP or any Restricted Subsidiary in order to pay all or a portion of the consideration for such OpCo LP Interest Drop-Down as if the same had occurred on the first day of the applicable test period, the MLP shall be in pro forma compliance with the financial covenants set forth in Section 9.01 and Section 9.02, and (iii) the OpCo LP Interests transferred by Sponsor to the MLP pursuant to such OpCo LP Interest Drop-Down shall have become Collateral securing the Secured Obligations.

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MLP Credit Agreement

“OpCo LP Interests” means limited partner interests in OpCo.

“OpCo Material Project” means the construction or expansion of any capital project owned by any OpCo Entity, the aggregate budgeted capital cost of which exceeds $10,000,000.

“OpCo Material Project EBITDA Adjustment” means, as of any date of determination, with respect to each OpCo Material Project, an amount equal to the OpCo Percentage Ownership Interest as of the last day of the relevant period multiplied by the amount calculated as follows:

(a) prior to the OpCo Commercial Operation Date of such OpCo Material Project (but including the fiscal quarter in which such OpCo Commercial Operation Date occurs), a percentage (equal to the then-current completion percentage of such OpCo Material Project) of an amount to be approved by Administrative Agent as the projected EBITDA attributable to such OpCo Material Project during the first 12 months following the OpCo Commercial Operation Date with such amount to be determined based on contracts or binding term sheets relating to such OpCo Material Project, the creditworthiness of the other parties to such contracts and binding term sheets, and projected revenues from such contracts and binding term sheets, capital costs and expenses, scheduled OpCo Commercial Operation Date, and other factors reasonably deemed appropriate by Administrative Agent, for the fiscal quarter in which construction of such OpCo Material Project commences and for each fiscal quarter thereafter until the OpCo Commercial Operation Date of such OpCo Material Project (including the fiscal quarter in which such OpCo Commercial Operation Date occurs, but net of any actual EBITDA attributable to such OpCo Material Project following such OpCo Commercial Operation Date); provided, that if the actual OpCo Commercial Operation Date does not occur by the scheduled OpCo Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled OpCo Commercial Operation Date to (but excluding) the first full quarter after the actual OpCo Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

(b) beginning with the first full fiscal quarter following the OpCo Commercial Operation Date of such OpCo Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by Administrative Agent as the projected EBITDA attributable to such OpCo Material Project (determined in the same manner as set forth in clause (a) above) for the balance of the four full fiscal quarter period following such OpCo Commercial Operation Date (but net of any actual EBITDA attributable to such OpCo Material Project following such OpCo Commercial Operation Date).

Notwithstanding the foregoing, no such additions shall be allowed with respect to any OpCo Material Project unless: (x) at least 15 days (or such shorter period as Administrative Agent may agree) prior to the day on which financial statements are required to be delivered for the fiscal quarter for which the MLP desires to commence inclusion of such OpCo Material Project EBITDA Adjustment in EBITDA with respect to a particular OpCo Material Project (the “OpCo

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MP Initial Quarter”), the MLP shall have delivered to Administrative Agent written pro forma projections of EBITDA attributable to such OpCo Material Project and such other information and documentation as Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to Administrative Agent, and (y) prior to the day on which financial statements are required to be delivered for the OpCo MP Initial Quarter, Administrative Agent shall have approved such projections.

“OpCo MP Initial Quarter” has the meaning specified in the definition of “OpCo Material Project EBITDA Adjustment”.

“OpCo Percentage Ownership Interest” means, at any time, the percentage of Equity Interests in OpCo owned directly or indirectly by the MLP at such time.

“OpCo Pro Rata Share” means, at any time, an amount equal to (i) in the case of the Secured Parties, the OpCo Percentage Ownership Interest at such time, and (ii) in the case of the Sponsor Secured Parties, the percentage remaining after subtracting the percentage in clause (i) from 100%.

“OpCo Security Documents” means the deeds of trust, mortgages, security agreements, pledges, assignments and related financing statements listed on Schedule III to be executed and delivered by an OpCo Entity on the Initial Availability Date, together with any and all other instruments executed on or after the Initial Availability Date by any OpCo Entity as security for the payment of the Secured Obligations and the Sponsor Secured Obligations.

“OpCo Trigger Date” means the date on which the OpCo Entities become Guarantors following the date on which the MLP directly or indirectly owns 100% of the OpCo LP Interests.

“OpCo Working Capital Loans” means unsecured loans made by the MLP or any Restricted Subsidiary to any OpCo Entity for working capital purposes.

“Organization Documents” means (a) for any corporation, the articles of incorporation or certificate of formation, the bylaws, any certificate of determination or instrument relating to the rights of the shareholders of such corporation and any shareholder rights agreement; (b) for any limited liability company, the articles of organization or certificate of formation, the regulations or operating agreement and certificate of organization; and (c) for any limited partnership, the certificate of limited partnership or the certificate of formation and the limited partnership agreement and all Organization Documents for its general partner as any of the foregoing have been amended or supplemented from time to time.

“Other Taxes” means any present or future mortgage tax, stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Outstanding Amount” means, on any date, the aggregate principal amount of all Loans outstanding on such date (after giving effect to any prepayments or repayments of Loans occurring on such date), plus the total LC Obligations on such date (after giving effect to any reimbursements of Letters of Credit occurring on such date).

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MLP Credit Agreement

“Over-Allotment Option” has the meaning set forth in the Contribution Agreement.

“Participant” has the meaning specified in Section 13.08(a).

“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the Initial Availability Date, as amended, modified, supplemented or restated from time to time.

“Patriot Act” has the meaning specified in Section 13.17.

“Payment in Full” means all of the Commitments have expired or been terminated and the principal of all Loans hereunder, all interest thereon and all other amounts payable by Borrower hereunder and under the other Loan Documents (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made at the time of determination) have been paid in full and all Letters of Credit have expired or terminated (unless other arrangements satisfactory to the applicable Issuing Lenders have been made with respect thereto).

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, which any Loan Party sponsors, maintains, or to which it makes, is making, or is obligated to make contributions.

“Performance Guarantee” means any guarantee by any Person of the performance obligations (as opposed to payment obligations) of another Person.

“Permitted Acquisition” means any Acquisition resulting in ownership of assets located inside the United States, or of Equity Interests in a Person organized under the laws of the United States or any state thereof or the District of Columbia; provided, however, that the following requirements are satisfied:

(i) if such Acquisition results in the MLP’s ownership of a Restricted Subsidiary which is neither an Immaterial Subsidiary nor a Foreign Subsidiary, the MLP shall have complied with the requirements of Sections 7.14 and 7.15 within 30 days of the date of such Acquisition;

(ii) with respect to any Acquisition involving the acquisition of Equity Interests in another Person, such Acquisition shall have been approved or consented to by the board of directors or similar governing entity of the Person being acquired;

(iii) as of the closing of such Acquisition and immediately after giving pro forma effect to such Acquisition, the MLP will be in pro forma compliance with Sections 9.01 and 9.02;

(iv) as of the closing of such Acquisition, no Default or Event of Default shall exist or occur as a result of, and after giving effect to, such Acquisition;

(v) (A) in the case of an Acquisition of assets, the assets so acquired are used in the Midstream Business and (B) in the case of an Acquisition of the Equity Interests in any Person, the business of the Person so acquired is the Midstream Business or reasonably related thereto; and

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MLP Credit Agreement

(vi) in the case of an Acquisition by merger or consolidation, a Loan Party is the surviving entity.

“Permitted Liens” has the meaning set forth in Section 8.01.

“Permitted Project Debt” shall mean Indebtedness of any Unrestricted Subsidiary (including, for the avoidance of doubt, any Secured Joint Venture) or any Minority Ownership Entity, in either case, owing to one or more commercial banks or other financial institutions used to finance or facilitate the purchase, acquisition, engineering, procurement, construction, commissioning, operation, expansion or improvement and, in each case, related capital expenditures and working capital funding of one or more projects and that is secured by, in whole or in part, the assets or Property owned or used by such Unrestricted Subsidiary or Minority Ownership Entity (including Subsidiaries thereof) owning, leasing or operating such projects and/or the Equity Interests in such Unrestricted Subsidiary or Minority Ownership Entity but which, except for guarantees made by the Loan Parties pursuant to Section 8.05(o), is otherwise non-recourse to the Loan Parties; and, in each case, any refinancings, replacements, renewals or extensions thereof.

“Person” means an individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to ERISA, other than a Multiemployer Plan, and which any Loan Party sponsors or maintains or to which any Loan Party makes, is making, or is obligated to make contributions and includes any Pension Plan.

“Post Initial Availability Date Unrestricted Subsidiary” and “Post Initial Availability Date Unrestricted Subsidiaries” have the meanings specified in Section 7.15(b).

“Prepayment Notice” means a notice of prepayment of Loans pursuant to Section 2.04(a), substantially in the form of Exhibit H or any other form approved by the Administrative Agent.

“Prepayment Trigger Amount” means an amount equal to $20,000,000.

“Prime Rate” means a rate per annum determined by the Administrative Agent from time to time as its prime commercial lending rate for Dollar loans in the United States on such day. The “Prime Rate” shall not necessarily be the lowest rate of interest that the Administrative Agent is charging to any corporate customer. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prior Sponsor Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement dated as of April 10, 2015 by and among Sponsor, as borrower, Royal Bank of Canada, as administrative agent, SunTrust Bank, as syndication agent, Capital One, National Association, Bank of America, N.A., BBVA Compass, The Bank of Tokyo-Mitsubishi UFJ and Whitney Bank, as co-documentation agents, and the financial institutions party thereto, as amended.

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MLP Credit Agreement

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Pro Rata Share” means, as to any Lender at any time, the percentage of the Commitment Amount represented by such Lender’s Commitment at such time. The initial Pro Rata Share of each Lender is set forth opposite its name on Schedule 2.01.

“Qualified ECP Guarantor” means in respect of any Lender Hedging Agreement, each Loan Party, OpCo Entity, JV Holdco and Secured Joint Venture that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Lender Hedging Agreement becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RBC Fee Letter” means that certain letter agreement, dated July 27, 2017, among the Sponsor, the Administrative Agent and the Arranger.

“Regulation T”, “Regulation U” and “Regulation X” means Regulation T, Regulation U and Regulation X, respectively, of the Board.

“Reinvest” means to apply all or any portion of any Disposition Prepayment Amount for capital expenditures, Investments permitted under Section 8.04 or Permitted Acquisitions in connection with the Midstream Business. The term “Reinvested” has a meaning correlative thereto.

“Reinvestment Certificate” means with respect to any Triggering Sale, a certificate of a Responsible Officer of the Borrower delivered pursuant to Section 7.03(i) setting forth in reasonable detail how the Disposition Prepayment Amount corresponding to such Triggering Sale has been Reinvested and the portion of such Disposition Prepayment Amount which has not been Reinvested.

“Reinvestment Period” means with respect to any Triggering Sale made by any Loan Party, a period ending on the one hundred eightieth (180th) day after the receipt by such Loan Party of any Disposition Prepayment Amount (including receipt of any deferred payments for any such Triggering Sale or portion thereof, if and when received) in respect of such Triggering Sale.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject.

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MLP Credit Agreement

“Responsible Officer” means, with respect to any Person other than an individual, the President, the Chief Executive Officer, the Chief Financial Officer, Treasurer, Assistant Treasurer or any Vice President of such Person, or such other individual designated as a Responsible Officer by the directors, managers, general partner or comparable governing body of such Person, and solely with respect to delivery of certificates pursuant to Section 5.01(b) and any future incumbency certificates or deliveries of organizational documents, a Secretary or Assistant Secretary. With respect to any limited partnership, the term “Responsible Officer” means a Responsible Officer of such limited partnership’s general partner, unless such limited partnership has its own Responsible Officers.

“Restricted Payments” has the meaning specified in Section 8.08.

“Restricted Subsidiary” means any Subsidiary of the MLP other than an Unrestricted Subsidiary; provided that regardless of Borrower’s direct or indirect ownership interest in any JV Holdco, any Secured Joint Venture or any other joint venture, none of such Persons shall be a Restricted Subsidiary. Prior to the OpCo Trigger Date, none of the OpCo Entities will be a Restricted Subsidiary. Upon the OpCo Trigger Date, each OpCo Entity shall become a Restricted Subsidiary upon execution and delivery of a Joinder Agreement. For the avoidance of doubt, Borrower is a Restricted Subsidiary.

“Rights of Way” means, collectively, fee deeds, rights of way, easements, leases, servitudes, permits, licenses or other instruments covering any portion of the Midstream Assets of the MLP and its Restricted Subsidiaries.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the United States Department of State, or by the United Nations Security Council, the European Union or any European Union member state, or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Secured Joint Venture” means any Person engaged in the Midstream Business at least 50% of whose Equity Interests are owned, directly or indirectly, by the MLP and (i) whose Equity Interests owned directly or indirectly by the MLP are pledged as Collateral to secure the Secured Obligations, (ii) whose assets are subject to a perfected, first priority Lien (subject to Permitted Liens), granted by such Person on an undivided percentage interest of its assets, at least equal to the MLP’s Adjusted Proportionate Ownership Interest in such Secured Joint Venture, (iii) which MLP directly or indirectly operates or controls, and (iv) which has zero Indebtedness for borrowed money.

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MLP Credit Agreement

“Secured Joint Venture EBITDA Adjustment” means, for any fiscal quarter and with respect to any Secured Joint Venture, an amount equal to the product of (a) the MLP’s Adjusted Proportionate Ownership Interest in such Secured Joint Venture multiplied by (b) such Secured Joint Venture’s EBITDA, calculated as if it were a Restricted Subsidiary; provided that, for the purposes of calculating any Secured Joint Venture EBITDA Adjustment, for the fiscal quarter in which the closing date of any Secured Joint Venture occurs, such Secured Joint Venture’s EBITDA for such fiscal quarter shall be determined on a pro forma basis as though such closing date occurred on the first day of such fiscal quarter (such calculation to be acceptable to, and approved by, the Administrative Agent in its reasonable discretion).

“Secured Obligations” means, collectively, (a) the Obligations and (b) all present and future indebtedness, liabilities, and obligations (and all renewals and extensions thereof or any part thereof) now or hereafter owed by any Loan Party to any Lenders and/or Affiliates of any Lender arising pursuant to any Lender Hedging Agreement; provided that the term “Secured Obligations” shall not include any Excluded Pari Passu Hedging Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders and the Lenders and/or Affiliates of any Lender party to a Lender Hedging Agreement. The term “Secured Parties” shall include a former Lender or an Affiliate of a former Lender that is party to a Derivative Contract with any Loan Party; provided that such former Lender or Affiliate was a Lender or an Affiliate of a Lender at the time it entered into such Derivative Contract.

“Security Documents” means the deeds of trust, mortgages, security agreements, pledges, assignments, deposit account control agreements, security account control agreements and related financing statements listed on Schedule II to be executed and delivered by a Loan Party, JV Holdco or Secured Joint Venture on the Initial Availability Date, together with any and all other instruments executed on or after the Initial Availability Date by a Loan Party, JV Holdco or Secured Joint Venture as security for the payment of the Secured Obligations.

“Senior Debt Offering” means a private placement or a public sale of senior unsecured notes by the MLP or any Restricted Subsidiary having a maturity date no earlier than six months after the Stated Maturity Date and covenants no more restrictive (taken as a whole as determined by the MLP in good faith) than those set forth in this Agreement.

“Senior Secured Debt” means at any date, the sum of the following (without duplication): (i) all secured Indebtedness for borrowed money of the MLP and its Restricted Subsidiaries on a consolidated basis (including Indebtedness under this Agreement and purchase money Indebtedness and (ii) all obligations of the MLP and its Restricted Subsidiaries on a consolidated basis in respect of Capital Leases.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) Senior Secured Debt as of such date to (ii) EBITDA for the period of four consecutive fiscal quarters ending on such date.

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“Solvent” means, as to any Person on a particular date, that on such date (a) the fair value of all of the Property of such Person is greater than the amount of such Person’s liabilities (including contingent liabilities); (b) the present fair saleable value of all of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Disposition” means any Disposition (including any sale of Equity Interests in any Person) made by a Loan Party to a Person that is not a Loan Party (other than a Disposition permitted by Section 8.02(a), (b), (c), (d), (e), (f), (g), (h), (i), (j), or (k)).

“Specified Disposition Proceeds” means the Net Cash Proceeds received by any Loan Party in respect of a Specified Disposition.

“Specified Schedules” has the meaning specified in Section 1.04.

“Sponsor” means Howard Midstream Energy Partners, LLC, a Delaware limited liability company.

“Sponsor Credit Agreement” means that certain Credit Agreement of even date herewith by and among the Sponsor, as borrower, the Sponsor Facility Administrative Agent, the Sponsor Lenders and the Sponsor Issuing Lenders, as amended, supplemented, restated or replaced from time to time.

“Sponsor Facility Administrative Agent” means Royal Bank of Canada, as administrative agent pursuant to the Sponsor Credit Agreement, and any successor thereto.

“Sponsor Facility Commitment Amount” means the “Commitment Amount” as defined in the Sponsor Credit Agreement.

“Sponsor Issuing Lenders” means the “Issuing Lenders” as defined in the Sponsor Credit Agreement.

“Sponsor Lenders” means the “Lenders” as defined in the Sponsor Credit Agreement.

“Sponsor Obligations” means all “Obligations” as defined in the Sponsor Credit Agreement.

“Sponsor OpCo Surety Instrument” means any letter of credit, guaranty or other Surety Instrument issued on behalf of any OpCo Entity for which the Sponsor or any Sponsor Restricted Subsidiary is the account party or has the primary reimbursement obligation to the issuer of such letter of credit, guaranty or other Surety Instrument.

“Sponsor Restricted Subsidiaries” means the “Restricted Subsidiaries” as defined in the Sponsor Credit Agreement.

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“Sponsor Secured Obligations” means all “Secured Obligations” as defined in the Sponsor Credit Agreement.

“Sponsor Secured Parties” means the “Secured Parties” as defined in the Sponsor Credit Agreement.

“Sponsor Unrestricted Subsidiaries” means “Unrestricted Subsidiaries” as defined in the Sponsor Credit Agreement.

“Stated Maturity Date” means the date that is five (5) years after the Initial Availability Date.

“Status Report” means a report substantially in form of Exhibit F (or such other form as may be reasonably acceptable to the Administrative Agent) specifying system throughput and other information with respect to the assets of the Loan Parties and OpCo Entities, consistent with the MLP’s internal management reports.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“STRH Fee Letter” means that certain letter agreement, dated July 27, 2017, between the Sponsor and SunTrust Robinson Humphrey, Inc.

“Subsidiary” of any Person means any corporation, association, partnership, joint venture or other business entity of which either (a) more than 50% of the Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, association, partnership, joint venture or other entity are owned or controlled directly or indirectly by such Person, or one or more Subsidiaries of such Person, or a combination thereof, or (b) such Person is the general partner, in the case of any limited partnership. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the MLP.

“SunTrust LC Sublimit” means an amount equal to the lesser of (i) $25,000,000 and (ii) 50% of the sum of (a) the LC Sublimit plus (b) the LC Sublimit (as defined in the Sponsor Credit Agreement.

“Surety Instruments” means all letters of credit (including standby), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

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“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, excluding (i) such taxes as are imposed on or measured by such Lender’s or Administrative Agent’s net income (including income taxes or franchise taxes or branch profit taxes) by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or Administrative Agent, as the case may be, is organized or maintains a lending office or with which such Lender or Administrative Agent has a connection (other than any such connection arising from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), (ii) in the case of a Lender, U.S. federal withholding taxes in effect on the date on which (a) such Lender acquires an interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.13) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.1, amounts with respect to such taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) any taxes imposed as a result of the failure or inability of any such recipient to comply with the requirements of Section 3.01 or Section 3.05 and (iv) any United States withholding tax imposed under FATCA.

“Termination Date” means the earlier of (a) the Stated Maturity Date or (b) the date on which the Lenders’ Commitments terminate in accordance with the provisions of this Agreement.

“Threshold Default Amount” means an amount equal to $30,000,000.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (i) Funded Debt as of such date to (ii) EBITDA for the period of four consecutive fiscal quarters ending on such date.

“Triggering Sale” means any Specified Disposition, but only to the extent that the Specified Disposition Proceeds therefrom, when aggregated with all other Specified Disposition Proceeds received by the Loan Parties during the then-current fiscal year, exceeds the Prepayment Trigger Amount.

“Triggering Sale Certificate” means, with respect to any Triggering Sale, a certificate of a Responsible Officer of the MLP or Borrower delivered pursuant to Section 7.03(h) identifying such Triggering Sale and specifying the date of receipt by a Loan Party of the Specified Disposition Proceeds therefrom, the amount of such Specified Disposition Proceeds and the applicable Disposition Prepayment Amount.

“Triggering Sale Excess Amount” means, with respect to any Triggering Sale, the amount by which the Specified Disposition Proceeds therefrom, when aggregated with all other Specified Disposition Proceeds received by the Loan Parties and OpCo Entities during the then current fiscal year, exceeds the Prepayment Trigger Amount.

“UCC” means the Uniform Commercial Code.

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“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Subsidiary” and “Unrestricted Subsidiaries” have the meanings specified in Section 7.15(b). For the avoidance of doubt, each JV Holdco, each Secured Joint Venture, and, prior to the OpCo Trigger Date, each OpCo Entity shall be Unrestricted Subsidiaries.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Unless otherwise specified or the context clearly requires otherwise, the words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation, (iii) references to “Central Time” shall refer to Central Standard Time or Central Daylight Savings Time, as applicable, and (iv) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by counsel to, Administrative Agent, the Issuing Lenders, the Lenders, Borrower and the other Loan Parties, and are the products of all parties. Accordingly, they shall not be construed against Borrower, the other Loan Parties, the Lenders, Administrative Agent or the Issuing Lenders merely because of their involvement in the preparation thereof. The term “for borrowed money” shall not include (a) any undrawn amounts under letters of credit, (b) drawn amounts under letters of credit to the extent fully cash collateralized, (c) drawn amounts under letters of credit that have been otherwise reimbursed or (d) other Contingent Obligations except to the extent that there is a non-contingent obligation to make payment in respect of such Contingent Obligations at the time of determination (including non-contingent payment obligations to pay that exist at the time of determination but have not yet become due).

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1.03 Accounting Terms and Principles.

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

(b) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Borrower.

(c) References herein to Borrower’s financial statements or balance sheets shall mean, respectively, the consolidated financial statements or consolidated balance sheets of Borrower and its Restricted Subsidiaries.

(d) All references to GAAP and terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies the Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(e) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States as in effect on December 31, 2016 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States as in effect on December 31, 2016, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

1.04 Updates to Certain Schedules Prior to Initial Availability Date. Upon written notice to Administrative Agent not later than one Business Day prior to the Initial Availability Date, Borrower may from time to time prior to the Initial Availability Date update the information contained in Schedule 2.09, Schedule 6.01 and Schedule 7.15 (collectively, the “Specified Schedules”) with the approval of Administrative Agent (not to be unreasonably withheld, conditioned or delayed). No consent or approval of any of the Issuing Lenders or Lenders shall be required in connection with any such update requested by Borrower so long as the matters disclosed in any such update could not reasonably be expected to have a Material Adverse Effect. In the event Administrative Agent approves any requested update to any of the Specified Schedules, such updated Specified Schedule shall replace the prior Specified Schedule for all purposes of this Agreement. Administrative Agent shall notify the Issuing Lenders and Lenders of any updates to any of the Specified Schedules it approves.

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ARTICLE II

THE CREDITS

2.01 Amounts and Terms of the Commitments.

(a) Loans. Each Lender severally agrees, on the terms and conditions set forth herein, to make revolving credit loans to Borrower, in its Pro Rata Share (each such revolving credit loan, a “Loan”), from time to time on any Business Day during the period from the Initial Availability Date to the Termination Date, in an amount not to exceed the Available Credit Amount. The obligation of Borrower to repay the aggregate amount of all Loans made by the Lenders, together with interest accruing in connection therewith, shall be evidenced by Notes in favor of each Lender that requests a Note. The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on its Note. Interest on the Loans shall accrue and be due and payable as provided herein and therein. Subject to the terms and conditions hereof, until the Termination Date, Borrower may borrow, repay, and reborrow any Loans hereunder.

(b) Letters of Credit. Subject to the terms and conditions of Section 2.09 and relying upon the representations and warranties herein set forth, each Issuing Lender agrees to Issue standby Letters of Credit upon the request of Borrower at any time and from time to time on and after the Initial Availability Date and up to the Termination Date, so long as the aggregate amount of such Letters of Credit outstanding at any time does not exceed the LC Sublimit and in the case of SunTrust Bank as an Issuing Lender, does not exceed the SunTrust LC Sublimit. For the avoidance of doubt, Borrower may request Letters of Credit to be Issued for the benefit of any OpCo Entity. No Letter of Credit will be Issued in a face amount which, after giving effect to the Issuance of such Letter of Credit, would cause the Outstanding Amount to exceed the Commitment Amount.

(c) Commitment Amount Changes; Termination of Commitments.

(i) Unless previously terminated pursuant to the terms of this Agreement, the Commitments shall terminate on the Termination Date. The Borrower may at any time terminate the Commitments, or from time to time reduce the Commitment Amount; provided that (i) each reduction of the Commitment Amount shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate the Commitments or reduce the Commitment Amount if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.04, the Outstanding Amount would exceed the Commitment Amount as a result thereof.

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(ii) Subject to compliance with the OpCo LP Interest Drop-Down Conditions, upon completion of each OpCo LP Interest Drop-Down by Sponsor to the MLP and such transferred OpCo LP Interests becoming Collateral for the Obligations, the Commitment Amount shall be automatically increased by $7,000,000 for every 1% of OpCo LP Interests transferred by Sponsor to the MLP pursuant to such OpCo LP Interest Drop-Down. As an example, if pursuant to an OpCo LP Interest Drop-Down, Sponsor transfers OpCo LP Interests representing 15% of all OpCo LP Interests, the Commitment Amount would by increased by $105,000,000 (15 multiplied by $7,000,000); and if pursuant to an OpCo LP Interest Drop-Down, Sponsor transfers OpCo LP Interests representing 40% of all OpCo LP Interests, the Commitment Amount would by increased by $280,000,000 (40 multiplied by $7,000,000). Any notice to the Administrative Agent of an OpCo LP Interest Drop-Down shall (A) contain a certification by a Responsible Officer of Borrower certifying (x) that the OpCo LP Interest Drop-Down Conditions are (or on the effective date of such OpCo LP Interest Drop-Down will be) satisfied and (y) the percentage of OpCo LP Interests being transferred to the MLP pursuant to such OpCo LP Interest Drop-Down, and (B) be accompanied by draft documentation evidencing the transfer of the OpCo LP Interests pursuant to such OpCo LP Interest Drop-Down. Promptly, and in any event within five (5) Business Days, after any OpCo LP Interest Drop-Down, Borrower shall deliver to the Administrative Agent written evidence of the transfer of the OpCo LP Interests to the MLP pursuant to such OpCo LP Interest Drop-Down. Additionally, each Lender’s Commitment Amount will be increased by its Pro Rata Share of such increase in the Commitment Amount. Upon the completion of each OpCo LP Interest Drop-Down by Sponsor to the MLP and such transferred OpCo LP Interests becoming Collateral for the Obligations, after giving effect to such Commitment Amount increase, Schedule 2.01 shall be deemed amended to reflect the Pro Rata Shares then in effect.

(iii) The Borrower shall notify the Administrative Agent of any election to terminate the Commitments or reduce the Commitment Amount under Section 2.01(c)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section 2.01(c)(iii) shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings or other financings, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Commitments or reduction of the Commitment Amount shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Pro Rata Shares.

2.02 Procedure for Borrowing.

(a) Each Borrowing of Loans (other than fundings of Letters of Credit deemed to be Loans under Section 2.01(b)) shall be made upon Borrower’s irrevocable written notice delivered to Administrative Agent in the form of a Notice of Borrowing duly completed, which notice must be received by Administrative Agent prior to 11:00 a.m. (Central Time) (i) three (3) Business Days prior to the requested Borrowing Date, in the case of LIBOR Loans; and (ii) on the requested Borrowing Date, in the case of Base Rate Loans.

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(b) Each Notice of Borrowing shall specify (i) the amount of the Borrowing, which shall be in an aggregate amount (A) for Base Rate Loans, equal to (y) $100,000 or integral multiples in excess thereof or (z) if less than $100,000, the unadvanced portion of the Available Credit Amount, and (B) for LIBOR Loans, $500,000 or any multiple integrals of $100,000 in excess thereof (and if the Available Credit Amount as of such Borrowing Date is less than $500,000, then Borrower may not request a LIBOR Loan); (ii) the requested Borrowing Date, which shall be a Business Day; (iii) the Interest Rate Type of Loans comprising the Borrowing; and (iv) for LIBOR Loans, the duration of the Interest Period applicable to such Loans. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of LIBOR Loans, such Interest Period shall be three (3) months.

(c) Administrative Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender’s Pro Rata Share of that Borrowing and such Notice of Borrowing shall not thereafter be revocable by Borrower.

(d) Provided the applicable conditions in Section 5.03 (and in the case of the initial Borrowing, in Section 5.02) are met, each Lender will make the amount of its Pro Rata Share of each Borrowing of Loans available to Administrative Agent for the account of Borrower at Administrative Agent’s Payment Office by 1:00 p.m. (Central time) on the Borrowing Date requested by Borrower in funds immediately available to Administrative Agent. The proceeds of all such Loans will then be made available to Borrower by Administrative Agent to Borrower’s operating account with Administrative Agent of like funds as received or by wire transfer in accordance with written instructions provided to Administrative Agent by Borrower.

2.03 Conversion and Continuation Elections.

(a) Prior to the Termination Date, the Borrower may, upon irrevocable notice to Administrative Agent in accordance with Section 2.03(b): (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of LIBOR Loans, to convert any such Loans into Loans of any other Interest Rate Type; or (ii) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day; provided, that no more than five (5) LIBOR Loan tranches may exist at any one time and if at any time any borrowing of LIBOR Loans is reduced by payment, prepayment or conversion of part thereof to less than $100,000, such LIBOR Loans shall automatically convert into Base Rate Loans.

(b) Borrower shall deliver an irrevocable Notice of Conversion/Continuation to the Administrative Agent not later than 11:00 a.m. (Central time) at least (i) three (3) Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into LIBOR Loans; (ii) three (3) Business Days in advance of the last day of any Interest Period applicable to LIBOR Loans, if any such Loans are to be continued as LIBOR Loans of the same or a different Interest Period, and (iii) one (1) Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, in each

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case specifying: (A) the proposed Conversion/Continuation Date; (B) the aggregate amount of Loans to be converted or renewed; (C) the Interest Rate Type of Loans resulting from the proposed conversion or continuation; and (D) other than in the case of conversion into Base Rate Loans, the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to LIBOR Loans, Borrower has failed to timely notify Administrative Agent of its selection of a new Interest Period to be applicable to such LIBOR Loans, or if any Event of Default then exists, Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

2.04 Prepayments.

(a) Optional Prepayments. Borrower may, at any time or from time to time, upon delivery of a Prepayment Notice to Administrative Agent not less than one Business Day prior to the applicable prepayment date:

(i) prepay Base Rate Loans, in whole or in part, in minimum principal amounts of $100,000 or integral multiples thereof (unless the amount of Base Rate Loans is less than $100,000, in which case such prepayment shall be equal to the then outstanding amount of Base Rate Loans); and

(ii) prepay LIBOR Loans, in whole or in part, in minimum principal amounts of $500,000 or any multiple integrals of $100,000 in excess thereof; however, early termination of LIBOR tranches will result in breakage fees in accordance with Section 3.03.

Each Prepayment Notice shall specify the date and amount of such prepayment and the Interest Rate Type(s) of Loans to be prepaid. The payment amount specified in such notice shall be due and payable on the date specified therein, together with (A) accrued interest to such date on the amount prepaid to the extent required under Section 2.05(b)(ii) and (B) any amounts required pursuant to Section 3.03. Except as required pursuant to Section 3.03, there shall be no penalty or premium for such prepayment. Notwithstanding the foregoing, any Prepayment Notice delivered in connection with any refinancing of the entire Obligations under this Agreement with the proceeds of such refinancing may be, if expressly so stated to be, contingent upon the consummation of such refinancing and may be revoked by Borrower in the event such refinancing is not consummated (provided that the failure of such contingency shall not relieve Borrower from its obligations in respect thereof under Section 3.03).

(b) Mandatory Prepayment.

(i) If, on any day, the Outstanding Amount exceeds the Commitment Amount (other than a result of the circumstances described in Section 2.04(b)(ii)), then Borrower shall promptly on demand (but in no event later than two (2) Business Days after such demand) repay such excess to Administrative Agent for the ratable account of the Lenders in immediately available funds.

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(ii) If the Outstanding Amount would exceed the Commitment Amount on the effective date of any reduction in the Commitment Amount pursuant to Section 2.01(c)(i), then on such day Borrower shall repay such excess to Administrative Agent for the ratable account of the Lenders in immediately available funds.

(iii) If any portion of the Disposition Prepayment Amount from any Triggering Sale (including any deferred purchase price therefor) has not been Reinvested by the expiration of the applicable Reinvestment Period (such portion of such Disposition Prepayment Amount that has not been so Reinvested, the “Non-Reinvested Amount”), then on the fifth (5th) Business Day after the applicable Reinvestment Period ends, the Loans shall be prepaid (without any corresponding reduction in the Commitment Amount) in an amount equal to the Non-Reinvested Amount.

2.05 Repayment; Interest.

(a) Loans. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, on the Termination Date, Borrower shall pay to Administrative Agent, for the account of each Lender, any and all outstanding principal of the Loans, together with all accrued but unpaid interest thereon.

(b) Interest.

(i) Each Loan shall bear interest on the principal amount thereof outstanding from the applicable Borrowing Date or date of conversion or continuation pursuant to Section 2.03, as the case may be, at a rate per annum equal to the lesser of (a) the Applicable Rate or (b) the Highest Lawful Rate.

(ii) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of LIBOR Loans under Section 2.04 for the portion of the Loans so prepaid.

(iii) Notwithstanding Section 2.05(b)(i), (A) during the occurrence and continuance of an Event of Default under Section 10.01(a), (f) or (g) the principal amount of all outstanding Loans shall bear interest at a rate per annum equal to the lesser of (x) the Highest Lawful Rate or (y) the Default Rate, and (B) during the occurrence and continuance of any other Event of Default, the Majority Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Majority Lenders notwithstanding any provision of Section 13.01 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that the principal amount of all outstanding Loans bear interest at a rate per annum equal to the lesser of (x) the Highest Lawful Rate or (y) the Default Rate.

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MLP Credit Agreement

2.06 Fees.

(a) Commitment Fee. Subject to Section 2.12(b), Borrower shall pay to Administrative Agent, for the ratable account of the Lenders, a Commitment Fee equal to the Commitment Fee Rate specified in the definition of “Applicable Margin” multiplied by the actual daily Available Credit Amount. Such Commitment Fee shall accrue from the Initial Availability Date until the Termination Date and shall be due and payable quarterly in arrears on the first day of each calendar quarter, commencing on the first such day to occur after the Initial Availability Date, with the final payment to be made on the Termination Date. The Commitment Fee provided in this subsection shall accrue at all times from the Initial Availability Date until the Termination Date, including at any time during such period when one or more conditions in Section 5.03 are not met.

(b) Letter of Credit Fees. Subject to Section 2.12(b), Borrower agrees to pay (i) to Administrative Agent, for the ratable account of the Lenders, a fee on each Letter of Credit Issued by an Issuing Lender, calculated as a per annum amount equal to the Applicable Margin for LIBOR Loans multiplied by the amount available to be drawn under such Letter of Credit, and (ii) to the applicable Issuing Lender, for its own account, a fronting fee with respect to each Letter of Credit Issued by such Issuing Lender in an amount equal to the greater of $500 or 0.20% per annum of the daily amount available to be drawn under such Letter of Credit, together with such Issuing Lender’s other usual and customary fees for amendment to, transfer of, or negotiation of the terms of, each Letter of Credit (collectively, “Letter of Credit Fees”). Such Letter of Credit Fees shall be due and payable quarterly in arrears on the fifth day following each calendar quarter-end for the period from and including the date of Issuance of such Letter of Credit to (but excluding) the date upon which such Letter of Credit expires or terminates.

(c) Other Fees. Borrower shall pay to the Administrative Agent, for its own account, fees in the amounts and at the times specified in the RBC Fee Letter and shall pay to SunTrust Bank, for its own account, fees in the amounts and at the times specified in the STRH Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.07 Computation of Fees and Interest.

(a) All computations of Base Rate based on the Prime Rate shall be made on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be, and all computations of Base Rate based on the Federal Funds Rate or Adjusted LIBOR for a one-month Interest Period shall be made on the actual number of days elapsed in a year of 360 days. All computations of LIBOR shall be made on the actual number of days elapsed in a year of 360 days. All other computations of fees shall be made on the basis of the actual number of days elapsed in a year of 360 days. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) Each determination of an interest rate by Administrative Agent shall be conclusive and binding on the parties in the absence of manifest error.

2.08 Payments by Borrower; Borrowings Pro Rata.

(a) Except as provided in Section 3.06, all payments to be made by Borrower hereunder shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative

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Agent at Administrative Agent’s Payment Office for the account of Administrative Agent or the Lender(s) to whom such payment is owed, and shall be made in dollars and in immediately available funds, no later than 11:00 a.m. (Central time) on the date due. Any payment received by Administrative Agent later than 11:00 a.m. (Central time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b) Except as otherwise expressly provided herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Except to the extent otherwise provided herein, (i) each payment by Borrower of fees (other than fees to the Arranger, Administrative Agent or Issuing Lenders) payable to the Lenders shall be made for the account of such Lenders pro rata in accordance with their respective Pro Rata Shares, (ii) each payment of principal of Loans shall be made for the account of the Lenders ratably (as used in this Section 2.08(c)(ii) “ratably” means, on any date of determination, that proportion which the portion of the total principal of Loans owed to a Lender bears to the total aggregate principal of Loans owed to all Lenders on such date of determination), and (iii) each payment of interest on Loans shall be made for the account of the Lenders ratably (as used in this Section 2.08(c)(iii) “ratably” means, on any date of determination, that proportion which the portion of the total accrued interest owed to a Lender bears to the total aggregate interest owed to all Lenders on such date of determination). Notwithstanding the foregoing, to the extent money is received by Administrative Agent pursuant to the exercise of remedies under the Security Documents, such money shall be applied to the pro rata payment of Secured Obligations as provided in Section 10.05.

(d) Administrative Agent will promptly distribute to each Lender its applicable share of such payment in like funds as received. Subject to the terms of the Intercreditor Agreement, if then in effect, when Administrative Agent collects or receives money on account of the Obligations or otherwise pursuant to the Security Documents, if such money is insufficient to pay all such Obligations, such money shall be applied first to any reimbursements of any fees and expenses due Administrative Agent and, after payment of such amounts in full, shall be applied ratably to the outstanding Obligation of each Lender, except that any monies received after the exercise of remedies provided in Section 10.02 shall be applied as provided in Section 10.05.

(e) Unless Administrative Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent on such date in immediately available funds and Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower has not made such payment in full to Administrative Agent, each Lender shall repay to Administrative Agent on demand such amount distributed to such Lender, together with interest thereon for each day from the date such amount is distributed to such Lender at the Federal Funds Rate for the first three (3) days following demand by Administrative Agent and at the Base Rate for each day thereafter until the date repaid.

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(f) Except to the extent otherwise expressly provided herein, each Borrowing of Loans hereunder shall be from the Lenders pro rata in accordance with their respective Pro Rata Shares.

2.09 Issuing the Letters of Credit.

(a) Subject to the terms and conditions set forth herein, Borrower may request that an Issuing Lender, and each Issuing Lender agrees, in reliance upon the agreements of the Lenders in this Section 2.09, to Issue Letters of Credit, at any time and from time to time as set forth herein. In order to effect the Issuance of a Letter of Credit, Borrower shall submit a Notice of Borrowing and an LC Application in writing to an Issuing Lender selected by Borrower not later than 1:00 p.m. (Central time), three (3) Business Days before the requested date of Issuance of such Letter of Credit. Each such Notice of Borrowing and LC Application shall be signed by Borrower, and shall specify the Business Day on which such Letter of Credit is to be Issued, the purpose for the requested Letter of Credit, the aggregate LC Obligations then outstanding and the availability under the LC Sublimit (and in the case of a Letter of Credit to be issued by SunTrust Bank as Issuing Lender, the SunTrust LC Sublimit) as of the date of Issuance of such Letter of Credit and after giving effect thereto, the expiry date thereof (which shall not be later than the earlier of (i) twelve (12) months from the date of Issuance of such Letter of Credit (or an amendment or renewal thereof by such Issuing Lender) and (ii) twenty (20) days prior to the Stated Maturity Date), and the beneficiary of such Letter of Credit; provided that, upon Borrower’s request, any Issuing Lender may, in its sole discretion, elect to Issue Letters of Credit that have an expiry date later than the date specified in clause (ii) above (including after the Stated Maturity Date) so long as Borrower provides cash collateral to such Issuing Lender in accordance with Section 2.09(g) in an amount, at the time and in a manner reasonably satisfactory to such Issuing Lender; provided further that any Letter of Credit may contain customary automatic renewal provisions agreed upon by Borrower and such Issuing Lender pursuant to which the expiration date of such Letter of Credit (an “Auto Renewal Letter of Credit”) shall automatically be extended for successive periods of up to twelve (12) months (but not later than the date specified in clause (ii) above (or such later date as such Issuing Lender may agree in its sole discretion as provided above)). Any Auto Renewal Letter of Credit must permit the applicable Issuing Lender to prevent the renewal thereof at least once in each twelve month period (commencing with the date of Issuance of such Letter of Credit) by giving the beneficiary thereof prior notice not later than a day in each such twelve month period to be agreed upon at the time such Letter of Credit is Issued. Unless otherwise directed by the applicable Issuing Lender, Borrower shall not be required to make a specific request to such Issuing Lender for any such renewal. Once an Auto Renewal Letter of Credit is Issued by any Issuing Lender, the Lenders shall be deemed to have authorized (but may not require) such Issuing Lender to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Stated Maturity Date (or such later date as such Issuing Lender may agree in its sole discretion as provided above). Notwithstanding the foregoing, each Existing Letter of Credit shall be deemed to be a Letter of Credit Issued on the Initial Availability Date by the applicable Issuing Lender for all purposes of the Loan Documents.

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(b) With respect to any requested Letter of Credit, upon satisfaction of the applicable terms and conditions set forth in Section 5.03, the applicable Issuing Lender shall Issue such Letter of Credit to the specified beneficiary not later than the close of business at such Issuing Lender’s principal address set forth on Schedule 2.01, on the date specified in the applicable Notice of Borrowing. Each Issuing Lender shall provide Borrower and Administrative Agent, and Administrative Agent shall provide each other Lender, with a copy of each Letter of Credit so Issued. Each such Letter of Credit shall (i) provide for the payment of drafts, presented for honor thereunder by the beneficiary in accordance with the terms thereof, at sight when accompanied by the documents described therein and (ii) unless otherwise expressly agreed by the applicable Issuing Lender and Borrower at the time such Letter of Credit is Issued, be subject to the rules of the “International Standby Practices of 1998” or such later version as may be published by the Institute of International Banking Law and Practice (the “ISP 1998”) and shall, as to matters not governed by the ISP 1998, be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(c) Upon the Issuance date of each Letter of Credit by an Issuing Lender, such Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each other Lender, and each other Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Lender, a participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit, the obligations thereunder and in the reimbursement obligations of Borrower due in respect of drawings made under such Letter of Credit. If requested by such Issuing Lender, the other Lenders will execute any other documents reasonably requested by such Issuing Lender to evidence the purchase of such participation.

(d) Upon the presentment of any draft for honor under any Letter of Credit by the beneficiary thereof which the applicable Issuing Lender determines is in compliance with the conditions for payment thereunder, such Issuing Lender shall promptly notify Borrower and the Administrative Agent of the intended date of honor of such draft and Borrower hereby promises and agrees, at Borrower’s option, to either (i) pay to such Issuing Lender, by 2:00 p.m. (Central time), on the date payment is due as specified in such notice, the full amount of such draft in immediately available funds or (ii) request a Loan pursuant to the provisions of Section 2.01(a) and Section 2.02 in the full amount of such draft, which request shall specify that the Borrowing Date of such Loan is to be the date payment is due under the Letter of Credit as specified in such Issuing Lender’s notice. If Borrower fails to timely make such payment or Borrower is unable to obtain a Loan in the full amount of such draft on the date payment is due under the applicable Letter of Credit, each Lender shall, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of Default), make available to such Issuing Lender an amount equal to such Lender’s Pro Rata Share of the presented draft on the day such Issuing Lender is required to so honor such draft. If such amount is not in fact made available to such Issuing Lender by such Lender on such date, such Lender shall pay to such Issuing Lender, on demand made by such Issuing Lender, in addition to such amount, interest thereon at the Federal Funds Rate for the first three (3) days following demand and at the Base Rate thereafter until paid. Upon receipt by the applicable Issuing Lender from the Lenders of the full amount of such draft, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of Default), the full amount of such draft shall, automatically and without any action by Borrower, be deemed to have been a Loan as of the date of payment of such draft. Nothing in this paragraph (d) or elsewhere in this

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Agreement shall diminish Borrower’s obligation under this Agreement to provide the funds for the payment of, or on demand to reimburse the applicable Issuing Lender for payment of any draft presented to, and duly honored by, an Issuing Lender under any Letter of Credit, and the automatic funding of a Loan by the Lenders in the event Borrower fails to reimburse the applicable Issuing Lender on the date payment is due under the applicable Letter of Credit (whether with its own funds or from a Loan requested by Borrower as specified above) shall not constitute a cure or waiver of the Event of Default arising from Borrower’s failure to reimburse the Issuing Lender by the time required in this paragraph.

(e) In order to induce the Issuance of Letters of Credit by the Issuing Lenders and the purchase of participations therein by the other Lenders, Borrower agrees with the Issuing Lenders and the other Lenders that none of Administrative Agent, the Issuing Lenders or any other Lender shall be responsible or liable (except as provided in the following sentence) for amounts paid by the Issuing Lenders, as provided in Section 2.09(d) above, on account of drafts so honored under the Letters of Credit, AND BORROWER’S UNCONDITIONAL OBLIGATION TO REIMBURSE THE ISSUING LENDERS FOR SUCH AMOUNTS SHALL NOT BE AFFECTED BY ANY CIRCUMSTANCE, ACT OR OMISSION WHATSOEVER (WHETHER OR NOT KNOWN TO ADMINISTRATIVE AGENT OR ANY LENDER, INCLUDING THE APPLICABLE ISSUING LENDER) OTHER THAN A CIRCUMSTANCE, ACT OR OMISSION RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH ISSUING LENDER. BORROWER AGREES THAT ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY THE ISSUING LENDERS UNDER OR IN CONNECTION WITH ANY LETTER OF CREDIT OR ANY RELATED DRAFT, DOCUMENT OR PROPERTY SHALL BE BINDING ON BORROWER AND SHALL NOT PUT THE ISSUING LENDERS UNDER ANY RESULTING LIABILITY TO BORROWER, UNLESS SUCH ACTION OR OMISSION IS THE RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE APPLICABLE ISSUING LENDER. Borrower hereby waives presentment for payment (except the presentment required by the terms of any Letter of Credit) and notice of dishonor, protest and notice of protest with respect to drafts honored under the Letters of Credit. The applicable Issuing Lender agrees to promptly notify Borrower whenever a draft is presented under any Letter of Credit Issued by such Issuing Lender, but failure to so notify Borrower shall not in any way affect Borrower’s obligations hereunder.

(f) In the event that any provision of a LC Application is inconsistent with, or in conflict with, any provision of this Agreement, including provisions for the rate of interest applicable to drawings thereunder or rights of setoff or any representations, warranties, covenants or any events of default set forth therein, the provisions of this Agreement shall govern.

(g) If the Obligations, or any part thereof, are declared or otherwise become immediately due and payable pursuant to Article X of this Agreement, then all LC Obligations shall become immediately due and payable without regard for actual drawings or payments on the Letters of Credit, and Borrower shall be obligated to immediately pay to Administrative Agent, for the benefit of one or more of the Issuing Lenders or the Lenders, an amount equal to the LC Obligations. All amounts made due and payable by Borrower under this Section 2.09(g) may be applied as the applicable Issuing Lender elects to any of the various LC Obligations owed to such Issuing Lender; provided, however, that such amounts applied by an Issuing

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MLP Credit Agreement

Lender to the LC Obligations owed to it shall be (a) first applied to the Matured LC Obligations owed to it, and (b) second held by such Issuing Lender as LC Collateral in an LC Collateral Account held by such Issuing Lender until all remaining Obligations in respect of Letters of Credit Issued by such Issuing Lender have been satisfied. This Section 2.09(g) shall not limit or impair any rights which Administrative Agent, the Issuing Lenders or any of the Lenders may have under any other document or agreement relating to any Letter of Credit or LC Obligation including, without limitation, any LC Application. Borrower hereby grants a security interest in and Lien on the LC Collateral Account to Administrative Agent for and on behalf of the Issuing Lenders and the Lenders as security for the Obligations. Borrower agrees to execute and deliver from time to time such documentation as Administrative Agent may reasonably request to further assure such security interest.

(h) If an Issuing Lender ceases to be a Lender, it may resign as Issuing Lender as to any new Letters of Credit by delivering notice of such resignation to Borrower and Administrative Agent.

2.10 Payments by the Lenders to Administrative Agent.

(a) Unless Administrative Agent receives notice from a Lender (i) with respect to any Borrowing to be made on the Initial Availability Date, on or prior to the Initial Availability Date or (ii) with respect to any Borrowing to be made after the Initial Availability Date, at least one (1) Business Day prior to the applicable Borrowing Date, that such Lender will not make available as and when required hereunder to Administrative Agent for the account of Borrower the amount of such Lender’s Pro Rata Share of the applicable Borrowing, Administrative Agent may assume that each Lender has made such amount available to Administrative Agent in immediately available funds on the Borrowing Date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Administrative Agent in immediately available funds and Administrative Agent in such circumstances has made available to Borrower such amount, that Lender shall, on the Business Day following such Borrowing Date, make such amount available to Administrative Agent, together with interest at the Federal Funds Rate for the first three (3) days during such period and at the Base Rate thereafter until paid. A notice of Administrative Agent submitted to any Lender with respect to amounts owing under this Section 2.10(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to Administrative Agent shall constitute such Lender’s Loan on the Borrowing Date for all purposes of this Agreement. If such amount is not made available to Administrative Agent on the Business Day following the Borrowing Date, Administrative Agent will notify Borrower of such failure to fund and, upon demand by Administrative Agent, Borrower shall pay such amount to Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at the interest rate applicable to such Borrowing.

(b) The failure of any Lender to make any Loan on any Borrowing Date shall not relieve the other Lenders of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

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2.11 Sharing of Payments, Etc. If any Lender shall obtain any payment in respect of any principal of or interest on any of its Loans or participations in Letters of Credit (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of the amount such Lender was entitled to receive pursuant to the terms hereof, such Lender shall immediately (a) notify Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment according to the terms hereof; provided, however, that (i) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall, to that extent, be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (A) the amount of such paying Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (ii) the provisions of this Section 2.11 shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or other Obligations to any assignee or participant (other than to Sponsor, MLP or any Subsidiary of either of them, as to which the provisions of this Section 2.11 shall apply). Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.03) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments.

2.12 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) if any LC Obligations exist at the time such Lender becomes a Defaulting Lender, then:

(i) the LC Obligations (if any) of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective no later than one Business Day after the Administrative Agent has actual knowledge that such Lender has become a Defaulting Lender) among the Lenders which are not Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment); provided that the Pro Rata Share of the Outstanding Amount of each Lender that was not a Defaulting Lender may not in any event exceed the Commitment of such Lender as in effect at the time of such reallocation; and

(ii) to the extent that any portion (the “unreallocated portion”) of the LC Obligations of a Defaulting Lender cannot be reallocated or can only partially be effected pursuant to subsection (a) above for any reason, the Borrower will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the relevant Issuing Lender), (y) cash collateralize the LC Obligations of

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such Defaulting Lender in an amount at least equal to the aggregate amount of the unreallocated portion of the LC Obligations of such Defaulting Lender in accordance with Section 2.09(g), or (z) make other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender;

provided that neither any such reallocation nor any payment by a Lender that was not a Defaulting Lender pursuant thereto nor any such cash collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lenders or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a non-Defaulting Lender;

(b) (i) Commitment Fees shall cease to accrue pursuant to Section 2.06(a) on the unfunded portion of the Commitment of such Defaulting Lender, (ii) such Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the LC Obligations for which it has funded its participation or otherwise provided cash collateral, and (iii) with respect to any Letter of Credit Fees not required to be paid to such Defaulting Lender, Borrower shall pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations that has been reallocated to such non-Defaulting Lender pursuant to Section 2.12(a) above;

(c) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 13.01) and the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Majority Lenders or each adversely affected Lender have taken or may take any action hereunder; and

(d) the Issuing Lenders shall not be required to Issue, amend or increase any Letter of Credit, unless the applicable Issuing Lender is satisfied that the related exposure will be 100% covered by the Commitments of the Lenders that are not Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.09(g) and participating interests in any such newly Issued or increased Letter of Credit shall be allocated among the Lenders that are not Defaulting Lenders pro rata (and such Defaulting Lender shall not participate therein).

In the event that each of the Administrative Agent, Borrower and the Issuing Lenders agree that a Lender that is a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Commitments and LC Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

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2.13 Replacement of Lenders. If (a) any Lender requests compensation under Section 3.02, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (b) any Lender becomes a Defaulting Lender or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 13.01, the consent of Majority Lenders shall have been obtained but the consent of one or more of such other Lenders whose consent is required shall not have been obtained (each a “Non-Consenting Lender”), then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate (and each Lender hereby agrees to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 13.08), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) to the extent required by Section 13.08(c), Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments. A Lender (other than a Defaulting Lender) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply. Nothing in this Section 2.13 shall be deemed to prejudice any rights that the Borrower or any Lender that is not a Defaulting Lender may have against any Lender that is a Defaulting Lender.

2.14 Increases in Commitment Amount.

(a) Subject to the terms and conditions set forth herein, Borrower shall have the right on one or more occasions to cause an increase in the Commitment Amount (each such increase, an “Accordion”); provided that (i) each Accordion shall be in a minimum amount of $10,000,000 and (ii) the aggregate amount of all Accordions shall not exceed $150,000,000. Each Accordion may be effected without the consent of any Lender, other than each Lender that may be providing all or any portion of such Accordion and each Issuing Lender (such consent of the Issuing Lenders not to be unreasonably withheld, delayed or conditioned). It is within the sole and absolute discretion of each Lender whether to increase its Commitment pursuant to any Accordion requested by Borrower. In order to request an Accordion, Borrower shall deliver to Administrative Agent an Accordion Exercise Request executed by a Responsible Officer, which shall request a proposed effectiveness date for such Accordion no earlier than ten (10) Business Days from the date such Accordion Exercise Request is delivered to Administrative Agent.

(b) Borrower may arrange for any Accordion to be provided by one or more Lenders and/or by adding to this Agreement one or more additional financial institutions that satisfy the requirements for Assignees in Section 13.08(c) and are not already Lenders hereunder, in which case such additional financial institutions shall be acceptable to Administrative Agent and Issuing Lenders (such acceptance not to be unreasonably withheld or delayed). It shall not be a condition to obtaining an Accordion that the full amount of the Accordion requested by Borrower in the applicable Accordion Exercise Request be provided; however, unless waived, the minimum amount specified in Section 2.14(a) must be provided.

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(c) The effectiveness of each Accordion is subject to the satisfaction of the following conditions precedent (the date such conditions are satisfied with respect to any Accordion, an “Accordion Exercise Date”):

(i) Administrative Agent shall have received resolutions of Borrower’s governing body authorizing such Accordion and Borrower’s ability to borrow thereunder;

(ii) as of the Accordion Exercise Date, both immediately before and after giving effect to such Accordion, (A) all representations and warranties set forth in the Loan Documents shall be true and correct in all material respects (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date or unless qualified by a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects) and (B) no Default or Event of Default shall have occurred and be continuing;

(iii) Administrative Agent shall have received duly executed Notes from Borrower for each of the Lenders that has requested a Note in an amount equal to each such Lender’s Pro Rata Share of the Commitment Amount after giving effect to such Accordion; and

(iv) Borrower shall have paid all fees and expenses associated with such Accordion on or before the applicable Accordion Exercise Date.

(d) If the Commitment Amount is increased pursuant to an Accordion in accordance with this Section 2.14, Administrative Agent and Borrower shall determine the allocation of the final Pro Rata Shares after giving effect to such Accordion. Administrative Agent shall promptly notify Borrower and the Lenders of the final amount and allocation of the Pro Rata Shares after giving effect to such Accordion and the Accordion Exercise Date. On the Accordion Exercise Date, all outstanding Loans and Commitments shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respectively revised Pro Rata Shares after giving effect to such Accordion, and the Lenders shall make purchases and adjustments among themselves with respect to the Loans and Commitments then outstanding and amounts of principal, interest, fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of Administrative Agent, in order to effect such reallocation of the Pro Rata Shares. In connection with such reallocation among the Lenders, on the Accordion Exercise Date, the Loan Parties shall promptly reimburse the Lenders for losses and expenses incurred in respect of LIBOR Loans in accordance with Section 3.03. Upon the Accordion Exercise Date, after giving effect to such Accordion, Schedule 2.01 shall be deemed amended to reflect the increased Commitment Amount and the Pro Rata Shares then in effect.

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(e) In connection with any Accordion, if Administrative Agent deems it advisable in its sole discretion, Borrower, each other Loan Party and each Lender shall execute an amendment to this Agreement, in form and substance reasonably acceptable to Administrative Agent, to document such Accordion.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by Borrower to each Lender or Administrative Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes unless required by law. In addition, Borrower shall promptly pay all Other Taxes.

(b) Borrower agrees to indemnify and hold harmless each Lender and Administrative Agent, within thirty (30) days after demand therefor, for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section) paid by each Lender and Administrative Agent, with respect to amounts received by such Lender or Administrative Agent, as applicable, in respect of Borrower’s obligations pursuant to the Loan Documents, and any liability (including penalties, interest, additions to tax and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, however, that Borrower shall not be obligated to make payment to any Lender or the Administrative Agent (as the case may be) pursuant to this Section 3.01 in respect of penalties, interest and other liabilities attributable to any Taxes or Other Taxes if written demand therefor has not been made by such Lender or Administrative Agent within 180 days from the date on which such Lender or Administrative Agent received written notice of the imposition of the Taxes or Other Taxes by the relevant taxing or Governmental Authority, but only to the extent such penalties, interest and other similar liabilities are attributable to such failure or delay by the Administrative Agent or such Lender in making such written demand.

(c) If Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or Administrative Agent, then: (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional Taxes or Other Taxes payable under this Section 3.01) such Lender or Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made; (ii) Borrower shall make such deductions and withholdings; and (iii) Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

(d) Upon payment by Borrower of Taxes or Other Taxes under Section 3.01(c) above, Borrower shall furnish Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to Administrative Agent.

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(e) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) For purposes of determining withholding taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

3.02 Increased Costs and Reduction of Return.

(a) Subject to the provisions of Section 3.01 (which shall be controlling with respect to the matters covered thereby), if any Lender determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by or participations in Letters of Credit held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity and such Lender’s desired return on capital), then Borrower shall be liable for, and shall from time to time, upon demand of such Lender to Borrower through Administrative Agent, pay to Lender additional amounts as are sufficient to compensate such Lender for any such reduction suffered; provided that such Lender is generally seeking, or intends to generally seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right to do so) with respect to such Change in Law regarding capital or liquidity requirements.

(b) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR) or any Issuing Lender;

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(ii) subject Administrative Agent or any Lender to any Taxes (other than (A) Taxes described in clauses (i) through (iii) of the definition of Taxes and (B) Taxes addressed in Section 3.01) on its Loans, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such Issuing Lender of participating in, Issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to Issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Lender hereunder (whether of principal, interest or any other amount); then, upon request of such Lender or Issuing Lender, the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered as a consequence of clauses (i), (ii) or (iii) above.

(c) In the event any Lender or Issuing Lender seeks reimbursement or compensation under this Article III, such Lender shall deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount payable to such Lender hereunder.

(d) Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

3.03 Funding Losses. Borrower shall reimburse each Lender and hold each Lender harmless from any monetary loss or expense which such Lender may actually sustain or incur as a consequence of: (a) the failure of Borrower to make any payment of principal of any LIBOR Loan when due and payable hereunder; (b) the failure of Borrower to borrow, continue or convert a LIBOR Loan after Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation (including by reason of the failure to satisfy any condition precedent thereto); (c) the failure of Borrower to make any prepayment of any LIBOR Loan in accordance with any notice delivered under Section 2.04; (d) the prepayment or other payment (including after acceleration thereof) of any LIBOR Loan on a day that is not the

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last day of the relevant Interest Period; or (e) the automatic conversion under Section 2.03 of any LIBOR Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by such Lender to maintain its LIBOR Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by Borrower to a Lender under this Section 3.03, each LIBOR Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR for such LIBOR Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan is in fact so funded and without proration or offset.

3.04 Inability to Determine Rates. If any Lender reasonably determines that (i) for any reason adequate and reasonable means do not exist for determining Adjusted LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan, (ii) the Adjusted LIBOR applicable for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lender of funding such Loan, or (iii) deposits in Dollars are unavailable in the London interbank market, that it will promptly so notify Borrower. Thereafter, the obligation of such Lender to make, maintain or convert Loans into LIBOR Loans hereunder shall be suspended until such Lender revokes such notice in writing and each LIBOR Loan that has been affected will automatically, on the last day of the then-existing Interest Period therefor, convert into a Base Rate Loan. Upon receipt of such notice, Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If Borrower does not revoke such notice, such Lender shall make, convert or continue the Loans, as proposed by Borrower, in the amount specified in the applicable notice submitted by Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBOR Loans.

3.05 Status of Lenders.

(a) Each Lender and Assignee (by executing an Assignment and Acceptance) that is organized under the laws of the United States, one of its states or the District of Columbia shall deliver to the Borrower and the Administrative Agent on or prior to the date such Person becomes a Lender or Assignee, as the case may be, under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Person is exempt from U.S. federal backup withholding tax.

(b) Each Lender and Assignee (by executing an Assignment and Acceptance) that is not organized under the laws of the United States, one of its states or the District of Columbia (a) represents to Administrative Agent and Borrower that (i) no Taxes are required to be withheld by Administrative Agent or any Loan Party with respect to any payments to be made to it in respect of the Obligations, and (ii) it has furnished to Administrative Agent and Borrower two (2) duly completed copies of U.S. Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or other form acceptable to Administrative Agent and Borrower that entitles it to exemption from U.S. federal withholding Tax on all payments with respect to the Obligations under the Loan Documents, including specifically, in the case of such a Lender or Assignee (as the case may be) claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Person is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the

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Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed and executed copies of IRS Form W-8BEN or Form W-8BEN-E, and (b) covenants to (i) provide Administrative Agent and Borrower a new Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or other form acceptable to Administrative Agent upon the expiration or obsolescence of any previously delivered form according to applicable laws and regulations, duly executed and completed by it, and (ii) comply from time to time with all applicable laws and regulations with regard to the withholding Tax exemption.

(c) If any of the foregoing is not true or the applicable forms are not provided, then (a) Borrower and Administrative Agent (but without duplication) may deduct and withhold from interest payments under the Loan Documents any U.S. federal income Tax at the maximum rate under the Code (taking into account any reduction to which each Lender or Assignee is entitled under an applicable United States tax treaty) and (b) each Lender and Assignee shall indemnify and hold harmless Borrower for the full amount of such Tax. The indemnities afforded by each Lender and Assignee under this section shall survive the payment of all Obligations and the resignation or replacement of Administrative Agent.

3.06 Refunds. If the Administrative Agent, any Lender or any Issuing Lender determines, in its sole discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to Section 3.01, it shall pay to the relevant Loan Party an amount equal to such refund, credit or benefit, net of all reasonable and documented out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of the Administrative Agent, such Lender or such Issuing Lender, agrees to repay the amount paid over pursuant to this Section 3.06 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Lender in the event the Administrative Agent, such Lender or such Issuing Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.06, in no event will the Administrative Agent, any Issuing Lender or any Lender be required to pay any amount to an indemnifying party pursuant to this Section 3.06 the payment of which would place the Administrative Agent, such Issuing Lender or such Lender in a less favorable net after-Tax position than the Administrative Agent, such Issuing Lender or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent, any Lender or any Issuing Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

3.07 Survival. The agreements and obligations of Borrower in this Article III shall survive the payment of all other Obligations.

3.08 Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its lending office to make, maintain or fund Loans whose interest is determined by reference to LIBOR, or to

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determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all LIBOR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon LIBOR, the Administrative Agent shall during the period of such suspension compute the Base Rate Loan applicable to such Lender without reference to the LIBOR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon LIBOR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE IV

SECURITY

4.01 Collateral.

(a) The Secured Obligations will be secured by a perfected first priority Lien (subject to Permitted Liens) on all of the Collateral (other than the OpCo Collateral) under the Security Documents as they may be amended or supplemented from time to time as provided in this Agreement and the Security Documents.

(b) The Secured Obligations also will be secured by a perfected, first priority Lien (subject to Permitted Liens) which Lien shall secure the Sponsor Secured Obligations, on an equal and ratable basis, in accordance with the Intercreditor Agreement on all OpCo Collateral under the OpCo Security Documents as they may be amended or supplemented from time to time as provided in this Agreement and the OpCo Security Documents.

(c) The Secured Obligations shall be secured by the Collateral and, subject to the Intercreditor Agreement, the OpCo Collateral on a pari passu basis.

(d) For the avoidance of doubt, no Indebtedness (other than with respect to the Loan Documents) of any OpCo Entity, any Unrestricted Subsidiary, any JV Holdco or any Secured Joint Venture owing to any Lender, any Affiliate of a Lender, any non-Lender, or any non-

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Lender Affiliate party to a Derivative Contract with any OpCo Entity, any Unrestricted Subsidiary, any JV Holdco or any Secured Joint Venture shall be secured by the Collateral or OpCo Collateral. No Lender or Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Lender Hedging Agreement, except as expressly provided herein.

(e) Administrative Agent and each Lender hereby agrees that each Security Document pursuant to which Borrower or any other Loan Party grants a Lien on any OpCo LP Interests held by Borrower or such other Loan Party shall provide that, prior to exercising any remedy involving the foreclosure on, or a sale in lieu of foreclosure of, any such OpCo LP Interests, Administrative Agent shall provide the Sponsor a right of first offer to purchase all, but not less than all, of the OpCo LP Interests held by Borrower and the other Loan Parties.

4.02 OpCo Collateral; Intercreditor Agreement.

(a) The OpCo Collateral and all Liens thereon securing the Secured Obligations and Sponsor Secured Obligations will be subject to the Intercreditor Agreement. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Lien on any OpCo Collateral securing any Secured Obligations or Sponsor Secured Obligations, and notwithstanding any provision of the UCC of any jurisdiction, any other applicable law, or any other circumstance whatsoever, Administrative Agent, for itself and on behalf of the other Secured Parties, agrees that valid and perfected liens on any OpCo Collateral securing the Sponsor Secured Obligations and valid and perfected liens on any OpCo Collateral securing the Secured Obligations shall be of equal priority.

(b) The Liens on the OpCo Collateral shall secure the Secured Obligations and the Sponsor Secured Obligations equally and ratably on a pari passu basis equal to each Collateral Agent’s proportionate OpCo Pro Rata Share. All proceeds of any OpCo Collateral received in connection with any foreclosure or other remedial action taken after an Event of Default shall be shared among the Collateral Agents equal to their respective OpCo Pro Rata Shares as provided in the Intercreditor Agreement.

(c) Only the Controlling Agent shall act or refrain from acting with respect to any OpCo Collateral. Other than pursuant to the Intercreditor Agreement, no Person shall instruct any Collateral Agent to, and the Collateral Agent that is not the Controlling Agent shall not, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any OpCo Collateral. Notwithstanding the foregoing, nothing herein or in the Intercreditor Agreement shall limit Administrative Agent’s ability to exercise remedies with respect to any Collateral other than OpCo Collateral.

(d) Each Lender, by its execution of this Agreement, (i) authorizes Administrative Agent to enter into the Intercreditor Agreement on its behalf, (ii) agrees to be bound by the terms of the Intercreditor Agreement to the same extent as if such Lender were a signatory thereto, (iii) acknowledges that Royal Bank of Canada is acting in multiple roles under

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the Intercreditor Agreement, including as Administrative Agent acting as collateral agent for the Secured Parties and as Sponsor Facility Administrative Agent acting as collateral agent for the Sponsor Secured Parties, that in fulfilling such roles the interests of the Secured Parties and Sponsor Secured Parties may differ, and each Lender waives, to the fullest extent permitted by law, any claims any Lender may have against Royal Bank of Canada for any conflict of interest or breach of fiduciary duty.

(e) The MLP irrevocably agrees to admit as a successor member of OpCo any Person that acquires any OpCo LP Interests upon the foreclosure or sale in lieu of foreclosure of such OpCo LP Interests pursuant to the exercise of remedies by the Sponsor Facility Administrative Agent under the Sponsor Security Documents, without the MLP’s or Administrative Agent’s further consent or approval.

(f) The Intercreditor Agreement shall automatically terminate and all Liens on the OpCo Collateral securing the Sponsor Secured Obligations will be automatically and immediately released and discharged upon the occurrence of the OpCo Trigger Date and the OpCo Collateral shall secure only the Secured Obligations upon the occurrence of the OpCo Trigger Date.

4.03 Agreement to Deliver Security Documents.

(a) Each Loan Party agrees to (and Borrower agrees, to the extent of its MLP Power, to cause each OpCo Entity and each Secured Joint Venture to) deliver to Administrative Agent (or in the case of any OpCo Entity, to deliver to the Collateral Agents), to further secure the Secured Obligations whenever reasonably requested by the Administrative Agent, deeds of trust, mortgages, pledges, security agreements, financing statements, landlord recognition agreements, consent and access agreements, deposit account control agreements, security account control agreements and other Security Documents or OpCo Security Documents in form and substance reasonably satisfactory to Administrative Agent (and in the case of any OpCo Entity, reasonably satisfactory to the Collateral Agents) covering all of such Person’s Collateral (in the case of any OpCo Collateral, such OpCo Collateral being shared by the Collateral Agents pursuant to the Intercreditor Agreement in accordance with their respective OpCo Pro Rata Share and in the case of any Secured Joint Venture, covering MLP’s Adjusted Proportionate Ownership Interest in such Secured Joint Venture), owned or acquired in the future, for the purpose of granting, confirming, and perfecting first and prior Liens or security interests (subject only to Permitted Liens and, in the case of OpCo Collateral, subject to the Intercreditor Agreement); provided that no Loan Party shall be required to deliver deeds of trust, mortgages or other collateral documents with respect to (i) any Building or Mobile Home located in a special flood hazard area or (ii) real property that has a fair market value of less than $1,000,000.

(b) Each Loan Party also agrees to (and Borrower agrees, to the extent of its MLP Power, to cause each OpCo Entity, each JV Holdco and each Secured Joint Venture to) deliver (i) whenever reasonably requested by the Majority Lenders (in the absence of a Default, not to exceed once per fiscal year) or (ii) upon notice of any challenge to such Person’s title, favorable title information, including title opinions, abstracts, lien searches and run sheets from legal counsel, title companies or land consultants reasonably acceptable to Administrative Agent with respect to such Person’s Collateral (or such OpCo Entity’s OpCo Collateral) designated by

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the Majority Lenders, confirming that such Collateral or OpCo Collateral (or such lesser amount as may be agreed by the Administrative Agent in its sole discretion) is subject to Liens granted under Security Documents or OpCo Security Documents, as the case may be, securing the Obligations and such Security Documents or OpCo Security Documents, as the case may be, constitute and create legal, valid and duly perfected first Liens and security interests (subject only to Permitted Liens and, in the case of OpCo Collateral, subject to the Intercreditor Agreement) in such Collateral or OpCo Collateral, as the case may be (or such lesser amount as may be agreed by the Administrative Agent in its sole discretion) and the proceeds thereof, and covering such other matters as the Lenders may reasonably request.

4.04 Perfection and Protection of Security Interests and Liens. Each Loan Party will (and Borrower agrees, to the extent of its MLP Power, to cause each OpCo Entity, each JV Holdco and each Secured Joint Venture to) from time to time deliver to Administrative Agent any financing statements, amendments, assignments and continuation statements, extension agreements and other documents, properly completed (and executed and/or acknowledged when required) by such Person in form and substance reasonably satisfactory to Administrative Agent, which the Majority Lenders reasonably request for the purpose of perfecting, confirming, or protecting any Liens or other rights in Collateral or OpCo Collateral securing any Obligations. Each Loan Party hereby authorizes (and Borrower, to the extent of its MLP Power, on behalf of each OpCo Entity, each JV Holdco and each Secured Joint Venture, hereby authorizes) Administrative Agent to file, in any applicable jurisdiction where the Administrative Agent reasonably deems it necessary, a financing statement or statements and will pay the cost of filing or recording such instrument, as a financing statement, in all public offices at any time and from time to time whenever filing or recording of any financing statement is deemed by the Majority Lenders to be reasonably necessary or desirable.

4.05 Agreements Regarding Certain Collateral.

(a) The parties hereto hereby agree that the Administrative Agent’s rights and remedies pursuant to Section 10.02(b) shall be subject to the provisions of the Organization Documents of each JV Holdco and each Secured Joint Venture in all respects.

(b) If upon the occurrence and during the continuance of an Event of Default the Administrative Agent exercises it rights and remedies pursuant to Section 10.02(b), the Administrative Agent and the Lenders agree:

(i) to comply with all procedures with respect to foreclosure sales or transfers in lieu thereof set forth in the Organization Documents of the applicable JV Holdco and Secured Joint Venture;

(ii) that they will not propose or consummate any foreclosure sale or transfer in lieu thereof with respect to Collateral of the type described in clause (iii)(F) of the definition of “Collateral”, unless the acquiror or other recipient of such Collateral (which, for the avoidance of doubt, may include the Administrative Agent and/or any Lender) agrees to (i) foreclose on a proportionate share of all of the assets or properties of the JV Holdco or any Secured Joint Venture, as applicable, and (ii) assumes a portion of the obligations and liabilities of such Secured Joint Venture

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attributable to periods ending on or before such foreclosure sale or transfer or otherwise associated with such Collateral equal to the proportionate share of such Secured Joint Venture’s assets or properties being acquired or transferred pursuant to such foreclosure sale or transfer in lieu thereof;

(iii) that if Borrower’s Equity Interests in any JV Holdco are foreclosed upon (or sold in lieu of foreclosure), Administrative Agent is authorized to and shall release both (A) the Lien on the pledged Equity Interests in any Secured Joint Venture granted by such JV Holdco securing the Secured Obligations and (B) the Lien on the real and personal Property granted by any Secured Joint Venture owned by such JV Holdco securing the Secured Obligations;

(iv) that if the Equity Interests in any Secured Joint Venture pledged under the Loan Documents are foreclosed upon (or sold in lieu of foreclosure), Administrative Agent is authorized to and shall release both (A) the Lien on the pledged Equity Interests in such Secured Joint Venture securing the Secured Obligations and (B) the Lien on the real and personal Property granted by such Secured Joint Venture securing the Secured Obligations;

(v) that if the Lien granted by a Secured Joint Venture on its real and personal Property is foreclosed upon (or the Collateral covered by such Lien is sold in lieu of foreclosure), Administrative Agent is authorized to and shall release both (A) the Lien on the pledged Equity Interests in the applicable JV Holdco securing the Secured Obligations and (B) the Lien against the pledged Equity Interests in such Secured Joint Venture securing the Secured Obligations; and

(vi) that if the Lien against the real and personal Property securing the Secured Obligations granted by a Secured Joint Venture is foreclosed upon (or the Collateral covered by such Lien is sold in lieu of foreclosure), the Administrative Agent and Lenders agree to require, as a condition of any such foreclosure or sale in lieu of foreclosure, that the purchaser agree to enter into a joint operating agreement with respect to the operation and maintenance of such foreclosed assets that includes provisions related to the continued operation and maintenance of such assets or properties that are substantially similar to the provisions of the Organization Documents of the applicable JV Holdco and such Secured Joint Venture (as applicable) (such joint operating agreement intended to provide a mechanism for continuing operations, allocating costs and expenses, making decisions regarding capital expenditures, access to information and other operational matters as between the respective owners of undivided interests in jointly owned assets).

(c) The parties hereto agree that upon the MLP’s Adjusted Proportionate Ownership Interest in any Secured Joint Venture being less than 50.0%, the Liens on the Collateral consisting of Equity Interests in or assets of any JV Holdco and such Secured Joint Venture shall be released in accordance with the terms of the Security Documents; provided at the time of such release (i) there is no Event of Default which has occurred and is continuing and (ii) the Borrower, as of the most recent fiscal quarter end for which financial statements have been delivered pursuant to Section 7.01(a) or Section 7.01(b),

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would be in pro forma compliance with Section 9.01 and Section 9.02 if EBITDA were calculated for purposes of clause (ix) of the definition of “EBITDA” by giving effect only to cash dividends or similar cash distributions received by Borrower or a Restricted Subsidiary from such Secured Joint Venture rather than using any Secured Joint Venture EBITDA Adjustment attributable to such Secured Joint Venture. Notwithstanding anything herein to the contrary other than as provided in Sections 6.23, 7.02, 7.03, 8.04(l), 8.05(l), 8.14, 8.15, 8.16 and 10.01, no Secured Joint Venture nor any JV Holdco shall be subject to the representations, warranties, covenants, Events of Default or other provisions of the Loan Documents and the results of operations, Indebtedness and cash of any Secured Joint Ventures will not be taken into account for purposes of calculating any financial metric contained in the Loan Documents except to the extent of distributions in the form of cash or Cash Equivalents received therefrom.

(d) Administrative Agent and Lenders shall agree in any Security Documents executed by a Secured Joint Venture granting a Lien on Borrower’s direct or indirect proportionate interest in the assets of the Secured Joint Venture, to grant a right of first offer to the other joint venture partners in such Secured Joint Venture on terms reasonably satisfactory to Administrative Agent and such other joint venture partners.

ARTICLE V

CONDITIONS PRECEDENT

5.01 Conditions to Closing Date. The occurrence of the Closing Date is subject to the condition that Administrative Agent shall have received all of the following, in form and substance reasonably satisfactory to Administrative Agent:

(a) Credit Agreement. This Agreement executed by each party hereto;

(b) Secretary’s Certificates. A certificate of the Secretary or Assistant Secretary of each Loan Party (or in the event that any Loan Party is a limited partnership, such Loan Party’s general partner), certifying as of the Closing Date: (i) resolutions of the board of directors or members of such Loan Party (or in the event such Loan Party is a limited partnership, such Loan Party’s general partner) authorizing the transactions contemplated hereby; (ii) the names and genuine signatures of the Responsible Officers of such Loan Party (or in the event such Loan Party is a limited partnership, such Loan Party’s general partner), authorized to execute this Agreement and all other Loan Documents to be delivered by such Loan Party hereunder; (iii) the Organization Documents of such Loan Party (and in the event such Loan Party is a limited partnership, such Loan Party’s general partner), as in effect on the Closing Date; (iv) a good standing certificate for such Loan Party (and in the event such Loan Party is a limited partnership, such Loan Party’s general partner), from its state of incorporation, formation or organization, as applicable, evidencing its qualification to do business in such state as of a date no more than thirty (30) days prior to the Closing Date; and (v) as applicable, certificate(s) of authority for such Loan Party from such other states wherein such Loan Party owns assets or would otherwise be required to be qualified;

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(c) Notices Under Flood Insurance Regulations. Borrower shall have executed a Notice to Borrower Not In Special Flood Hazard Area for each parcel of improved real estate not located in a special flood hazard area listed on Schedule 6.22; and

(d) Absence of Material Adverse Effect. A certificate of the Secretary or Assistant Secretary of Borrower confirming that since December 31, 2016, there has been no material adverse change in, or a material adverse effect on, the business, operations, property or financial condition of the Loan Parties, taken as a whole.

5.02 Conditions to Initial Availability Date. The obligation of each Lender to make Loans hereunder and the obligation of the Issuing Lenders to Issue Letters of Credit hereunder on and after the Initial Availability Date are subject to satisfaction (or waiver in accordance with Section 13.01) of the following conditions:

(a) Loan Documents. Administrative Agent shall have received all schedules to this Agreement, updated as of the Initial Availability Date, the Notes, the Security Documents, the Intercreditor Agreement and the other Loan Documents to be executed and delivered on or before the Initial Availability Date, in each case executed by each party thereto, and where appropriate, properly acknowledged and notarized, and in form and substance reasonably satisfactory to Administrative Agent;

(b) Payment of Fees and Expenses. Sponsor or Borrower shall have paid (i) all fees owed pursuant to the RBC Fee Letter and the STRH Fee Letter to the extent due and payable on the Initial Availability Date, (ii) all costs and expenses owed pursuant to this Agreement to the extent due and payable on the Initial Availability Date and (iii) Attorney Costs of Administrative Agent required to be paid pursuant to Section 13.04 to the extent invoiced prior to the Initial Availability Date, plus such additional amounts of Attorney Costs and filing fees required to be paid pursuant to Section 13.04 as shall constitute Administrative Agent’s estimate of same incurred or to be incurred by it in association with the initial Borrowing under this Agreement (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Administrative Agent);

(c) Secretary’s Certificates. Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary of each OpCo Entity, JV Holdco and Secured Joint Venture (or in the event that any such Person is a limited partnership, such Person’s general partner), in form and substance reasonably satisfactory to Administrative Agent, certifying as of the Initial Availability Date: (i) resolutions of the board of directors or members of such Person (or in the event such Person is a limited partnership, such Person’s general partner) authorizing the transactions contemplated hereby; (ii) the names and genuine signatures of the Responsible Officers of such Person (or in the event such Person is a limited partnership, such Person’s general partner), authorized to execute, deliver and perform this Agreement and all other Loan Documents to be delivered by such Person hereunder; (iii) the Organization Documents of such Person (and in the event such Person is a limited partnership, such Person’s general partner), as in effect on the Initial Availability Date; (iv) a good standing certificate for such Person (and in the event such Person is a limited partnership, such Person’s general partner), from its state of incorporation, formation or organization, as applicable, evidencing its qualification to do business in such state as of a date no more than thirty (30) days prior to the Initial Availability Date; and (v) as applicable, certificate(s) of authority for such Person from such other states wherein such Person owns assets or would otherwise be required to be qualified;

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(d) Other Documents. Administrative Agent shall have received all of the following additional documents, instruments or items of information to the extent not previously delivered:

(i) copies of secretary of state UCC lien searches and such other lien searches, as in Administrative Agent’s reasonable judgment are advisable, on each of the Loan Parties, each OpCo Entity, each JV Holdco and each Secured Joint Venture evidencing no prior Liens (other than Liens being released as of the Initial Availability Date and Permitted Liens) filed against such Persons or on the Collateral;

(ii) information, reasonably requested by Administrative Agent, necessary to evidence that (x) each of the Loan Parties, each OpCo Entity, each JV Holdco and each Secured Joint Venture has good and defensible title, to the reasonable satisfaction of the Administrative Agent, to its respective material Collateral (or in the case of an OpCo Entity, the OpCo Collateral), including without limitation, satisfactory title to all easements and Rights of Way associated with the Midstream Assets owned by the Loan Parties, and (y) Administrative Agent has a first and prior Lien (subject to de minimis thresholds, reasonable cost/benefit analysis and to Permitted Liens) in, to and under the Collateral or will have such Lien within a reasonable period of time after the Initial Availability Date. For purposes of satisfying the foregoing requirement, Properties shall be deemed mortgaged at such time as the relevant Loan Party, OpCo Entity, JV Holdco or Secured Joint Venture shall have executed and delivered a Security Document (or in the case of an OpCo Entity, an OpCo Security Document) with respect thereto and counsel or agents to the Administrative Agent shall be in possession of such Security Document (or in the case of an OpCo Entity, such OpCo Security Document) for recording; provided that such delivery shall be deemed to have occurred upon delivery of an electronic counterpart. Notwithstanding anything to the contrary, Liens granted in the Collateral by any Loan Party, JV Holdco or Secured Joint Venture and Liens granted in the OpCo Collateral by any OpCo Entity shall not secure any Excluded Pari Passu Hedging Obligation;

(iii) copies of all Material Contracts entered into by any Loan Party, any OpCo Entity, any JV Holdco and any Secured Joint Venture reasonably requested by Administrative Agent, including the Omnibus Agreement;

(iv) copies of all material governmental and third party approvals necessary in connection with this Agreement;

(v) favorable opinions of counsel of the Loan Parties, OpCo Entities, JV Holdcos and Secured Joint Ventures (including local counsel opinions if reasonably requested by Administrative Agent) in form and substance reasonably satisfactory to Administrative Agent; and

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(vi) a certificate of the Secretary or Assistant Secretary of each Loan Party to the effect that the Loan Parties, taken as a whole, are Solvent;

(e) MLP IPO and Credit Facility. Administrative Agent shall have received a certificate from the Secretary or Assistant Secretary of Borrower confirming that, substantially simultaneously with the initial Borrowing of Loans under this Agreement, (i) all mergers and corporate reorganizations contemplated in connection with the MLP IPO shall be consummated, (ii) the conditions to initial availability under the Sponsor Credit Agreement shall have been satisfied (or waived in accordance with the terms thereof), (iii) after giving effect to the OpCo LP Interest Drop-Down occurring on the Initial Availability Date, the MLP will own no less than 30% of the OpCo LP Interests, and (iv) as of the Initial Availability Date, the Available Credit Amount (after giving effect to all Borrowings hereunder on the Initial Availability Date), shall be no less than 50% of the Initial Availability Date Commitment Amount;

(f) Existing Sponsor Credit Agreement. The Existing Sponsor Credit Agreement shall have terminated, all amounts due thereunder shall have been repaid or refinanced and all commitments thereunder shall have terminated (which termination and repayment or refinancing may occur contemporaneously with the satisfaction of the conditions under this Section 5.02 and the application of proceeds of any Borrowings to occur on the Initial Availability Date and any borrowings to occur under the Sponsor Credit Agreement on the Initial Availability Date); provided that the foregoing shall not be construed to require the termination of any of the Existing Letters of Credit; and provided further that, for the avoidance of doubt, prior to the termination of all commitments under the Existing Sponsor Credit Agreement, no Lender shall have any obligation to fund any Loans or make any advances hereunder;

(g) Insurance. Administrative Agent shall have received certificates of insurance reflecting each of the Loan Parties’, each OpCo Entity’s, each JV Holdco’s and each Secured Joint Venture’s insurance coverage; and

(h) Initial Availability Date. The Initial Availability Date shall have occurred on or before December 31, 2017.

5.03 Conditions to All Loans. The obligation of each Lender to make any Loan and the obligation of the each Issuing Lender to Issue any Letter of Credit is subject to the satisfaction of the following additional conditions precedent on the relevant Borrowing Date:

(a) Administrative Agent shall have received a Notice of Borrowing;

(b) The representations and warranties in Article VI shall be true and correct in all material respects (provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such Borrowing Date with the same effect as if made on and as of such Borrowing Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any such representations and warranties that are already qualified or modified by materiality in the text thereof, which shall be true and correct in all respects) as of such earlier date); and

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(c) No Default or Event of Default shall exist or shall result from such Borrowing.

Each Notice of Borrowing submitted by Borrower shall constitute a representation and warranty by Borrower that, as of the requested Borrowing Date, the conditions in clauses (b) and (c) of this Section 5.03 are satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to Administrative Agent and each of the Lenders that:

6.01 Corporate Existence and Power. Each Loan Party and each Restricted Subsidiary of Borrower: (a) is validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization, as applicable; (b) has the power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets, carry on its business as currently conducted and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party; (c) is duly qualified as a foreign company or is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license, except to the extent such failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect; and (d) is in compliance with all Requirements of Law except to the extent such noncompliance would not reasonably be expected to result in a Material Adverse Effect. The organizational chart set forth on Schedule 6.01 is a true and correct representation of the structure and ownership of each of the Loan Parties, each OpCo Entity, each JV Holdco and each Secured Joint Venture and their respective Subsidiaries as of the Initial Availability Date (after giving effect to the Initial OpCo LP Interest Drop-Down).

6.02 Corporate Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which such Person is a party have been duly authorized by all necessary corporate, partnership or limited liability company action, as applicable, and do not and will not: (a) contravene the terms of that Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject, except to the extent such conflict would not reasonably be expected to result in a Material Adverse Effect; or (c) violate any material Requirement of Law.

6.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against any Loan Party of this Agreement or any other Loan Document to which any Loan Party is a party, other than (i) consents, authorizations, filings or other acts or consents that have been obtained or made and are in full force and effect, (ii) consents or filings under the UCC and (iii) mortgage filings with the applicable county recording office or register of deeds.

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6.04 Binding Effect. This Agreement and each other Loan Document to which each Loan Party is a party constitute the legal, valid and binding obligations of such Person to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.05 Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the actual knowledge of any of the Loan Parties, threatened, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party, or any of its respective Properties which, if determined adversely to such Person, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document to which it is a party, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.06 No Default. No Default or Event of Default exists or would be reasonably expected to result from the incurring of any Obligations by any Loan Party. As of the Closing Date, no Loan Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Initial Availability Date, create an Event of Default under Section 10.01(e).

6.07 ERISA. As of the Closing Date, no Loan Party sponsors or maintains a Pension Plan or is obligated to make any contribution pursuant to any Multiemployer Plan.

6.08 Margin Regulations. The proceeds of the Loans shall be used solely for the purposes set forth in and permitted by Section 7.11. Borrower is not generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.09 Title to Collateral. Each Loan Party has good and defensible title to all real property interests constituting a portion of the Collateral necessary or otherwise material to its Midstream Business and has good title to all other Collateral and all other Property necessary or otherwise material to its Midstream Business. As of the Initial Availability Date, the MLP owns, directly or indirectly, 100% of the limited liability company Equity Interests in the OpCo GP. As of the Initial Availability Date, the Collateral of each Loan Party is subject to no Liens, other than Permitted Liens.

6.10 Material Contracts. As of the Closing Date, set forth on Schedule 6.10 is a complete list of all agreements, contracts, joint venture agreements and other instruments to which any Loan Party is a party, in each case the termination or breach of which would reasonably be expected to result in a Material Adverse Effect (each a “Material Contract” and

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collectively “Material Contracts”). Each Loan Party has complied, and will comply, with the terms of each of the Material Contracts to which it is a party and all Contractual Obligations related thereto, except to the extent that failure to comply would not reasonably be expected to have a Material Adverse Effect.

6.11 Relationship of Loan Parties. Each Loan Party has determined, reasonably and in good faith, that it will receive substantial direct and indirect economic and financial benefits from the extensions of credit made under this Agreement, and such extensions of credit are in its best interest, giving regard to all relevant facts and circumstances.

6.12 Imbalances; Take or Pay.

(a) Except as set forth on Schedule 6.12 hereto, there are no material take or pay or other prepayments to third parties with respect to any of the Midstream Assets owned by a Loan Party which would require any Loan Party to transport, purchase or sell any volumes of Oil and Gas in excess of ten percent (10%) of EBITDA per fiscal year without receiving full payment therefor within sixty (60) days of delivery thereof that are not supported by corresponding take or pay agreements in favor of the Loan Parties from customers or other third parties. The Loan Parties, taken as a whole, do not have any material gas imbalances.

(b) Except as set forth on Schedule 6.12 hereto, there are no material take or pay or other prepayments to third parties with respect to any of the Midstream Assets owned by any OpCo Entity which would require any OpCo Entity to transport, purchase or sell any volumes of Oil and Gas in excess of $10,000,000 per fiscal year without receiving full payment therefor within sixty (60) days of delivery thereof that are not supported by corresponding take or pay agreements in favor of such OpCo Entity from customers or other third parties. To Borrower’s knowledge, the OpCo Entities, taken as a whole, do not have any material gas imbalances.

6.13 Taxes. Each Loan Party has filed all U.S. federal tax returns and reports required to be filed, and has paid all U.S. federal taxes, assessments, fees and other governmental charges levied or imposed upon it or its Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. Each Loan Party has filed all state and other non-U.S. federal tax returns and reports required to be filed, and has paid all state and other non-U.S. federal taxes, assessments, fees and other governmental charges levied or imposed upon it or its Properties, income or assets otherwise due and payable, except (i) those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (ii) to the extent that failure to so file or pay such amounts would not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Loan Party, there is no proposed tax assessment against it that would, if made, reasonably be expected to have a Material Adverse Effect.

6.14 Financial Condition. The pro forma balance sheets and five-year financial forecast for the MLP and its Subsidiaries on a consolidated basis delivered to Administrative Agent prior to the Closing Date were prepared in good faith based upon assumptions specified therein believed by Borrower to be reasonable at the time. Since December 31, 2016, there has been no event or occurrence that has had a Material Adverse Effect.

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6.15 Environmental Matters. To the best of its knowledge, each Loan Party is in compliance with all Environmental Laws and no Loan Party has any liability for any Environmental Claim, except such noncompliance with Environmental Laws and such liability for any Environmental Claim that would not reasonably be expected to have a Material Adverse Effect.

6.16 Regulated Entities. Neither Borrower nor any Person controlling Borrower is an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

6.17 No Burdensome Restrictions. No Loan Party is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, in each case, which could reasonably be expected to have a Material Adverse Effect.

6.18 Solvency. As of the Initial Availability Date, the Borrower is Solvent and the Loan Parties, taken as a whole, are Solvent.

6.19 Subsidiaries/Investments. As of the Initial Availability Date, Borrower has no Subsidiaries and has no material equity investments in any other entity, other than as reflected on Schedule 6.01.

6.20 Insurance. Each Loan Party’s interest in the Collateral is insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where each Loan Party’s Properties are located.

6.21 Full Disclosure. None of the representations or warranties made by or on behalf of any of the Loan Parties in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, written statement or certificate furnished by or on behalf of each Loan Party in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of each Loan Party to the Lenders prior to the Closing Date), taken as a whole, contains any untrue statement of a material fact or omits any material fact necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; provided that with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, each Loan Party represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections).

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6.22 Improved Real Estate. Other than as set forth on Schedule 6.22 or as otherwise disclosed to Administrative Agent from time to time, to the knowledge of each Loan Party or OpCo Entity, as applicable, the Midstream Assets owned by the Loan Parties and the OpCo Entities do not include any Buildings or Mobile Homes located in a special flood hazard area.

6.23 Representations Regarding OpCo Entities, JV Holdcos and Secured Joint Ventures. From and after Borrower’s acquisition or formation of any OpCo Entity, JV Holdco or Secured Joint Venture, Borrower represents and warrants to Administrative Agent and each of the Lenders with respect to each OpCo Entity, JV Holdco and Secured Joint Venture that, to the best of Borrower’s knowledge:

(a) (i) it is validly existing and in good standing under the laws of the jurisdiction of its formation; (ii) it has the power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets, carry on its business as proposed to be conducted and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party except those not presently required given the current stage of operation and, as of the Closing Date, and the Borrower is not aware of any condition that will prevent it from obtaining such licenses or approvals at the time when needed; (iii) it is duly qualified as a foreign company or is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license, except to the extent such failure to be so qualified would not result in a Material Adverse Effect; and (iv) it is in compliance with all Requirements of Law, except to the extent such noncompliance would not reasonably be expected to result in a Material Adverse Effect;

(b) the execution, delivery and performance by it of each Loan Document to which it is a party, have been duly authorized by all necessary corporate, partnership or limited liability company action, as applicable, and do not and will not: (a) contravene the terms of any of its Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which it is a party or any order, injunction, writ or decree of any Governmental Authority to which it or its Property is subject, except to the extent such failure to be so qualified would not result in a Material Adverse Effect; or (c) violate any material Requirement of Law;

(c) no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, it of any other Loan Document to which it is a party;

(d) each Loan Document to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability;

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(e) it has good and defensible title to all real property interests constituting a portion of the Collateral and it has good title to all other Collateral and all other Property necessary or used in the ordinary conduct of its business;

(f) it is in compliance with all Environmental Laws and has no liability for any Environmental Claim, except such noncompliance with Environmental Laws and such liability for any Environmental Claim that would not reasonably be expected to have a Material Adverse Effect;

(g) each OpCo Entity, JV Holdco and Secured Joint Venture will receive substantial direct and indirect economic and financial benefits from the extensions of credit made under this Agreement, and such extensions of credit are in its best interest, giving regard to all relevant facts and circumstances; and

(h) the OpCo Entities, JV Holdcos and Secured Joint Ventures, taken as a whole, are Solvent.

6.24 Foreign Corrupt Practices. Neither any of the Loan Parties, any OpCo Entity, any JV Holdco or any Secured Joint Venture, nor to the knowledge of Borrower, any director, officer, agent or employee of any such Person, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) materially violated or is in material violation of any provision of the Foreign Corrupt Practices Act of 1977 or (iv) made, offered, authorized or approved any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

6.25 OFAC. Neither any of the Loan Parties, any OpCo Entity, any JV Holdco or any Secured Joint Venture, nor, to the knowledge of the Borrower, any director, officer, agent or employee of any such Person, is currently the subject of Sanctions. Neither any of the Loan Parties, any OpCo Entity, any JV Holdco nor any Secured Joint Venture, will, directly or indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of funding any activities of any Person that is currently subject to Sanctions.

6.26 Anti-Corruption Laws and Sanctions. Borrower has policies and procedures designed and implemented to ensure, in its reasonable business judgment, compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Borrower and its Subsidiaries and to the knowledge of Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Borrower, any Subsidiary or to the knowledge of Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of Borrower, any agent of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

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ARTICLE VII

AFFIRMATIVE COVENANTS

From and after the Initial Availability Date, each Loan Party covenants and agrees that, until Payment in Full:

7.01 Financial Statements. The MLP shall maintain a system of accounting established and administered in accordance with GAAP and deliver to Administrative Agent, with sufficient copies for each Lender:

(a) (i) as soon as available, but not later than 90 days following the end of each fiscal year, commencing with the fiscal year ending December 31, 2017, a copy of the annual consolidated financial statements of the MLP and its Subsidiaries and a copy of the consolidating financial statements of the MLP’s Unrestricted Subsidiaries taken as a whole, in each case as of the end of and for such year, including the related balance sheet and statements of income, partners’ capital and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year (commencing with the fiscal year ending December 31, 2018), together with an opinion as to the consolidated financial statements of the MLP and its Subsidiaries from Grant Thornton LLP or any other independent public accounting firm of recognized national standing or otherwise approved by Administrative Agent (the “Independent Auditor”), which opinion shall be without a “going concern” or like qualification and without any qualification as to the scope of such audit and (ii) for any fiscal year that any Secured Joint Venture prepares separate audited financial statements for one or more of its respective members, within 90 days after the end of each such fiscal year (or such later date as may be required for delivery to such members), the balance sheet of such Secured Joint Venture as at the end of such fiscal year, and the related statement of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year of such Secured Joint Venture in reasonable detail, together with an opinion from a recognized independent public accounting firm retained by such Secured Joint Venture, which report and opinion shall be prepared in accordance with GAAP and which opinion shall be without a “going concern” or like qualification and without any qualification as to the scope of such audit; provided, however, that the requirements set forth in this clause (ii) shall only apply so long as such Secured Joint Venture’s financial results are not consolidated with the MLP’s financial results.

(b) as soon as available, but not later than 45 days following the end of the first three fiscal quarters of each fiscal year, commencing with the first fiscal quarter ending after the Initial Availability Date, a copy of the unaudited quarterly consolidated balance sheet of the MLP and its Subsidiaries as of the end of such fiscal quarter and the related statements of income, partners’ capital and cash flows for the period commencing on the first day and ending on the last day of such fiscal quarter, and a copy of the consolidating financial statements of the MLP’s Unrestricted Subsidiaries taken as a whole, as of the end of and for such fiscal quarter, and certified by a Responsible Officer of the MLP as fairly presenting the financial position of the MLP and its Subsidiaries as of such date and the results of operations of the MLP and its Subsidiaries for the period indicated, in accordance with GAAP subject to the absence of footnotes and normal year-end adjustments.

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(c) Documents or information required to be delivered or provided pursuant to Sections 7.01(a) and 7.01(b) (to the extent any such documents or information are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the MLP posts the materials containing such documents or information, or provides a link thereto, on the MLP’s website on the Internet or (ii) on which such documents are posted on the MLP’s behalf on an Internet or intranet website, if any, to which each Lender has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

7.02 Certificates; Other Information. Borrower shall furnish to Administrative Agent, with sufficient copies for each Lender:

(a) commencing with the first fiscal quarter ending after the Initial Availability Date, concurrently with the delivery of each of the statements and reports referred to in Sections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;

(b) not later than 45 days following the end of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ending after the Initial Availability Date, and within 90 days following each fiscal year end of the MLP, commencing with the fiscal year ending December 31, 2018, Status Reports executed by a Responsible Officer in form reasonably acceptable to Administrative Agent, as of the last day of the reported periods;

(c) to the extent not otherwise disclosed pursuant to Section 7.03(d), as soon as practicable following the end of each fiscal quarter, (i) information with respect to any material acquisition or divestiture of Midstream Assets constituting Collateral by any Loan Party, OpCo Entity, JV Holdco or Secured Joint Venture and (ii) copies of any new, renewed or extended Material Contracts, any material modifications thereto or to data relating to the volumes and margins under such agreements;

(d) concurrently with the delivery of the statements and reports referred to in Section 7.01(a), an annual budget for the Loan Parties, the OpCo Entities, each JV Holdco and each Secured Joint Venture, in each case on a consolidated basis, which budget shall contain projected EBITDA and forecasted capital expenditures; provided, however, that if the annual budget has not been approved by the board of directors (or equivalent governing body) at the time of delivery of the statements and reports referred to in Section 7.01(a), then Borrower shall furnish the then-estimated annual budget and shall update the annual budget promptly following approval by the board of directors (or equivalent governing body); and

(e) promptly upon the request of Administrative Agent, such additional information regarding the Collateral, business, operations, financial or corporate affairs of the Loan Parties, any OpCo Entity, JV Holdco and Secured Joint Venture as the Lenders may from time to time reasonably request.

7.03 Notices. Borrower shall promptly notify Administrative Agent:

(a) of the occurrence of any Default or Event of Default;

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(b) of any matter that has resulted or may reasonably be expected to result in a Material Adverse Effect, including (to the extent the following has resulted or may reasonably be expected to result in a Material Adverse Effect) (i) breach or non-performance of, or any default under, any material Contractual Obligation of any Loan Party, OpCo Entity, JV Holdco or Secured Joint Venture; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party, any OpCo Entity, JV Holdco or Secured Joint Venture and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party, OpCo Entity, JV Holdco or Secured Joint Venture, including pursuant to any applicable Environmental Laws;

(c) of any rejection or material default by any counterparty to any Material Contract;

(d) of any (i) acquisition by a Loan Party of Midstream Assets having a value in excess of $10,000,000 and (ii) copies of any new, renewed or extended Material Contracts and any material modifications thereto;

(e) of any material change in accounting policies or any Organization Document of any Loan Party, OpCo Entity, JV Holdco or Secured Joint Venture;

(f) of the formation or acquisition by any Loan Party of any Restricted Subsidiary;

(g) of any material delay in the construction or completion of (A) a Material Project included in the Material Project EBITDA Adjustment, if any, or any change to the scheduled Commercial Operation Date thereof, and (B) an OpCo Material Project included in the OpCo Material Project EBITDA Adjustment, if any, or any change to the scheduled OpCo Commercial Operation Date thereof;

(h) no later than ten (10) Business Days after any Loan Party’s receipt of any Specified Disposition Proceeds from a Triggering Sale, a Triggering Sale Certificate relating to such Triggering Sale; and

(i) in the event any Loan Party Reinvests any Disposition Prepayment Amount during the Reinvestment Period with respect to any Triggering Sale, no later than five (5) Business Days after the expiration of such Reinvestment Period, a Reinvestment Certificate describing in reasonable detail the Disposition Prepayment Amount so Reinvested.

Each notice under clause (a) and (b) of this Section shall be accompanied by a written statement by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein, and stating what action the Loan Parties propose to take with respect thereto and at what time.

7.04 Preservation of Corporate Existence, Etc.Each Loan Party shall:

(a) preserve and maintain in full force and effect its separate legal existence, and maintain its good standing under the laws of its state or jurisdiction of incorporation or organization, as applicable, except, in each case, as otherwise permitted by Section 8.03; and

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(b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary for the normal conduct of its business.

7.05 Maintenance of Property and Material Contracts. Each Loan Party shall maintain and preserve all its properties which are used or useful in its business in good working order and condition, ordinary wear and tear excepted, and shall use the reasonably prudent standard of care typical in the industry in the operation and maintenance of its properties, except to the extent as would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party shall maintain and perform its obligations under the Material Contracts to which it is a party except to the extent as would not reasonably be expected to result in a Material Adverse Effect. With respect to any Material Contract requiring consent from the counterparty thereto in order to grant a security interest thereunder in favor of the Administrative Agent (or Collateral Agents in the case of any Material Contract included in the OpCo Collateral) (but only to the extent such anti-assignment provisions are not ineffective as a result of applicable provisions of the UCC), the applicable Loan Party shall, at the reasonable request of the Administrative Agent (or Collateral Agents, in the case of an OpCo Entity), use commercially reasonable efforts to obtain such consent for the benefit of the Administrative Agent (or Collateral Agents in the case of an OpCo Entity) and at such time as counterparty consent is obtained such Material Contracts will be pledged to the Administrative Agent (or Collateral Agents in the case of an OpCo Entity) to secure the Secured Obligations (in the case of any JV Holdco or any Secured Joint Venture, such pledge being limited to the MLP’s Adjusted Proportionate Ownership Interest in such Person).

7.06 Insurance. Each Loan Party shall maintain with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances. Such insurance shall name Administrative Agent, for the ratable benefit of the Lenders, as “additional insured” and as a “loss payee,” as applicable, with waiver of subrogation clauses and provisions that such insurance provider shall endeavor to provide notice to the Administrative Agent prior to the expiration or termination of such insurance; provided that, in the case of OpCo Collateral, Administrative Agent shall be acting as a Collateral Agent under the Intercreditor Agreement. Each Loan Party shall, at the reasonable request of the Administrative Agent, deliver in favor of Administrative Agent, as beneficiary thereunder, mortgagee title insurance policies covering (a) surface estate Property owned or leased by a Loan Party if the value (together with all Midstream Assets thereon) on the date of acquisition thereof (including any improvements planned or contemplated by the Loan Parties as of the date of acquisition thereof) exceeds $25,000,000, promptly following the acquisition thereof in form, amount and substance reasonably satisfactory to Administrative Agent, (b) any other surface estate Property owned or leased by a Loan Party for which such Loan Party obtains any owner’s title insurance policy providing for coverage in an amount greater than $1,000,000, and (c) surface estate Property owned or leased by any OpCo Entity, JV Holdco or Secured Joint Venture if the value on the date of acquisition thereof (including any improvements planned or contemplated by such Person as of the date of acquisition thereof) exceeds $25,000,000 (after multiplying the value thereof on the date of acquisition by (i) in the case of any OpCo Entity, the OpCo Percentage Ownership Interest and (ii) in the case of any JV Holdco or Secured Joint Venture, the MLP’s Adjusted Proportionate Ownership Interest in such Person), promptly following the acquisition thereof in form, amount and substance reasonably satisfactory to Administrative Agent.

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7.07 Payment of Obligations. Each Loan Party shall pay and discharge before the same shall become delinquent or in default, all of its material obligations and liabilities (except to the extent the same are subject to good faith disputes by such Person), including: (a) all material tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets, (b) all material lawful claims which, if unpaid, would by law become a Lien upon its Property; and (c) all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such indebtedness.

7.08 Compliance with Laws. Each Loan Party shall comply in all material respects with all material Requirements of Law of any Governmental Authority having jurisdiction over it or its business including Environmental Laws, ERISA and the Patriot Act, except such as may be contested in good faith or as to which a bona fide dispute may exist.

7.09 Inspection of Property and Books and Records. Each Loan Party shall maintain proper books of record and account in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party in all material respects. Each Loan Party shall permit representatives and independent contractors of Administrative Agent or any Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, to make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants, all at the expense of such Loan Party and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to such Loan Party; provided, however, that, unless an Event of Default has occurred and is continuing, the Loan Parties shall not bear the expense of such inspections and visits more than two times per fiscal year; provided, further, when an Event of Default exists, Administrative Agent or any Lender may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

7.10 Environmental Laws. Each Loan Party shall conduct its operations and keep and maintain its Property in compliance with all Environmental Laws, except to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

7.11 Use of Proceeds. Borrower shall use the proceeds of the Loans and the Letters of Credit to (a) refinance existing Indebtedness owed under the Prior Sponsor Credit Agreement, (b) provide for the Issuance of Letters of Credit, including for the account of Unrestricted Subsidiaries, OpCo Entities and other Persons in accordance with the terms hereof, (c) pay fees, commissions and expenses incurred in connection with the negotiation and documentation of this Agreement and the other Loan Documents, (d) finance Permitted Acquisitions, Investments permitted pursuant to Section 8.04 and capital expenditures, (e) finance ongoing working capital requirements and other general corporate purposes of the Loan Parties and their Subsidiaries, including distributions by the MLP, and (f) to fund OpCo Working Capital Loans and other permitted Investments; provided that the Borrower will not use any proceeds for the purpose of purchasing or carrying, directly or indirectly, any margin stock or for any other purpose which

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would constitute this transaction a “purpose credit” within the meaning of Regulation U or X of the Board. The Loan Parties will not directly, or to the Borrower’s knowledge indirectly, use the proceeds of the Loans and Letters of Credit in violation of the Foreign Corrupt Practices Act of 1977 or any Sanctions including (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, in any material respect, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any other manner that would result in the material violation of any Sanctions applicable to any party to this Agreement.

7.12 Further Assurances. Upon the reasonable request of the Administrative Agent, (a) each Loan Party shall promptly cure any defects in the creation and issuance of the Notes and the execution and delivery of this Agreement, the Security Documents or any other instruments referred to or mentioned herein or therein to which such Person is a party and (b) the MLP, to the extent of its MLP Power, shall cause OpCo to promptly cure any defects in the execution and delivery of the OpCo Security Documents or any other instruments referred to or mentioned therein. Each Loan Party, at its expense, shall promptly do or cause to be done (and in the case of OpCo, the MLP shall, to the extent of its MLP Power, cause OpCo to do), all acts and things, and will execute and file or record or cause to be executed, filed or recorded (and in the case of OpCo, the MLP shall, to the extent of its MLP Power, cause OpCo to execute and file or record), all instruments reasonably requested by Administrative Agent, to establish, perfect, maintain and continue the perfected security interests of Administrative Agent in or the Lien of Administrative Agent on the Collateral. Borrower will pay the reasonable costs and expenses of all filings and recordings and all searches deemed necessary by Administrative Agent to establish and determine the validity and the priority of the Liens created or intended to be created by the Security Documents; and each Loan Party shall (and in the case of OpCo, the MLP shall, to the extent of its MLP Power, cause OpCo to) satisfy all other claims and charges which are not permitted by the Loan Documents and in the reasonable opinion of Administrative Agent might prejudice, impair or otherwise affect any of the Collateral or any Lien thereon in favor of Administrative Agent for the benefit of the Secured Parties.

7.13 Compliance with ERISA. To the extent any Loan Party maintains a Plan, now or in the future, such Person shall: (a) maintain each Plan in the future in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code, in each case except to the extent the failure to do so could not reasonably be expected to result in material liability to such Loan Party.

7.14 Security Documents.

(a) Each Loan Party shall, and the MLP, to the extent of its MLP Power, shall cause each OpCo Entity to, upon the reasonable request of Administrative Agent, promptly execute and deliver to Administrative Agent such Security Documents (or in the case of an OpCo Entity, to deliver to the Collateral Agents such OpCo Security Documents) in connection with any material additions to the Midstream Assets of any Loan Party or OpCo Entity as may be required pursuant to Section 4.03.

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(b) (i) Notwithstanding anything to the contrary, to the extent that any Loan Party or OpCo Entity is required to grant a mortgage on or after the Closing Date on real property on which any Building or Mobile Home not in a special flood hazard area is located (the “Additional Improved Real Property”), prior to the execution and delivery of such mortgage with respect to such Additional Improved Real Property, Administrative Agent shall provide to Lenders (which may be delivered electronically) a standard life of loan flood hazard determination form for such Additional Improved Real Property reflecting such Additional Improved Real Property is not in a special flood hazard area.

(ii) In connection with any increase, extension or renewal of the Commitments, the MLP shall determine if any mortgage does not expressly exclude any Building or Mobile Home located in a special flood hazard area. In the event that there is any mortgage that purports to grant a Lien on any Building or Mobile Home located in a special flood hazard area, then the MLP shall either (A) execute and deliver a supplemental or corrective mortgage to expressly remove any Building or Mobile Home located in a special flood hazard area from each applicable mortgage or (B) provide evidence reasonably satisfactory to Administrative Agent that the MLP has all necessary flood insurance under Flood Insurance Regulations with respect to the real property subject to such mortgage, and Administrative Agent shall have completed all necessary flood insurance due diligence and confirmed compliance with all Flood Insurance Regulations with respect thereto.

7.15 Subsidiary Guarantors; Unrestricted Subsidiaries.

(a) If, at any time after the date of this Agreement, there exists any Restricted Subsidiary (other than Borrower) that is not an Immaterial Subsidiary and is not a already a Guarantor hereunder, the MLP or Borrower shall, within 30 days (or such later date as may be agreed by Administrative Agent) after such Restricted Subsidiary is formed or acquired, cause such Restricted Subsidiary to execute and deliver to Administrative Agent a Joinder Agreement acknowledging that such Restricted Subsidiary is a Loan Party and ratifying all representations, warranties, covenants and other agreements applicable to a Restricted Subsidiary under this Agreement, including the Guaranty Obligations under Article XI. Notwithstanding the foregoing, no Foreign Subsidiary shall be required to become a Loan Party.

(b) In addition to each Subsidiary identified on Schedule 7.15 as an “Unrestricted Subsidiary” (each an “Initial Availability Date Unrestricted Subsidiary” and collectively the “Initial Availability Date Unrestricted Subsidiaries”), the MLP or Borrower may at any time after the Initial Availability Date designate any other Subsidiary as an “Unrestricted Subsidiary” (each a “Post Initial Availability Date Unrestricted Subsidiary” and collectively, the “Post Initial Availability Date Unrestricted Subsidiaries”; the Initial Availability Date Unrestricted Subsidiaries and Post Initial Availability Date Unrestricted Subsidiaries, collectively the “Unrestricted Subsidiaries” and individually, an “Unrestricted Subsidiary”) by providing prior written notice to Administrative Agent, in which case Schedule 7.15 will be updated accordingly by the Administrative Agent without further action by or consent of any Lender or Issuing Lender; provided that (i) prior to and after giving effect to such designation, no Default or Event of Default would exist, (ii) after giving effect to such

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designation, the MLP will be in pro forma compliance with the financial covenants contained in Sections 9.01 and 9.02 and (iii) the amount of the Investment (direct or deemed, as discussed below) in such Post Initial Availability Date Unrestricted Subsidiary would be permitted pursuant to Section 8.04(i). At the time of designating a Restricted Subsidiary as a Post Initial Availability Date Unrestricted Subsidiary, the value of the Collateral attributable to or held by such Restricted Subsidiary and its Subsidiaries, whether directly or indirectly, immediately prior to its designation as a Post Initial Availability Date Unrestricted Subsidiary (such value to be determined by the MLP or Borrower and reasonably acceptable to the Administrative Agent) will be deemed to be an Investment in such Unrestricted Subsidiary at the time of such designation.

(c) In the case of a permitted designation of a Restricted Subsidiary as an Unrestricted Subsidiary, Liens on the Collateral of such Restricted Subsidiary and the Guaranty Obligations of such Restricted Subsidiary under Article XI shall be released by the Administrative Agent in accordance with the terms of the Loan Documents. No Unrestricted Subsidiaries (except as otherwise provided in any Loan Document) will be subject to the representations, warranties, covenants, Events of Default or other provisions of the Loan Documents, and the results of operations, Indebtedness and cash of Unrestricted Subsidiaries (except as otherwise provided in any Loan Document) will not be taken into account for purposes of calculating any financial metric contained in the Loan Documents except to the extent of distributions in the form of cash or Cash Equivalents received by the MLP or any Restricted Subsidiary from such Unrestricted Subsidiary.

(d) The MLP or Borrower may designate any Unrestricted Subsidiary as a Restricted Subsidiary by providing prior written notice to Administrative Agent; provided that after giving effect to such designation, (i) the representations and warranties of the Loan Parties contained in the Loan Documents are true and correct in all material respects (provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such designation as if made on and as of the date of such designation (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any such representations and warranties that are already qualified or modified by materiality in the text thereof, which shall be true and correct in all respects) as of such earlier date) (ii) no Default exists and (iii) to the extent such Subsidiary is not an Immaterial Subsidiary or a Foreign Subsidiary, such Subsidiary complies with the requirements of a Loan Party hereunder, including, without limitation, the provisions of Article IV and Article XI.

(e) The MLP or Borrower may designate any Unrestricted Subsidiary as a JV Holdco or a Secured Joint Venture by providing prior written notice to Administrative Agent provided that substantially contemporaneously with such designation, such entity meets the qualifications set forth in the definition of JV Holdco or Secured Joint Venture, as applicable.

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ARTICLE VIII

NEGATIVE COVENANTS

From and after the Initial Availability Date, each Loan Party covenants and agrees that, until Payment in Full:

8.01 Limitation on Liens. The MLP shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of the Collateral, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):

(a) any Lien existing on the Initial Availability Date and described on Schedule 8.01; provided that each such Lien shall secure only those obligations which it secures on the Initial Availability Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b) any Lien created under any Loan Document;

(c) any Lien described as a “Permitted Lien” (or like term) under any Security Document;

(d) Liens for taxes, fees, assessments or other governmental charges which are not delinquent for a period of more than 30 days or remain payable without penalty, or to the extent that nonpayment thereof is permitted by Section 7.07;

(e) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, vendors’, suppliers’, construction or other similar Liens arising by operation of law or in the ordinary course of business and securing obligations that are not delinquent for a period of more than 30 days or remain payable without penalty or that are being contested in good faith by appropriate proceedings;

(f) pledges and deposits made in the ordinary course of business in connection with any workers’ compensation, unemployment insurance and other social security laws or regulations;

(g) Liens securing the performance of bids, trade contracts (other than for borrowed money), statutory obligations, government contracts, leases, regulatory obligations, contingent obligations, Surety Instruments (other than those providing credit support for borrowed money) and other obligations of a like nature, in each case incurred in the ordinary course of business;

(h) banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and (ii) such deposit account is not intended by the depositor to provide collateral to the depository institution to secure any Indebtedness (other than pursuant to the Loan Documents);

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(i) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business (but expressly excluding any obligations under Derivative Contracts);

(j) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases, consignment of goods or other similar transactions;

(k) pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, insurance premiums, co-payment, co-insurance, retentions and similar obligations to (or obligations in respect of letters of credit or bank guarantees for the benefit of) providers of insurance in the ordinary course of business;

(l) easements, rights of way, restrictions, encroachments, protrusions, covenants, variations in area of measurement, declarations on or with respect to the use of Property, reservations in any rights of way or other Property of such Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas or oil, and other like purposes, or for the joint or common use of real estate, rights of way, matters of record affecting title, Liens restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put, and other similar encumbrances and title defects affecting real property that, in the aggregate, do not materially detract from the value of such Properties, or materially interfere with the ordinary conduct of the business of the MLP and its Restricted Subsidiaries, taken as a whole, or the use of such Properties for their intended purpose, and any other exceptions to title in the final policies of title insurance, if any, accepted by Administrative Agent in respect of the Collateral in accordance with this Agreement;

(m) Liens reserved in or exercisable under any lease or sublease to which such Person is a lessee which secure the payment of rent or compliance with the terms of such lease or sublease and contractual Liens of suppliers (including sellers of goods) or customers to the extent limited to the Property or assets relating to such contract;

(n) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder and covering only the assets so leased;

(o) with respect to any real property held in the form of an easement or other Right of Way, the terms and provisions of such Right of Way;

(p) Liens securing Indebtedness permitted pursuant to Section 8.05(c); provided that any such Lien shall encumber only the assets so acquired, leased, constructed or improved or the Property subject to such Capital Lease;

(q) Liens arising from judgments in circumstances not constituting an Event of Default under Section 10.01(h);

(r) pledges of Equity Interests in any Unrestricted Subsidiary (other than the OpCo Entities), joint venture or Minority Ownership Entity owned or held by any Loan Party to secure Permitted Project Debt that, for the avoidance of doubt, except with respect to such pledged Equity Interests and any guarantee permitted pursuant to Section 8.05(o), is otherwise non-recourse against the Loan Parties;

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(s) Liens on insurance policies of such Person and the proceeds thereof securing the financing of the premiums with respect to such insurance policies;

(t) Liens solely on any cash money deposits made by such Person in connection with any letter of intent or purchase agreement in connection with an Investment or acquisition permitted hereunder;

(u) licenses of intellectual property granted in the ordinary course of business;

(v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, machinery or other equipment;

(w) Liens given to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of such Person;

(x) Liens not otherwise permitted by the foregoing clauses (a) through (w) securing obligations not to exceed $15,000,000 in the aggregate at any time outstanding; and

(y) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of Liens, in whole or in part, of Property or assets covered by any of the Liens referred to in clauses (a) through (y) above.

8.02 Disposition of Assets. The MLP shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse), except:

(a) Dispositions of excess, obsolete or worn-out equipment in the ordinary course of business;

(b) Dispositions of inventory or other assets sold, leased or licensed out in the ordinary course of business;

(c) the abandonment, cancellation or disposition of any intellectual property of such Person in the ordinary course of business;

(d) Dispositions of Property (i) by any Loan Party to any other Loan Party and (ii) by any Restricted Subsidiary that is not a Loan Party to the MLP or to another Restricted Subsidiary;

(e) Investments permitted under Section 8.04, Liens permitted under Section 8.01 and Restricted Payments permitted under Section 8.08, in each case to the extent constituting a Disposition;

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(f) Dispositions of cash and Cash Equivalents in the ordinary course of business;

(g) Dispositions consisting of the write-off, discount, sale or other Disposition of defaulted or past due receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction;

(h) Dispositions of Property subject to condemnation, takings or casualty events;

(i) any Disposition by reason of the exercise of termination rights under any lease, sublease, license, sublicense, concession or other agreement that is either immaterial to, or no longer necessary for, the conduct of the business of such Person;

(j) easements, rights of way, leases, subleases, sales, licenses or sublicenses of real or personal property granted by such Person to others in the ordinary course of business not interfering in any material respect with the business of such Person;

(k) Dispositions of the assets of, or Equity Interests in, Immaterial Subsidiaries; and

(l) other Dispositions of assets not to exceed $20,000,000 during any fiscal year of the MLP (and, to the extent applicable, subject to the prepayment provisions of Section 2.04(b)(iii)).

8.03 Consolidations and Mergers. No Loan Party shall merge or consolidate with or into any other Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any other Person, except: (a) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, any Restricted Subsidiary may be merged with or into the MLP or any other Restricted Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its Property may be Disposed of, in one transaction or a series of transactions, to the MLP or any other Restricted Subsidiary, and (b) any Person may be merged or consolidated with or into any Loan Party pursuant to any Permitted Acquisition; provided, (i) in the case of a merger under clause (a) or (b) involving the MLP, the MLP shall be the continuing or surviving Person, (ii) in the case of a merger under clause (a) or (b) involving Borrower, Borrower shall be the continuing or surviving Person, and (iii) in the case of such a merger involving a Guarantor (other than a merger of such Guarantor with or into Borrower), a Guarantor shall be the continuing or surviving Person.

8.04 Loans and Investments. The MLP shall not, and shall not permit any Restricted Subsidiary to, make any Investment in any Person, including any Affiliate of the MLP, except for:

(a) Investments in cash and Cash Equivalents;

(b) Investments existing as of the Initial Availability Date and described on Schedule 8.04;

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(c) (i) Investments existing as of the Initial Availability Date in any Subsidiary and (ii) Investments made after the Initial Availability Date in any Loan Party or Restricted Subsidiary;

(d) intercompany loans to the extent permitted under Section 8.05(b);

(e) loans and advances to employees of the MLP and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(f) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(g) purchases or acquisitions of Equity Interests in any Person made solely in exchange for services provided by the MLP or any Subsidiary of the MLP;

(h) Derivative Contracts permitted to be incurred pursuant to Section 8.05(d);

(i) Investments in any Person (including Unrestricted Subsidiaries) so long as, immediately after giving effect to the making of any such Investment, the aggregate amount of all Investments made in reliance on this Section 8.04(i) and then outstanding does not exceed the Available Amount at such time;

(j) Permitted Acquisitions, including Permitted Acquisitions of Midstream Assets;

(k) Investments, including Investments occurring simultaneously with the acquisition or formation thereof, in JV Holdcos and Secured Joint Ventures; provided that at the time of the initial and any subsequent cash Investment in any Secured Joint Venture, the Secured Obligations are secured by (A) a perfected, first priority Lien on the MLP’s Adjusted Proportionate Ownership Interest in the Equity Interests of such Secured Joint Venture and (B) a perfected, first priority Lien granted by such Secured Joint Venture on an undivided percentage interest of its assets, at least equal to the MLP’s Adjusted Proportionate Ownership Interest in such Secured Joint Venture at the time of such Investment;

(l) OpCo Capex Investments;

(m) OpCo Working Capital Loans, so long as, immediately after giving effect to the making of any such OpCo Working Capital Loans, the aggregate principal amount of all OpCo Working Capital Loans then outstanding does not exceed the product of $25,000,000 multiplied by the OpCo Percentage Ownership Interest at such time;

(n) guarantees of Indebtedness permitted pursuant to Section 8.05;

(o) Investments by the MLP or any Restricted Subsidiary in any OpCo Entity with amounts distributed by any OpCo Entity representing Net Cash Proceeds from an asset sale; and

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(p) Investments constituting the acquisition of OpCo LP Interests pursuant to any OpCo LP Interest Drop-Down.

8.05 Limitation on Indebtedness. The MLP shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) Indebtedness incurred pursuant to the Loan Documents;

(b) Indebtedness of any Restricted Subsidiary owing to the MLP or to any other Restricted Subsidiary, and Indebtedness of the MLP owing to any Restricted Subsidiary;

(c) Indebtedness incurred with respect to Capital Leases or that constitutes purchase money Indebtedness to finance the acquisition, lease, construction or improvement of assets or Property in an aggregate amount for all Capital Leases and purchase money Indebtedness not to exceed $20,000,000 at any time outstanding;

(d) Indebtedness incurred pursuant to any Derivative Contract with an Acceptable Counterparty which is otherwise permitted under Section 8.12;

(e) Indebtedness in respect of accounts payable (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which, if greater than 90 days past due, is being contested in good faith by appropriate proceedings if reserves adequate under GAAP shall been established therefor;

(f) Guaranty Obligations in respect of Indebtedness permitted to be incurred hereunder;

(g) Indebtedness associated with bonds or surety obligations or similar obligations required by contract or by Governmental Authorities in the ordinary course of business;

(h) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of the MLP or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the MLP or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances;

(i) current liabilities, taxes and assessments incurred in the ordinary course of business;

(j) unsecured Indebtedness for indemnification, contribution, earnout, adjustment of purchase price or similar obligations incurred or assumed in connection with any acquisition, Investment or Disposition permitted hereunder;

(k) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

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(l) Indebtedness of the MLP or any Restricted Subsidiary constituting Indebtedness solely under clause (i) of the definition of “Indebtedness” as a result of a pledge of Equity Interests in any Unrestricted Subsidiary (other than OpCo and its Subsidiaries) owned by the MLP or such Restricted Subsidiary to secure Permitted Project Debt; provided that, for the avoidance of doubt, except with respect to such pledged Equity Interests and any guarantee permitted pursuant to Section 8.05(o), such Permitted Project Debt is otherwise non-recourse against the Loan Parties;

(m) Indebtedness incurred to finance insurance premiums in the ordinary course of business in an aggregate principal amount not to exceed the amount of such insurance premiums;

(n) other unsecured Indebtedness so long as, immediately after giving effect to the incurrence of any such Indebtedness, the aggregate principal amount of all Indebtedness incurred under this Section 8.05(n) and then outstanding does not exceed 10.0% of the Commitment Amount at such time;

(o) guarantees of Indebtedness constituting Investments permitted under Section 8.04(i); and

(p) unsecured Indebtedness incurred in connection with any Senior Debt Offering; provided after giving effect to the incurrence of any such Indebtedness no Default or Event of Default would exist;

provided that, any of the foregoing Indebtedness, other than Indebtedness described in Section 8.05(b), which is subordinated in right of payment to the Loans may not be voluntarily prepaid other than with the proceeds of Indebtedness incurred to refinance such Indebtedness or with the proceeds of the issuance of Equity Interests of the MLP or a cash equity contribution to the MLP, unless at the time of such prepayment no Default has occurred and is continuing.

8.06 Transactions with Affiliates. The MLP shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction with or make any payment or transfer to any Affiliate of a Loan Party, except upon fair and reasonable terms no less favorable to the MLP or such Restricted Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of a Loan Party; provided that the foregoing restriction shall not apply to (a) transactions between or among the MLP and any Restricted Subsidiary or between or among Restricted Subsidiaries, (b) Investments permitted to be made pursuant to Section 8.04, including OpCo Working Capital Loans, and any Performance Guarantees issued by the MLP or any Restricted Subsidiary to support obligations of any OpCo Entity, Unrestricted Subsidiary, Secured Joint Venture or JV Holdco, (c) Restricted Payments permitted to be made under Section 8.08, (d) transactions among the MLP and/or any Restricted Subsidiary, on one hand, and Sponsor and any Subsidiaries of Sponsor (other than the MLP and its Subsidiaries), Unrestricted Subsidiaries, OpCo Entities, JV Holdcos and Secured Joint Ventures, on the other hand, for administrative or operational services associated with the Midstream Business and allocation of overhead expenses, (e) any indemnification agreement or any similar arrangement entered into with directors, officers, consultants and employees of the MLP or any Restricted Subsidiary or any Affiliate thereof in the ordinary course of business and the payment of fees and

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indemnities to directors, officers, consultants and employees of the MLP or any Restricted Subsidiary in the ordinary course of business, (f) transactions contemplated by the Contribution Agreement and the Omnibus Agreement, (g) any OpCo LP Interest Drop-Down and (h) any drop-down of assets or Equity Interests by Sponsor to the MLP other than OpCo LP Interest Drop-Downs.

8.07 Use of Proceeds. The MLP shall not, and shall not permit any Restricted Subsidiary to, use any portion of the Loan proceeds other than as permitted by Section 7.11. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

8.08 Restricted Payments. The MLP shall not, and shall not permit any Restricted Subsidiary to, purchase, redeem or otherwise acquire for value any Equity Interests, now or hereafter outstanding from its members, partners or stockholders and will not declare or pay any distribution or dividend, return capital to its members, partners or stockholders, or make any distribution of its assets to its stockholders, members or partners (collectively, “Restricted Payments”) except:

(a) the MLP may make distributions on its Equity Interest solely in additional Equity Interests in the MLP;

(b) any Restricted Subsidiary may make distributions (i) on any of its Equity Interests owned by the MLP or any other Restricted Subsidiary, (ii) ratably with respect to its Equity Interests or (iii) pursuant to an Approved Operating Agreement;

(c) the MLP may declare and make Restricted Payments of Available Cash quarterly to the extent such Restricted Payments in any fiscal quarter do not exceed, in the aggregate, Available Cash with respect to the immediately preceding fiscal quarter and are made in accordance with the Partnership Agreement; provided, that at the time each such quarterly Restricted Payment is made no Default or Event of Default exists or would result therefrom;

(d) purchases, redemptions or other acquisitions of Equity Interests from present or former officers, directors or employees of the MLP and its Restricted Subsidiaries in connection with any management equity subscription agreement, any compensation, retirement, disability, severance or benefit plan or agreement, any employee agreement or any other similar plan or agreement; provided that both before and after giving effect to such Restricted Payment (i) the MLP maintains pro forma compliance with the covenants contained in Section 9.01 and Section 9.02 and, if in effect at the time of such Restricted Payment, Section 9.03 (as evidenced by a certificate by a Responsible Officer based upon financial statements dated as of the most recent fiscal quarter-end) and (ii) no Default or Event of Default has occurred and is continuing; and

(e) in the event that the Over-Allotment Option is exercised (whether in whole or in part), the MLP may distribute to the Sponsor the proceeds from the sale of additional MLP Common Units by the MLP pursuant to such exercise of the Over-Allotment Option in accordance with the terms of the Contribution Agreement.

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8.09 Change in Business. The MLP shall not, and shall not permit any Restricted Subsidiary to, engage in any business or activity other than the Midstream Business.

8.10 Accounting Changes. The MLP shall not, and shall not permit any Restricted Subsidiary to, make any significant change in its accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year.

8.11 Restrictive Agreements. The MLP shall not, and shall not permit any Restricted Subsidiary to, enter into any contract or agreement (other than in connection with any Permitted Project Debt) which restricts such Person’s ability to (i) pledge any or all of its assets in favor of the Administrative Agent to secure the Secured Obligations, (ii) in the case of any Restricted Subsidiary, pay dividends or make other distributions with respect to holders of its Equity Interests (except to the extent such Restricted Subsidiary is party to an Approved Operating Agreement, in which case any restrictions are expressly permitted), or (iii) enter into any of the Loan Documents; provided, however, nothing contained in this Section 8.11 shall prohibit (a) restrictions and conditions imposed by Requirement of Law or any of the Loan Documents, (b) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, so long as such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (c) restrictions contained in any agreement or instrument relating to property existing at the time of the acquisition thereof in a transaction permitted by this Agreement, so long as such restrictions relate only to the property so acquired and were not created in contemplation of such acquisition, (d) restrictions contained in any agreement to which such Person is a party at the time such Person is merged or consolidated with or into, or acquired by, the MLP or a Restricted Subsidiary or becomes a Restricted Subsidiary, so long as such restrictions relate only to the property of such Person and are not created in contemplation thereof, (e) restrictions imposed by any agreement relating to secured Indebtedness permitted by Section 8.05(c) if such restrictions apply only to the property or assets securing such Indebtedness, (f) restrictions contained in any agreement effecting a renewal, extension, refinancing or replacement of Indebtedness issued under an agreement referred to in clauses (c), (d) and (e) above, so long as the applicable restrictions contained in any such renewal, extension, refinancing or replacement agreement are no more restrictive than those set forth in the agreement being renewed, extended, refinanced or replaced, or (g) customary provisions in leases and other contracts restricting the assignment thereof.

8.12 Derivative Contracts. The MLP shall not, and shall not permit any Restricted Subsidiary to, be party to or in any manner be liable on any Derivative Contract except Derivative Contracts with the purpose and effect of (a) hedging prices on commodities or (b) hedging interest rates on a principal amount of Indebtedness of a Loan Party that, in each case, are (i) approved by the board of directors (or equivalent governing body) of the MLP or such Restricted Subsidiary, as applicable, or otherwise comply with a risk management policy of the MLP or such Restricted Subsidiary that has been approved by the board of directors (or equivalent governing body) of the MLP or such Restricted Subsidiary, as applicable, and (ii) not speculative in nature.

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8.13 Organization Documents. The MLP shall not and shall not permit any Restricted Subsidiary or, to the extent of its MLP Power, any OpCo Entity, any JV Holdco or any Secured Joint Venture, to modify or amend its Organization Documents in any manner reasonably determined by the MLP to be materially adverse to the interests of the Lenders without the prior written consent of the Administrative Agent.

8.14 Restrictions on OpCo Entities. Prior to the OpCo Trigger Date:

(a) The MLP shall not permit, and to the extent of its MLP Power, the MLP shall not permit OpCo to permit, any Equity Interests in Opco to be owned by any Person other than the MLP, any of its wholly owned Restricted Subsidiaries, the Sponsor or any of the wholly owned Sponsor Restricted Subsidiaries.

(b) The MLP, to the extent of its MLP Power, shall not permit any OpCo Entity to create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness for borrowed money, except for (i) OpCo Working Capital Loans, (ii) intercompany Indebtedness between or among OpCo Entities and (iii) any Indebtedness of the type described in Sections 8.05(a) (provided for purposes of this provision, there is no dollar limitation on the amount of Capital Leases that may be incurred), (e), (g), (h) and (i).

8.15 Secured Joint Venture Organization Documents. From and after the date the MLP forms or acquires any Secured Joint Venture, to the extent of its MLP Power, the MLP shall not, and shall not permit any JV Holdco to, enter into any Secured Joint Venture Organization Document that:

(a) does not permit a pledge of the Equity Interests in such Secured Joint Venture owned directly or indirectly by the MLP to Administrative Agent to secure the Secured Obligations;

(b) does not permit such Secured Joint Venture to grant a Lien on its assets equal to the MLP’s Adjusted Proportionate Ownership Interest in such Secured Joint Venture in favor of Administrative Agent to secure the Secured Obligations;

(c) does not obligate the other members of such Secured Joint Venture to agree to the sale of their proportionate interest in the assets of such Secured Joint Venture in conjunction with Administrative Agent’s foreclosure sale of the assets of such Secured Joint Venture that are subject to a Lien in favor of Administrative Agent (resulting in a sale of 100% of such Secured Joint Venture’s assets, with the net proceeds to be proportionately distributed among the Lenders, on the one hand, and such other members of such Secured Joint Venture, on the other hand); and

(d) does not permit a foreclosure (or sale in lieu of foreclosure) on the pledged Equity Interests in such Secured Joint Venture and the admission of the purchaser of such Equity Interests in such foreclosure (or sale in lieu of foreclosure) as a member of such Secured Joint Venture without consent or approval of the other members of such Secured Joint Venture; provided that the foregoing shall not prohibit any right of first refusal, if any, granted to the other members of such Secured Joint Venture in its Organization Documents.

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8.16 Secured Joint Venture and JV Holdco Negative Covenant. From and after the date the MLP forms or acquires any Secured Joint Venture, to the extent of its MLP Power, the MLP shall not permit such Secured Joint Venture or any JV Holdco owning Equity Interests in such Secured Joint Venture to:

(a) directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property that constitutes Collateral, whether now owned or hereafter acquired, other than (i) Liens existing at the time such Secured Joint Venture is acquired, so long as such Liens encumber only the Property of such Secured Joint Venture and are not created in contemplation of its acquisition by the MLP and (ii) Liens of the types described in Sections 8.01(b) through 8.01(t).

(b) Dispose of any of its Property which constitutes Collateral other than (i) Dispositions of excess, obsolete or worn-out equipment in the ordinary course of business, (ii) Dispositions of inventory or other assets sold, leased or licensed out in the ordinary course of business, (iii) Dispositions described in Sections 8.02(e) through 8.02(j) and (iv) Dispositions in an aggregate amount not to exceed $5,000,000 in any fiscal year;

(c) merge or consolidate with or into any Person;

(d) make any Investment in any Person except for (i) investments funded by any other member of such Secured Joint Venture and (ii) acquisitions of other assets funded from investments funded by any other member of such Secured Joint Venture or from income of such Secured Joint Venture and (iii) acquisitions of assets, including Equity Interests of another Person, funded from Investments by a Loan Party permitted by Section 8.04(i); provided, in each case, that the Secured Joint Venture and its JV Holdco remain in compliance with the provisions of Section 8.04(i) after giving effect to such acquisition;

(e) create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness for borrowed money other than investments permitted under Section 8.04(k) consisting of intercompany loans from a Loan Party to such Secured Joint Venture or the JV Holdco owning an Equity Interest in such Secured Joint Venture;

(f) create, incur, assume or suffer to exist any Contingent Obligations except Contingent Obligations in respect of Indebtedness incurred pursuant to the Loan Documents; or

(g) make Restricted Payments other than in accordance with its Organization Documents.

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ARTICLE IX

FINANCIAL COVENANTS

From and after the Initial Availability Date, each Loan Party covenants and agrees that, until Payment in Full:

9.01 Interest Coverage Ratio. The MLP will not permit, as of the last day of any fiscal quarter (beginning with the last day of the first full fiscal quarter following the Initial Availability Date), the ratio of (a) EBITDA for the period of four (4) consecutive fiscal quarters ending on such day (for the avoidance of doubt, subject to the second sentence of the definition of EBITDA), to (b) Cash Interest Expense for the period of four (4) consecutive fiscal quarters ending on such day (for the avoidance of doubt, subject to the immediately following sentence), to be less than 2.50 to 1.00.

For purposes of determining Cash Interest Expense (i) for the first covenant testing period ending on the last day of the first full fiscal quarter following the Initial Availability Date, Cash Interest Expense for such period shall be deemed to be equal to Cash Interest Expense for such full fiscal quarter, multiplied by 4, (ii) for the second covenant testing period ending on the last day of the second full fiscal quarter following the Initial Availability Date, Cash Interest Expense for such period shall be deemed to be equal to Cash Interest Expense for such first and second full fiscal quarters, multiplied by 2, (iii) for the third covenant testing period ending on the last day of the third full fiscal quarter following the Initial Availability Date, Cash Interest Expense for such period shall be deemed to be equal to Cash Interest Expense for such first, second and third full fiscal quarters, multiplied by 4/3, and (iv) for the fourth covenant testing period ending on the last day of the fourth full fiscal quarter following the Initial Availability Date and for subsequent fiscal quarters, Cash Interest Expense for such period shall be equal to Cash Interest Expense for the prior four quarter period.

9.02 Total Leverage Ratio. The MLP will not permit, as of the last day of any fiscal quarter (beginning with the last day of the first full fiscal quarter following the Initial Availability Date), the Total Leverage Ratio to exceed 5.00 to 1.00 except during an Acquisition Adjustment Period, in which case the Total Leverage Ratio as of the last day of any fiscal quarter during such Acquisition Adjustment Period cannot exceed 5.50 to 1.00; provided, after the closing of a Senior Debt Offering, the MLP will not permit, as of the last day of any fiscal quarter (beginning with the first fiscal quarter ending after the closing of a Senior Debt Offering), the Total Leverage Ratio to exceed 5.50 to 1.00 except during an Acquisition Adjustment Period, in which case the Total Leverage Ratio as of the last day of any fiscal quarter during such Acquisition Adjustment Period cannot exceed 6.00 to 1.00.

9.03 Senior Secured Leverage Ratio. In the event that the MLP consummates a Senior Debt Offering, the MLP will not permit, as of the last day of any fiscal quarter (beginning with the fiscal quarter during which the MLP closes a Senior Debt Offering and for any fiscal quarter thereafter), the Senior Secured Leverage Ratio to exceed 3.50 to 1.00.

ARTICLE X

EVENTS OF DEFAULT

10.01 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days of the date when due, any interest, fee or other amount payable hereunder or under any other Loan Document; or

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(b) Representation or Warranty. Any representation or warranty by any Loan Party made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any Loan Party or any Responsible Officer of a Loan Party, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made (or, in the case of any such representations and warranties that are already qualified or modified by materiality in the text thereof, is incorrect in any respect on or as of the date made or deemed made); or

(c) Specific Defaults. Any Loan Party fails to perform, observe or comply with any term, covenant or agreement applicable to such Loan Party, contained in any of Section 7.03(a), Article VIII or Article IX; or

(d) Other Defaults. Any Loan Party fails to perform, observe or comply with any other term or covenant applicable to such Loan Party contained in this Agreement or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date upon which a Responsible Officer of such Loan Party had actual knowledge of such failure or (ii) the date upon which written notice thereof is given to Borrower by Administrative Agent; or

(e) Cross-Default. Any Loan Party (except with regard to Indebtedness that is the subject of a good faith dispute) (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (including net obligations with respect to Derivative Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Default Amount and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform, observe or comply with any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity; or (iii) any Indebtedness of the Loan Parties in an aggregate principal amount in excess of the Threshold Default Amount shall be declared due and payable prior to its stated maturity; or

(f) Insolvency; Voluntary Proceedings. Any Loan Party (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Loan Party or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against all or a substantial part of any Loan Party’s Properties, and any such proceeding or petition shall not be dismissed, or such writ,

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judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Loan Party admits the material allegations of a petition against it or any of its Restricted Subsidiaries in any Insolvency Proceeding, or an order for relief is ordered in any Insolvency Proceeding; or (iii) any Loan Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h) Monetary Judgments. One or more judgments, orders, decrees or arbitration awards is entered against any Loan Party involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions in excess of the Threshold Default Amount, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of sixty (60) consecutive days after the entry thereof; or

(i) Change of Control. There occurs any Change of Control;

(j) Invalidity of Loan Documents. The Loan Documents, or any of them, after delivery thereof, shall for any reason, except to the extent permitted by the terms thereof, cease to be, or are asserted by any Loan Party not to be, in full force and effect and valid, binding and enforceable in accordance with their terms, or, with respect to the Security Documents, cease to create, or are asserted by any Loan Party not to create, a valid and perfected Lien or security interest, as the case may be, of the priority required thereby on any portion of the Collateral purported to be covered thereby having a value in excess of $5,000,000, except to the extent permitted by the terms of this Agreement, or any Loan Party shall so state in writing; or

(k) OpCo Insolvency Proceeding. (i) OpCo commences an Insolvency Proceeding or (ii) any involuntary Insolvency Proceeding is commenced or filed against OpCo.

10.02 Remedies. If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may with the consent of, the Majority Lenders:

(a) declare the Commitments to be terminated; and

(b) exercise all rights and remedies available to it under the Loan Documents or applicable law and without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties; provided, however, that upon the occurrence of any event specified in Section 10.01(f) or (g), the Commitments shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Administrative Agent or any Lender; provided further, however, prior to the OpCo Trigger Date the exercise by the Administrative Agent or any Lenders of any rights and remedies available to it or them under the OpCo Security Documents shall be subject to and governed by the Intercreditor Agreement.

10.03 Set-off. In addition to any rights and remedies of Administrative Agent, any Issuing Lender or any Lender provided by law, if an Event of Default exists, the Lenders are authorized, and may instruct Administrative Agent to, at any time and from time to time, without

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prior notice to any Loan Party, any such notice being waived by each Loan Party to the fullest extent permitted by law, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, any Lender to or for the credit or the account of any Loan Party against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.04 Payments Set Aside. To the extent that any Loan Party makes a payment to Administrative Agent for the benefit of the Lenders or to any Lender, or Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lenders in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

10.05 Application of Payments. After the exercise of remedies provided for in Section 10.02, any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

(a) first, to the payment of enforcement expenses incurred by the Administrative Agent;

(b) second, to the ratable payment of all fees, expenses and indemnities (including amounts payable under Article III) for which the Administrative Agent, Lenders or any Affiliate of a Lender have not been paid or reimbursed in accordance with the Loan Documents or Lender Hedging Agreements (as used in this Section 10.05(b), a “ratable payment” for any Lender, Lender Affiliate or the Administrative Agent shall be, on any date of determination, that proportion which the portion of the total fees, expenses and indemnities owed to such Lender, Lender Affiliate or the Administrative Agent bears to the total aggregate fees, expenses and indemnities owed to all Lenders, Lender Affiliates and the Administrative Agent on such date of determination);

(c) third, to the ratable payment of accrued and unpaid Letter of Credit Fees, the Matured LC Obligations, accrued and unpaid interest on, and principal of, the outstanding amount of Loans and the outstanding amount of Secured Obligations under Lender Hedging Agreements, it being understood that for purposes of this clause (c) the outstanding amount of Secured Obligations under Lender Hedging Agreements refers to payments owing in connection with an Early Termination Date as defined in the 2002 Master Agreement form promulgated by the ISDA (or equivalent type payment obligation if some other form of Derivative Contract is in effect) (as used in this Section 10.05(c), “ratable payment” means for any Lender (or Lender Affiliate, in the case of a Lender Hedging Agreement), on any date of determination, that proportion which the accrued and unpaid Letter of Credit Fees, the outstanding amount of

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Matured LC Obligations, accrued and unpaid interest on, and principal of, the outstanding amount of Loans and the outstanding amount of Secured Obligations under Lender Hedging Agreements owed to such Lender (or Lender Affiliate, in the case of a Lender Hedging Agreement) bears to the accrued and unpaid Letter of Credit Fees, the outstanding amount of Matured LC Obligations, accrued and unpaid interest on, and principal of, the outstanding amount of Loans and the outstanding amount of Secured Obligations under Lender Hedging Agreements owed to all Lenders (and Affiliates, in the case of a Lender Hedging Agreement));

(d) fourth, to be held as LC Collateral in an LC Collateral Account;

(e) fifth, to the payment of the remaining Secured Obligations, if any, in the order and manner the Majority Lenders deem appropriate; and

(f) last, the balance, if any, after all of the Secured Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Lender Hedging Agreements as to which arrangements satisfactory to the applicable counterparty shall have been made) have been paid in full, to the Borrower or as otherwise required by Requirement of Law.

Notwithstanding the foregoing, amounts received from any Loan Party, JV Holdco, Secured Joint Venture or any OpCo Entity in the case of OpCo Collateral proceeds, that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Pari Passu Hedging Obligations (it being understood, that in the event that any amount is applied to Secured Obligations other than Excluded Pari Passu Hedging Obligations as a result of this clause, the Administrative Agent may make such adjustments as it determines are appropriate to distributions pursuant to clauses second and third above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Secured Obligations described in clauses second and third above by the holders of any Excluded Pari Passu Hedging Obligations are the same as the proportional aggregate recoveries with respect to other Secured Obligations pursuant to clauses second and third above).

Administrative Agent shall have no responsibility to determine the existence or amount of Excluded Pari Passu Hedging Obligations and may reserve from the application of amounts under this Section 10.05 amounts distributable in respect of Excluded Pari Passu Hedging Obligations until it has received evidence satisfactory to it of the existence and amount of such Excluded Pari Passu Hedging Obligations.

10.06 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

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ARTICLE XI

GUARANTIES

11.01 Guaranties. From and after the Initial Availability Date, each Guarantor hereby unconditionally guarantees to the Lenders (a) the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) and (b) the timely performance of all other obligations of Borrower under this Agreement and the other Loan Documents. This guaranty is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all of the Obligations whenever arising. Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of any Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state or otherwise and including, without limitation, any debtor relief laws).

11.02 Obligations Unconditional. The obligations of each Guarantor hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Guarantor agrees that its guaranty may be enforced by Administrative Agent or the Lenders without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes or any other of the Loan Documents or any Collateral, if any, hereafter securing the Obligations or otherwise and each Guarantor hereby waives the right to require Administrative Agent or any Lender to make demand on or proceed against any Loan Party or any other Person (including a co-guarantor) or to require Administrative Agent or any Lender to pursue any other remedy or enforce any other right. Each Guarantor further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against any Loan Party, any other guarantor of the Obligations, any JV Holdco, any Secured Joint Venture or any OpCo Entity for amounts paid under this guaranty until such time as the Obligations have been indefeasibly paid in full in cash and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from Administrative Agent or any Lender in connection with monies received under the Loan Documents. Each Guarantor further agrees that nothing contained herein shall prevent Administrative Agent or any Lender from suing on the Notes or any of the other Loan Documents or foreclosing its or their, as applicable, security interest in or Lien on any Collateral, if any, securing the Obligations or from exercising any other rights available to it or them, as applicable, under this Agreement, the Notes, any other of the Loan Documents, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of such Guarantor’s obligations hereunder; it being the purpose and intent of each Guarantor that, subject to such Guarantor’s right to raise defenses to payment that would be available to it if such Guarantor were named as the “Borrower” hereunder rather than as a guarantor, its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither the obligations of any Guarantor under its respective guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Loan Party, any other guarantor of the Obligations, any JV Holdco, any Secured Joint Venture or any OpCo Entity or by reason of the bankruptcy or insolvency of any Loan Party, any other guarantor of the Obligations, any JV Holdco, any Secured Joint Venture or any OpCo Entity. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of

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the Obligations and notice of or proof of reliance by Administrative Agent or any Lender on their guaranties or acceptance of their guaranties. The Obligations, and any part of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this guaranty. All dealings between any Loan Party, on the one hand, and Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this guaranty. Each Guarantor hereby subordinates to the Obligations all debts, liabilities and other obligations, whether direct, indirect, primary, secondary, several, joint and several or otherwise, and irrespective of whether such debts, liabilities and obligations be evidenced by note, contract, open account, book entry or otherwise, owing to such Guarantor.

11.03 Waiver of Rights. Each Guarantor expressly waives to the fullest extent permitted by applicable law: (a) notice of acceptance of its guaranty by Administrative Agent or any Lender and of all extensions of credit to Borrower by the Lenders; (b) presentment and demand for payment or performance of any of the Obligations, notice of intent to accelerate and notice of acceleration; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Obligations or with respect to any security therefor; (d) notice of Administrative Agent, any Lender or any Collateral Agent obtaining, amending, substituting for, releasing, waiving or modifying any security interest, Lien or encumbrance, if any, hereafter securing the Obligations, or Administrative Agent, any Lender or any Collateral Agent subordinating, compromising, discharging or releasing such security interests, Liens or encumbrances, if any; and (e) all other notices to which such Guarantor might otherwise be entitled.

11.04 Reinstatement. Notwithstanding anything contained in this Agreement or the other Loan Documents, the obligations of each Guarantor under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify Administrative Agent, the Lenders and Collateral Agents on demand for all costs and expenses (including, without limitation, reasonable fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

11.05 Remedies. Each Guarantor agrees that, as between such Guarantor, on the one hand, and Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 10.02 and shall be deemed to have become automatically due and payable in the circumstances provided in Section 10.02 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by such Guarantor. Each Guarantor acknowledges and agrees that its obligations hereunder are secured in accordance with the terms of the Security Documents and that Administrative Agent and/or the Lenders and/or the Collateral Agents, as applicable, may exercise their remedies thereunder in accordance with the terms thereof.

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11.06 Subrogation. Each Guarantor agrees that, until the termination of the Commitments and the indefeasible payment of the Loans in full and the satisfaction of any other Obligations, it will not exercise, and hereby waives, any right of reimbursement, subrogation, contribution, offset or other claims against any other Loan Party, any other guarantor of the Obligations, any JV Holdco, any Secured Joint Venture or any OpCo Entity arising by contract or operation of law in connection with any payment made or required to be made by such Guarantor under this Agreement or the other Loan Documents. After the indefeasible payment in full of the Loans and the satisfaction of any other Obligations, each Guarantor shall be entitled to exercise against the Loan Parties, any other guarantor of the Obligations, any JV Holdco, any Secured Joint Venture or any OpCo Entity all such rights of reimbursement, subrogation, contribution, and offset, and all such other claims, to the fullest extent permitted by law.

11.07 Commodity Exchange Act Keepwell Provisions. The Borrower, to the extent that it is a Qualified ECP Guarantor, hereby guarantees the payment and performance of all Secured Obligations in respect of any Lender Hedging Agreement of each Loan Party (other than itself), each OpCo Entity, each JV Holdco and each Secured Joint Venture (collectively, the “Keepwell Parties”) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Keepwell Party, in order for such Keepwell Party to honor its obligations under the guaranty provided in this Article XI (and/or the grant of a Lien on its Property) with respect to Lender Hedging Agreements (provided, however, that the Borrower, to the extent it is a Qualified ECP Guarantor, shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred (a) without rendering its obligations under this Section, or otherwise under this Agreement or any Loan Document, as it relates to such Keepwell Parties, voidable under laws relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount and (b) without rendering such Keepwell Party liable for amounts to creditors, other than the Secured Parties, that such Keepwell Party would not otherwise have made available to such creditors if this Section was not in effect). The obligations of the Borrower, to the extent it is a Qualified ECP Guarantor, under this Section shall remain in full force and effect until all Secured Obligations are paid in full to the Lenders, the Administrative Agent and all other Secured Parties, and all of the Lenders’ Commitments are terminated. The Borrower intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party and each Keepwell Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XII

ADMINISTRATIVE AGENT

12.01 Appointment and Authorization.

(a) Each Lender hereby irrevocably (subject to Section 12.09) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other

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Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent shall have only such duties or responsibilities, as expressly set forth herein. Administrative Agent shall not have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent.

(b) Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as Administrative Agent may agree at the request of any of the Lenders to act for such Issuing Lender with respect thereto; provided, however, that each Issuing Lender shall have all of the benefits and immunities (i) provided to Administrative Agent in this Article XII with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent,” as used in this Article XII, included such Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Lenders.

12.02 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

12.03 Liability of Administrative Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders or any Affiliate of any Lender for any recital, statement, representation or warranty made by any Loan Party, any Affiliate of a Loan Party, any JV Holdco, any Secured Joint Venture or any OpCo Entity or any officer thereof, contained in this Agreement or in any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness (other than such Agent-Related Person’s own due execution and delivery), genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party, any JV Holdco, any Secured Joint Venture or any OpCo Entity or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party, any Affiliate of any Loan Party, any JV Holdco, any Secured Joint Venture or any OpCo Entity.

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12.04 Reliance by Administrative Agent.

(a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, electronic mail, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders and their Affiliates against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 5.02, each Lender that has made available to Administrative Agent its Pro Rata Share of the initial Loan or subsequent Loan, as the case may be, shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Administrative Agent to such Lender or otherwise made available to such Lender via posting on an electronic platform for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender as a condition precedent to such initial Loan or subsequent Loan, as applicable.

12.05 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Administrative Agent will notify the Lenders of its receipt of any such notice. Subject to Section 12.04(a), Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Lenders in accordance with Article X; provided, however, that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

12.06 Credit Decisions. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent-Related Person hereafter taken, including any review of the affairs of the Loan Parties, any JV Holdco, any Secured Joint Venture or any OpCo Entity shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, Property, financial and other condition and creditworthiness of the Loan Parties, JV Holdcos, Secured Joint Ventures and OpCo Entities and all applicable bank regulatory laws relating to the transactions

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contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, Property, financial and other condition and creditworthiness of the Loan Parties, JV Holdcos, Secured Joint Ventures and OpCo Entities. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of the Loan Parties, JV Holdcos, Secured Joint Ventures or OpCo Entities which may come into the possession of any of the Agent-Related Persons.

12.07 INDEMNIFICATION. Whether or not the transactions contemplated hereby are consummated, the Lenders and any Affiliates of the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Loan Parties and without limiting the obligation of the Loan Parties to do so, pro rata based on the amount of Loans owing to such Lender as compared to the amount of Loans owing to all Lenders), from and against any and all Indemnified Liabilities INCLUDING SUCH INDEMNIFIED LIABILITIES AS MAY ARISE OR BE CAUSED BY THE NEGLIGENCE, SOLE, JOINT, CONCURRENT, COMPARATIVE OR OTHERWISE, OF SUCH AGENT-RELATED PERSONS; provided, however, that no Lender shall be liable for the payment to any Agent-Related Persons of any portion of such Indemnified Liabilities to the extent the same arise from (a) the gross negligence or willful misconduct of any Agent-Related Person or (b) a claim or action asserted by one or more other Agent-Related Persons. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Administrative Agent.

12.08 Administrative Agent in Individual Capacity. Administrative Agent, in its individual capacity, may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties, any JV Holdco, any Secured Joint Venture or any OpCo Entity or any Affiliate thereof as though Administrative Agent were not Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Administrative Agent or its Affiliates may receive information regarding the Loan Parties, JV Holdcos, Secured Joint Ventures and OpCo Entities (including information that may be subject to confidentiality obligations in favor of such Persons) and acknowledge that the Agent-Related Persons shall be under no obligation to provide such information to any Lender. With respect to its Loans, Administrative Agent, in its individual capacity as a Lender, shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Administrative Agent or an Issuing Lender.

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12.09 Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If Administrative Agent resigns under this Agreement, the Lenders shall appoint from among the Lenders a successor administrative agent satisfactory to Borrower in the same capacity as the retiring Administrative Agent for the Lenders. If no successor Administrative Agent is appointed prior to the effective date of the resignation of such retiring Administrative Agent, such retiring Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XII and Sections 13.05 and 13.06 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent in the same capacity as the retiring Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent shall either withdraw its resignation or may appoint as a successor administrative agent a commercial bank organized under the laws of the United States or of any state thereof having a commercial capital surplus of at least $500,000,000.

If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and appoint a successor approved by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed); provided that no approval of the Borrower shall be necessary if an Event of Default has occurred and is continuing. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders), then such removal shall nonetheless become effective in accordance with such notice on the removal date specified in such notice.

12.10 Collateral and Guaranty Matters. The Lenders and each Issuing Lender irrevocably authorize the Administrative Agent, at its option and in its discretion, and in both its capacities as Administrative Agent hereunder and under the Loan Documents and in its capacity as a Collateral Agent under the Intercreditor Agreement and the OpCo Security Documents:

(a) to release any Lien on any Property granted to or held by the Administrative Agent under any Loan Document and/or held by any Collateral Agent under any OpCo Security Document (i) upon termination of the Commitments and payment in full of all Secured Obligations (other than (A) contingent indemnification obligations and (B) Secured Obligations under Lender Hedging Agreements, so long as arrangements satisfactory to the Lender or Lender Affiliate counterparty to such Lender Hedging Agreement shall have been

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made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made), (ii) that is sold or otherwise Disposed of or to be sold or otherwise Disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document, (iii) upon the permitted designation of a Restricted Subsidiary as an Unrestricted Subsidiary pursuant to Section 7.15(b), and (iv) subject to Section 13.01, if approved, authorized or ratified in writing by the Majority Lenders;

(b) to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 8.01(p);

(c) to release any Guarantor from its guarantee of the Obligations (i) upon termination of the Commitments, payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) Secured Obligations under Lender Hedging Agreements, so long as arrangements satisfactory to the Lender or Lender Affiliate counterparty to such Lender Hedging Agreement shall have been made) and the expiration of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made), (ii) upon the permitted designation of a Restricted Subsidiary as an Unrestricted Subsidiary pursuant to Section 7.15(b); and (iii) subject to Section 13.01, if approved, authorized or ratified in writing by the Majority Lenders; and

(d) to release any Guarantor from its guarantee of the Obligations pursuant to Article XI hereof if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s and/or Collateral Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its guarantee of the Obligations pursuant to Article XI hereof pursuant to this Section 12.10.

12.11 Flood Insurance Regulations. Royal Bank of Canada has adopted internal policies and procedures that address requirements placed on federally regulated lenders under applicable Flood Insurance Regulations. Royal Bank of Canada, in its capacity as Administrative Agent, will post on the applicable electronic platform (or otherwise distribute to each Lender) documents that it receives in connection with applicable Flood Insurance Regulations. However, Royal Bank of Canada reminds each Lender and Participant, pursuant to the Flood Insurance Regulations, each federally regulated lender (whether acting as a Lender or a Participant) is responsible for assuring its own compliance with the flood insurance requirements.

12.12 Syndication Agent; Other Agents; Arrangers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” as a “documentation agent,” any other type of agent (other than the Administrative Agent), “arranger,” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such, except in the case of any “arranger” and any duties arising under, and surviving the termination of, its terms of engagement. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

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ARTICLE XIII

MISCELLANEOUS

13.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party, any OpCo Entity, any JV Holdco or any Secured Joint Venture therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by Administrative Agent at the written request of the Majority Lenders) and the Loan Parties that are parties thereto and acknowledged by Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, modification, termination or consent shall, unless in writing and signed by each adversely affected Lender (except Defaulting Lenders) and the Loan Parties that are parties thereto and acknowledged by Administrative Agent, do any of the following:

(a) increase (i) the Commitment Amount (other than pursuant to Section 2.14) or (ii) extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.02) (which increases or extensions shall also require the signature of each adversely affected Defaulting Lender);

(b) postpone or extend the final maturity of any Loan, or postpone, extend or delay any date fixed by this Agreement or any Loan Document for the payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document (other than any extension of the payment date for any mandatory prepayment required under Section 2.04(b), which shall only require the approval of the Majority Lenders);

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except Majority Lenders may waive imposition of the Default Rate and amend any financial term therein without the consent of other adversely affected Lenders), with any such reduction also requiring the signature of each adversely affected Defaulting Lender;

(d) change the definition of Majority Lenders or change, in any manner, the percentage of the Lenders required to take any action under this Agreement;

(e) amend this Section 13.01 or any provision of this Agreement, which, by its terms, expressly requires the approval or concurrence of all Lenders;

(f) amend, waive or modify Section 2.08(c), Section 2.08(d), Section 2.11, Section 4.02(b) or Section 10.05 in a manner that would alter the order of application of, or the pro rata sharing of payments required thereby;

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(g) release (or subordinate the Lien granted in the Loan Documents in) all or substantially all of the Collateral (except for releases in connection with dispositions of assets which are expressly permitted hereunder and except for the releases described in Section 4.05 and Section 12.10(a));

(h) release all of the Guarantors or Guarantors comprising substantially all of the credit support for the Obligations from their Guaranty Obligations set forth in Article XI hereof (except for releases in connection with dispositions of assets which are expressly permitted hereunder and except for the releases described in Section 12.10(c) and (d)); or

(i) reduce the amount or postpone the due date of any amount payable in respect of, or extend the required expiration date of, any Letter of Credit, or change, in any manner, the obligations of the Lenders relating to the purchase of participations in Letters of Credit (which reductions, postponements, extensions or changes shall also require the signature of each adversely affected Defaulting Lender); and

provided, further that (i) any amendment, modification, termination or waiver of any of the provisions contained in Article V shall be effective only if evidenced by a writing signed by or on behalf of Administrative Agent and all of the Lenders, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lenders in addition to any or all the Lenders, as the case may be, affect the rights or duties of the Issuing Lenders under this Agreement or any document relating to any Letter of Credit Issued or to be Issued by it, and (iii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to any or all of the Lenders, as the case may be, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document.

13.02 Notices.

(a) Subject to the limitations set forth in Section 13.02(d) below, Borrower is authorized to receive on behalf of all Loan Parties, all OpCo Entities, all JV Holdcos and all Secured Joint Ventures all notices to any such Person from Administrative Agent, any Collateral Agent or any Lender at the address, facsimile number and electronic mail address for Borrower set out on Appendix I; and all notices to Administrative Agent, any Collateral Agent or any Lender shall be sent to Administrative Agent, Collateral Agent or such Lender, as the case may be, at Administrative Agent’s, Collateral Agent’s or such Lender’s respective address, facsimile number and electronic mail address set forth on Appendix I or Schedule 2.01, as applicable.

(b) All notices, requests, consents and other communications required or permitted hereunder or under any other Loan Document shall be in writing and mailed, faxed, delivered, or (subject to Section 13.02(d) below) transmitted by electronic mail, to the address, facsimile number, or electronic mail address specified for notices; or, as directed by Borrower, the Lenders, the Administrative Agent or the Collateral Agents, to such other address as shall be designated by such Person in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to Borrower, the Lenders, the Administrative Agent and the Collateral Agents.

(c) All such notices, requests, consents and communications shall be deemed to be given or made, and shall be effective, upon the earlier to occur of (i) actual receipt by the intended recipient or (ii) (A) if delivered by hand or by courier, when signed for by the intended

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recipient or an authorized representative of such recipient; (B) if delivered by mail, the third Business Day after the date on which such mail, postage prepaid was deposited in the U.S. mail; (C) if delivered by facsimile, when transmitted in legible form by facsimile machine; and (D) if delivered by electronic mail or via internet or intranet websites (which form of delivery is subject to the provisions of Section 13.02(d) below), when delivered; provided, however, that notice and other communications to Administrative Agent or any Lender pursuant to Article II or Article X shall not be effective until actually received by Administrative Agent or such Lender.

(d) Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements, any Compliance Certificate, any Notice of Borrowing, any Notice of Conversion/Continuation and other information, and to distribute Loan Documents for execution by the parties hereto, and shall not be recognized for any other purpose.

(e) Any agreement of Administrative Agent and the Lenders herein to receive certain notices by telephone, electronic mail, or facsimile is solely for the convenience and at the request of the Loan Parties. Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by such Loan Party to give such notice and Administrative Agent and the Lenders shall not have any liability to Borrower or other Loan Party, any OpCo Entity, any JV Holdco or any Secured Joint Venture on account of any action taken or not taken by Administrative Agent or any Lender in reliance upon such telephonic or facsimile notice. The obligation of Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by Administrative Agent and the Lenders to be contained in the telephonic or facsimile notice.

13.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Administrative Agent, any Lender or any Collateral Agent, any right, remedy, power or privilege hereunder or under any Loan Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

13.04 Costs and Expenses. The Loan Parties shall:

(a) pay or reimburse Administrative Agent promptly after demand for all reasonable out-of-pocket costs and expenses incurred by Administrative Agent (including Attorney Costs of counsel for the Administrative Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby; and

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(b) pay or reimburse Administrative Agent and the Lenders promptly after demand for all out-of-pocket costs and expenses (including Attorney Costs for the Administrative Agent and the Lenders) incurred by such Person in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document (including in connection with any “workout,” restructuring or negotiations regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

13.05 INDEMNITY. The Loan Parties, jointly and severally, shall indemnify and hold Administrative Agent, the Agent-Related Persons, each Issuing Lender, each Lender, each Collateral Agent and each of their respective Affiliates, officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including, in the absence of a continuing Event of Default, reasonable and documented out-of-pocket fees, disbursements, settlement costs and other fees and expenses of one counsel to all Indemnified Persons taken as a whole except in the case of an actual or perceived conflict of interest where the party affected by such conflict notifies the Borrower that such a conflict exists and retains its own counsel, by another firm of counsel for such affected party and, upon the occurrence and during the continuance of an Event of Default, reasonable and documented out-of-pocket fees, disbursements, settlement costs and other fees and expenses of all counsel to the Administrative Agent and counsel to any Lender) of any kind or nature whatsoever (excluding taxes, which shall be governed by Article III) which may at any time (including at any time following repayment of the Loans, and the termination, resignation or replacement of Administrative Agent or the replacement of any Lender), be imposed on, incurred by or asserted against any Indemnified Person, whether by Borrower or any other Loan Party, any OpCo Entity, any JV Holdco or any Secured Joint Venture or any of its or their equity holders or creditors or any Indemnified Person, in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, Borrower’s use of the Loan proceeds or the Commitments, or any action taken or omitted by any Indemnified Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) brought by any Loan Party, any Loan Party’s equity owners or creditors or an Indemnified Person related to or arising out of this Agreement or the Loans, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARISE OUT OF OR AS A RESULT OF ANY INDEMNIFIED PERSON’S NEGLIGENCE IN WHOLE OR IN PART, INCLUDING, WITHOUT LIMITATION, THOSE CLAIMS WHICH RESULT FROM THE SOLE, JOINT, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PERSON, OR ANY ONE OR MORE OF THEM; provided, that no Loan Party shall have any obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent same arise from (i) such Indemnified Person’s gross negligence or willful misconduct, (ii) the material breach in bad faith by such Indemnified Person with respect to its obligations under the Loan Documents, or (iii) any dispute solely between or among Indemnified Persons (not arising as a result of any act or omission by a Loan Party or any of its Subsidiaries or Affiliates), other than claims against Royal Bank of Canada in its capacity as, or fulfilling its role as, the Administrative Agent, an Issuing Lender or as a Collateral Agent, in each case as determined by a final non-appealable judgment rendered by a court of competent jurisdiction; provided, however, no indemnity shall be afforded under this Section 13.05 in respect of any Property for

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any occurrence arising from the acts or omissions of the Administrative Agent, any Collateral Agent or any Lender during the period after which such Person, its successors or assigns, or their agents or representatives, shall have obtained possession of such Property (whether by foreclosure or deed in lieu of foreclosure, as mortgagee-in-possession or otherwise). The agreements in this Section shall survive payment of all other Obligations. The indemnification herein supersedes any prior indemnifications given by the Loan Parties to any Indemnified Person under any prior commitment letter or term sheet.

13.06 ENVIRONMENTAL INDEMNIFICATION. In addition to the indemnifications hereunder and under any other Loan Documents, the Loan Parties, jointly and severally, shall indemnify, protect and hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, costs, expenses (including, in the absence of a continuing Event of Default, reasonable fees and expenses of one counsel to all Indemnified Persons taken as a whole except in the case of an actual or perceived conflict of interest where the party affected by such conflict notifies the Borrower that such a conflict exists and retains its own counsel, by another firm of counsel for such affected party and, upon the occurrence and during the continuance of an Event of Default, reasonable fees and expenses of all counsel to the Administrative Agent and counsel to any Lender, whether or not suit is brought) and disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against such Indemnified Person, with respect to or as a direct or indirect result of the violation by any Loan Party, any OpCo Entity, any JV Holdco or any Secured Joint Venture of any Environmental Law; or with respect to or as a direct or indirect result of any Loan Party’s, any OpCo Entity’s, any JV Holdco’s or any Secured Joint Venture’s use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence in connection with the Properties of a hazardous substance including, without limitation, (a) all damages of any such use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence, or (b) the costs of any reasonably required or necessary environmental investigation, monitoring, repair, cleanup or detoxification and the preparation and implementation of any closure, remedial or other plans (all the foregoing, collectively, the “Indemnified Environmental Liabilities”). The Loan Parties agree to indemnify and hold each Indemnified Person harmless as provided in this Section 13.06, WHETHER OF NOT THE INDEMNIFIED ENVIRONMENTAL LIABILITIES ARISE OUT OF OR AS A RESULT OF ANY INDEMNIFIED PERSON’S NEGLIGENCE IN WHOLE OR IN PART, INCLUDING, WITHOUT LIMITATION, THOSE INDEMNIFIED ENVIRONMENTAL LIABILITIES WHICH RESULT FROM THE SOLE, JOINT, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PERSON, OR ANY ONE OR MORE OF THEM, provided, that no Loan Party shall have any obligation hereunder to any Indemnified Person with respect to Indemnified Environmental Liabilities to the extent same arise from (i) such Indemnified Person’s gross negligence or willful misconduct, (ii) the material breach in bad faith by such Indemnified Person with respect to its obligations under the Loan Documents, or (iii) any dispute solely between or among Indemnified Persons (not arising as a result of any act or omission by a Loan Party or any of its Subsidiaries or Affiliates), other than claims against Royal Bank of Canada in its capacity as, or fulfilling its role as, the Administrative Agent, an Issuing Lender or as a Collateral Agent, in each case as determined by a final non-appealable judgment rendered by a court of competent jurisdiction; provided, however, no indemnity shall be afforded under this Section 13.06 in respect of any Property for

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any occurrence arising from a violation of Environmental Law or the presence of a hazardous substance first occurring at a Property after a Loan Party is no longer in possession or control of such Property. The provisions of and undertakings and indemnification set forth in this Section 13.06 shall survive (x) the satisfaction and payment of the Obligations and termination of this Agreement, and (y) the release of any Liens securing the Obligations or the extinguishment of such Liens by foreclosure or action in lieu thereof.

13.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent, each Issuing Lender and each Lender.

13.08 Assignments, Participations, etc.No Lender may transfer, pledge, assign, sell any participation in, or otherwise encumber its portion of the Obligations except as permitted by clauses (a), (b) or (c) below.

(a) Any Lender may (subject to the provisions of this section, in accordance with applicable law, in the ordinary course of its business, and at any time) sell to one or more Persons (other than a Defaulting Lender) (each a “Participant”) participating interests in its portion of the Obligations. The selling Lender remains a “Lender” under the Loan Documents, the Participant does not become a “Lender” under the Loan Documents, and the selling Lender’s obligations under the Loan Documents remain unchanged. The selling Lender remains solely responsible for the performance of its obligations and remains the holder of its share of the outstanding Obligations for all purposes under the Loan Documents. The Loan Parties and Administrative Agent shall continue to deal solely and directly with the selling Lender in connection with that Lender’s rights and obligations under the Loan Documents, and each Lender must retain the sole right and responsibility to enforce due obligations of the Loan Parties. Participants have no rights under the Loan Documents except certain voting rights as provided below. Subject to the following, each Lender may obtain (on behalf of its Participants) the benefits of Article III with respect to all participations in its part of the Obligations outstanding from time to time so long as no Loan Party is obligated to pay any amount in excess of the amount that would be due to that Lender under Article III calculated as though no participations have been made. No Lender may sell any participating interest under which the Participant has any rights to approve any amendment, modification, or waiver of any Loan Document except as to matters in Section 13.01, requiring the consent of each adversely affected Lender.

(b) Each Lender may make assignments to the Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that, such assigning Lender remains solely responsible for the performance of its obligations hereunder and the Federal Reserve Bank or such central bank shall have no rights under the Loan Documents.

(c) Each Lender may upon the written consent of Administrative Agent and each Issuing Lender (except where the assignment is to a Lender or an Affiliate of a Lender) and, if no Event of Default exists, with the consent of Borrower (except where the assignment is to a Lender or an Affiliate of a Lender) (in each case, which consent shall not be unreasonably withheld or delayed) assign to one or more assignees (other than (w) Sponsor, Borrower or any

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of their Subsidiaries or Affiliates, (x) a Defaulting Lender, (y) a natural Person or (z) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) (each an “Assignee”) all or any part of its rights and obligations under the Loan Documents so long as (i) the assignor Lender and Assignee execute and deliver to Administrative Agent an assignment and assumption agreement in substantially the form of Exhibit E (an “Assignment and Acceptance”) and pay to Administrative Agent a processing fee in the amount of $3,500, (ii) with respect to Loans, the Assignee acquires an identical percentage interest in the Commitment of the assignor Lender and an identical percentage of the interests in the outstanding Loans held by such assignor Lender, (iii) except in the case of an assignment to another Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, any partial assignment shall be in an amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (iv) the conditions (including, without limitation, minimum amounts of the Commitment that may be assigned or that must be retained) for that assignment set forth in the applicable Assignment and Acceptance are satisfied, and (v) such assignment (other than any assignment by a Lender to one or more of its Affiliates) shall be accompanied by a corresponding assignment by such Lender and/or one or more of its Affiliates, as the case may be, to such Assignee of its or their respective rights and obligations under the Sponsor Credit Agreement in the same proportion as the proportion of such Lender’s and its Affiliates’ aggregate Commitments and Loans being assigned under this Agreement. The “Effective Date” in each Assignment and Acceptance must (unless a shorter period is agreeable to Borrower and Administrative Agent) be at least five (5) Business Days after it is executed and delivered by the assignor Lender and Assignee to Administrative Agent and Borrower for acceptance. Once that Assignment and Acceptance is accepted by Administrative Agent and Borrower (and the Borrower shall be deemed to have consented to and accepted any such Assignment and Acceptance unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof), then, from and after the Effective Date stated in it (i) Assignee automatically becomes a party to this Agreement and, to the extent provided in that Assignment and Acceptance, has the rights and obligations of a Lender under the Loan Documents, (ii) the assignor Lender, to the extent provided in that Assignment and Acceptance, is released from its obligations to fund Borrowings under this Agreement and its reimbursement obligations under this Agreement and, in the case of an Assignment and Acceptance covering all of the remaining portion of the assignor Lender’s rights and obligations under the Loan Documents, that Lender ceases to be a party to the Loan Documents, (iii) if requested, Borrower shall execute and deliver to the assignor Lender and Assignee the appropriate Notes in accordance with this Agreement following the transfer, (iv) upon delivery of the Notes under clause (iii) preceding, the assignor Lender shall return to Borrower all Notes previously delivered to that Lender under this Agreement, and (v) Schedule 2.01 is automatically deemed to be amended to reflect the name, address, telecopy number, and Commitment of assignee and the remaining Commitment (if any) of the assignor Lender, and Administrative Agent shall prepare and circulate to the Loan Parties and the Lenders an amended Schedule 2.01 reflecting those changes.

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13.09 Interest.

(a) It is the intention of the parties hereto to comply with applicable usury laws; accordingly, notwithstanding any provision to the contrary in this Agreement, the Notes or in any of the other Loan Documents securing the payment hereof or otherwise relating hereto, in no event shall this Agreement, the Notes or such other Loan Documents require the payment or permit the payment, taking, reserving, receiving, collection, or charging of any sums constituting interest under applicable laws, if any, which exceed the maximum amount permitted by such laws. If any amount is called for, contracted for, charged, taken, reserved, or received in connection with the Loans evidenced by the Notes or in any of the Loan Documents securing the payment thereof or otherwise relating thereto, or in any communication by Administrative Agent or any Lender or any other Person to Borrower or any other Person, or in the event all or part of the principal or interest thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amounts contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under the Notes shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) neither Borrower nor any other Person now or hereafter liable for the payment and performance of the Obligations shall be obligated to pay such amount to the extent such amount is in excess of the maximum amount of interest permitted by applicable usury laws, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance of the Notes or, if the Notes have been or would be paid in full, refunded to Borrower, and (iv) the provisions of this Agreement, the Notes and the other Loan Documents securing the payment hereof and otherwise relating hereto, and any communication to Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of the interest contracted for, charged, taken, reserved, or received in connection with the Notes or this Agreement which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Loans, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, reserved, or received. The terms of this paragraph shall be deemed to be incorporated in every document and communication relating to the Notes, the Loans or any other Loan Document.

(b) Texas Finance Code, Chapter 346 (which regulates certain revolving loan accounts and revolving tri-party accounts) shall not apply to any Loans.

(c) To the extent that the interest rate laws of the State of Texas are applicable to the Loans, the applicable interest rate ceiling is the indicated (weekly) ceiling from time to time in affect under Texas Finance Code §303.002, as limited by Texas Finance Code §303.009.

13.10 Automatic Debits of Fees. With respect to any Commitment Fee, arrangement fee, Letter of Credit Fees or other fee, or any other reasonable cost or expense due and payable to Administrative Agent, any Issuing Lender, or any Lender, or any of their attorneys or other representatives under the Loan Documents, Borrower hereby irrevocably authorizes Administrative Agent, after giving reasonable prior notice to Borrower, to debit any deposit account of Borrower with Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

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13.11 Binding Agreement; Counterparts and Electronic Signatures. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns in accordance with Section 13.07 when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. The Loan Documents may be transmitted and/or signed by facsimile or other electronic transmission. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, all OpCo Entities, all JV Holdcos and all Secured Joint Ventures and Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.

13.12 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

13.13 No Third Parties Benefited. This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Loan Parties, OpCo Entities, JV Holdcos, Secured Joint Ventures, the Lenders, the Issuing Lenders, Collateral Agents, Administrative Agent and the Agent-Related Persons and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

13.14 Governing Law. This Agreement, the Notes, the Security Documents, and the other Loan Documents shall be governed by, construed and interpreted in accordance with, the laws of the State of Texas, except (i) to the extent that federal laws of the United States apply and (ii) that mortgages encumbering real property and fixtures of any OpCo Entity in the Commonwealth of Pennsylvania are governed by the laws of such Commonwealth.

13.15 Submission to Jurisdiction; WAIVER OF JURY TRIAL; Waiver of Consequential Damages. With respect to any and all disputes arising hereunder, or under the Notes, the Security Documents, the other Loan Documents, or any of the other instruments and documents executed in connection herewith or therewith, each of the Loan Parties, the Lenders, Issuing Lenders, Collateral Agents and Administrative Agent hereby irrevocably and unconditionally:

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(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement, any Notes and any document to which it is a party, or for recognition and enforcement of any judgment in respect of any thereof, to the non-exclusive general jurisdiction of the courts of the State of Texas sitting in Harris County, the courts of the United States for the Southern District of Texas, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form and mail), postage prepaid, to it at its address specified in Appendix I or Schedule 2.01, as applicable;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e) agrees that service upon it or its authorized agent shall, to the fullest extent permitted by law, constitute valid and effective personal service upon it, as the case may be, and that the failure of any such authorized agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon;

(f) waives, to the fullest extent permitted by applicable law, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any Loan Document;

(g) EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING

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CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 13.15 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT; and

(h) to the fullest extent permitted by applicable law, the Loan Parties, Administrative Agent, Collateral Agents, Issuing Lenders and each Lender hereby agree that they shall not assert, and hereby waive, any claim against each such other Person and such other Person’s respective Affiliates, directors, officers, employees, members, partners and agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or LC Obligation or the use of the proceeds thereof; provided that the foregoing shall not apply to any consequential damages payable to a third person (that is, a Person other than a Loan Party, Administrative Agent, Collateral Agent, Issuing Lender, or any Lender and each of the foregoing’s respective Affiliates, directors, officers, employees and agents) for which indemnification is sought under this Agreement.

13.16 Confidentiality. Administrative Agent, Collateral Agents and each of the Lenders agree to keep confidential (and to cause their respective Affiliates, officers, directors, employees, agents and representatives to keep confidential) all non-public information, materials and documents relating to Borrower or any of its Subsidiaries furnished, revealed or disclosed to it by Borrower, any of its Subsidiaries or any of their respective representatives in connection with this Agreement, any other Loan Document or any Loan or Letter of Credit (the “Information”), including, but not limited to geological, geophysical, land, leasing, engineering, production, marketing and/or financial information. Notwithstanding the foregoing, Administrative Agent, Collateral Agents and the Lenders will be permitted to disclose Information (i) to the extent required by applicable laws, rules, orders and regulations or by any subpoena or similar legal process, (ii) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over the Administrative Agent, any Collateral Agent, any Issuing Lender or any Lender, as applicable, or its Affiliates, in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority, to the extent practicable and not prohibited by applicable Requirements of Law, promptly notify the Borrower in advance of such disclosure, (iii) to the Federal Reserve Bank or any other central bank to whom any Loan has been assigned pursuant to Section 13.08(b), (iv) to any other party to this Agreement, (v) to the extent such Information becomes publicly available other than as a result of a breach of this Agreement or any agreement entered into pursuant to clause (vi) below, (vi) to any Assignee or Participant (or prospective Assignee or Participant)(other than an Assignee described in clause (iii) above) so long as such Assignee or Participant (or prospective Assignee or Participant) first specifically agrees in a

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writing furnished to and for the benefit of Borrower to be bound by the terms of this Section 13.16, (vii) to the extent that Borrower shall have consented in writing to such disclosure, (viii) to any Affiliate of a Lender including an Affiliate that is a party to a Lender Hedging Agreement, (ix) to any market data collector, rating agency and the CUSIP Service Bureau, or (x) in any suit, action or proceeding where reasonably necessary or desirable for the purpose of defending itself, reducing its liability, protecting or exercising any of its claims, rights, remedies or interests under or in connection with any Loan or Loan Documents or any Collateral, or doing any of the foregoing for or on behalf of its Affiliates, officers, employees, agents or representatives.

13.17 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties, each OpCo Entity, each JV Holdco and each Secured Joint Venture that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and such other Persons, which information includes the name and address of the Borrower and such other Persons and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and such other Persons in accordance with the Act.

13.18 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Loan Parties, OpCo Entities, JV Holdcos, Secured Joint Ventures, the Lenders, Issuing Lenders, Collateral Agents and Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

13.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party, OpCo Entity, JV Holdco or Secured Joint Venture or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, the Arranger or any Lender has any obligation to any Loan Party, OpCo Entity, JV Holdco or Secured Joint Venture or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties, OpCo Entities, JV Holdcos or Secured Joint Ventures and their respective Affiliates, and

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none of the Administrative Agent, the Arranger or any Lender has any obligation to disclose any of such interests to any such Person or any of such Person’s respective Affiliates. To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, Collateral Agents, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

13.20 Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and Issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent, any Collateral Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan or Letter of Credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitment has not expired or terminated.

13.21 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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13.22 NO ORAL AGREEMENTS.

THIS WRITTEN LOAN AGREEMENT, TOGETHER WITH THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:
HOWARD MIDSTREAM OPERATING, LLC, a Delaware limited liability company
By:
Name:
Title:
GUARANTOR:
HOWARD MIDSTREAM PARTNERS, LP, a Delaware master limited partnership
By:
Name:
Title:

Signature Page 1

MLP Credit Agreement

ADMINISTRATIVE AGENT AND
COLLATERAL AGENT:

ROYAL BANK OF CANADA

By:
Name:
Title:

Signature Page 2

MLP Credit Agreement

THE LENDERS:

ROYAL BANK OF CANADA, as Lender and Issuing Lender

By:
Name:
Title:

Signature Page 3

MLP Credit Agreement

SUNTRUST BANK, as Lender and Issuing Lender

By:
Name:
Title:

Signature Page 4

MLP Credit Agreement

BARCLAYS BANK PLC

By:
Name:
Title:

Signature Page 5

MLP Credit Agreement

CAPITAL ONE NATIONAL ASSOCIATION

By:
Name:
Title:

Signature Page 6

MLP Credit Agreement

CITIBANK, N.A.

By:
Name:
Title:

Signature Page 7

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ING CAPITAL LLC

By:
Name:
Title:

Signature Page 8

MLP Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:
Name:
Title:

By:
Name:
Title:

Signature Page 9

MLP Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Signature Page 10

MLP Credit Agreement

WHITNEY BANK

By:
Name:
Title:

Signature Page 11

MLP Credit Agreement

BANK OF AMERICA, N.A.

By:
Name:
Title:

By:
Name:
Title:

Signature Page 12

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CADENCE BANK, N.A.

By:
Name:
Title:

Signature Page 13

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IBERIABANK

By:
Name:
Title:

Signature Page 14

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ZB, N.A. dba AMEGY BANK

By:
Name:
Title:

Signature Page 15

MLP Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION

By:
Name:
Title:

Signature Page 16

MLP Credit Agreement

FIRST TENNESSEE BANK, N.A.

By:
Name:
Title:

Signature Page 17

MLP Credit Agreement